UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LOUISIANA BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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July 28, 2015

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholder:

On June 18, 2015, Louisiana Bancorp, Inc. (“Louisiana Bancorp”) and Home Bancorp, Inc., a Louisiana corporation headquartered in Lafayette, Louisiana (“Home Bancorp”), announced a business combination pursuant to which Louisiana Bancorp will be acquired by Home Bancorp. The combined company, which will retain the Home Bancorp name, will have approximately $1.5 billion in assets and operate 30 branches in southern Louisiana and Mississippi.

We are sending you this proxy statement to cordially invite you to attend a Special Meeting of Shareholders of Louisiana Bancorp, Inc. The special meeting will be held beginning at 4:00 p.m., local time, on Friday, August 28, 2015 at our main office located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005. At the special meeting, you will be asked to consider and vote upon the following proposals:

•	a proposal to approve and adopt an agreement and plan of merger pursuant to which Louisiana Bancorp will be acquired by Home Bancorp;

•	a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp that is based on or otherwise relates to the merger;

•	a proposal to approve the adjournment of the special meeting, if necessary or appropriate, in the event that there are not sufficient votes at the time of the special meeting to approve the agreement and plan of merger; and

•	any other business properly presented at the special meeting or any adjournment thereof.

If the agreement and plan of merger is approved and the merger is subsequently completed, each outstanding share of common stock, $0.01 par value per share, of Louisiana Bancorp (other than certain shares held by Louisiana Bancorp, Home Bancorp or their respective subsidiaries) will be converted into the right to receive $24.25 in cash, without interest.

Your exchange of shares of Louisiana Bancorp common stock for cash generally will cause you to recognize gain or loss for federal, and possibly state, local and foreign, income tax purposes. You should consult your personal tax advisor for a full understanding of the tax consequences of the merger to you.

Approval of the agreement and plan of merger requires the affirmative vote of a majority of the outstanding shares of Louisiana Bancorp common stock, while approval of each of the advisory (nonbinding) vote on the compensation that may be paid or become payable to certain executive officers of Louisiana Bancorp that is based on or otherwise relates to the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger, requires the affirmative vote of a majority of the votes cast, assuming that a quorum is present.

Based on the reasons for the merger described in the accompanying proxy statement, including the fairness opinion issued by our financial advisor, Sandler O’Neill & Partners, L.P., our board of directors has unanimously determined that the agreement and plan of merger and the merger are advisable and in the best interests of Louisiana Bancorp shareholders. Accordingly, our board of directors unanimously recommends that you vote “FOR” approval and adoption of the merger agreement.

The special meeting, the merger, the merger agreement and related matters are discussed in detail in the accompanying proxy statement. We urge you to read this entire document carefully, including the attached merger agreement. It is very important that your shares be voted at the special meeting, regardless of whether you plan to attend the meeting in person. To ensure that your shares are represented on this very important matter, please take the time to vote by either completing and mailing the enclosed proxy card or voting your shares via a toll-free telephone number or on the internet. The accompanying proxy card has instructions on how to vote by mail, by telephone or on the internet.

We are gratified by our shareholders’ continued interest in Louisiana Bancorp. Thank you for your cooperation in these matters.

Sincerely,

Lawrence J. LeBon, III

Chairman of the Board, President and

Chief Executive Officer

This proxy statement is dated July 28, 2015, and it is first being mailed to Louisiana Bancorp shareholders, along with the enclosed form of proxy card, on or about July 28, 2015.

LOUISIANA BANCORP, INC.

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

to be held on August 28, 2015

Notice is hereby given that a Special Meeting of Shareholders of Louisiana Bancorp, Inc. (“Louisiana Bancorp”) will be held beginning at 4:00 p.m., local time, on Friday, August 28, 2015 at our main office located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005. The special meeting has been called for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of June 18, 2015 between Louisiana Bancorp and Home Bancorp, Inc. (“Home Bancorp”), pursuant to which, among other things, (i) HB II Acquisition Corp., an entity to be incorporated as a Louisiana corporation and wholly-owned subsidiary of Home Bancorp, will merge with and into Louisiana Bancorp and, immediately thereafter, Louisiana Bancorp will merge with and into Home Bancorp, and (ii) upon the merger of HB II Acquisition Corp. with and into Louisiana Bancorp, each outstanding share of common stock, $0.01 par value per share, of Louisiana Bancorp (other than certain shares held by Louisiana Bancorp, Home Bancorp or their respective subsidiaries) will be converted into the right to receive $24.25 in cash, without interest;

2.	To consider and vote upon a proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp that is based on or otherwise relates to the merger;

3.	To consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the agreement and plan of merger; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

We have fixed the close of business on July 23, 2015 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of Louisiana Bancorp common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

We have concluded that Louisiana Bancorp shareholders are not entitled to assert appraisal rights under Louisiana law.

Our board of directors has determined that the Agreement and Plan of Merger is advisable and in the best interests of the shareholders of Louisiana Bancorp and unanimously recommends that shareholders vote “FOR” approval and adoption of the Agreement and Plan of Merger, “FOR” the proposal to approve, in an advisory (nonbinding) vote, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting, if necessary.

By Order of the Board of Directors

Lawrence J. LeBon, III

Chairman of the Board, President and

Chief Executive Officer

Metairie, Louisiana

July 28, 2015

IMPORTANT

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the special meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If you prefer, you may vote your shares via a toll-free telephone number or on the internet. Instructions for telephone and internet voting are set forth on the enclosed proxy card. If you are a shareholder of record and for any reason you desire to revoke your proxy, you may do so at any time before it is voted at the special meeting in the manner described in the accompanying proxy statement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of Louisiana Bancorp’s management of future economic circumstances, industry conditions, company performance and financial results. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond our control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the proposed merger are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the following:

•	the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•	the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions;

•	the anticipated benefits from the proposed transaction are not realized in the timeframe anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets;

•	the ability to promptly and effectively integrate the businesses of the companies;

•	the reaction of the companies’ customers to the transaction;

•	diversion of management time on merger-related issues;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings; and

•	competitive conditions.

Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this proxy statement as anticipated, believed, estimated, expected or intended. Louisiana Bancorp disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about the special meeting of shareholders of Louisiana Bancorp, Inc. and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should still carefully read this entire proxy statement, including the annexes hereto.

Throughout this document, “Louisiana Bancorp,” “we,” “our” and “us” refer to Louisiana Bancorp, Inc., “Bank of New Orleans” refers to our wholly-owned savings bank subsidiary of the same name, “Home Bancorp” refers to Home Bancorp, Inc., “Home Bank” refers to the wholly-owned national bank subsidiary of Home Bancorp of the same name and “Interim” refers to HB II Acquisition Corp., the corporation to be formed as a subsidiary of Home Bancorp and which will be merged with and into Louisiana Bancorp. Also, we refer to the merger between Interim and Louisiana Bancorp as the “merger,” the merger between Bank of New Orleans and Home Bank as the “bank merger” and the Agreement and Plan of Merger dated as of June 18, 2015 between Louisiana Bancorp, Inc. and Home Bancorp, Inc. as the “merger agreement.”

The Special Meeting

Q:	Why am I receiving this proxy statement?

A:	Louisiana Bancorp and Home Bancorp have agreed to the acquisition of Louisiana Bancorp by Home Bancorp under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, Louisiana Bancorp’s shareholders must vote to approve and adopt the merger agreement. We are holding the special meeting of shareholders, which we refer to as the “special meeting,” to obtain this approval.

This proxy statement contains important information about the merger, the merger agreement, the special meeting and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of Louisiana Bancorp common stock without attending the special meeting in person.

Q:	Who is soliciting my proxy?

A:	Louisiana Bancorp’s board of directors is soliciting your proxy.

Q:	When and where is the special meeting?

A:	The special meeting will be held at our main office located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005, on Friday, August 28, 2015, at 4:00, p.m., local time.

Q:	What am I being asked to vote upon at the special meeting?

A:	You are being asked to vote on the approval and adoption of the merger agreement that Louisiana Bancorp has entered into with Home Bancorp, which provides for the merger of Interim with and into Louisiana Bancorp and, immediately thereafter, the merger of Louisiana Bancorp with and into Home Bancorp, with Home Bancorp as the surviving corporation, which we refer to as the “merger proposal.”

We also are asking you to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp that is based on or otherwise relates to the merger, which we refer to as the “merger-related compensation proposal.” Finally, we are asking you to authorize the named proxies to approve one or more adjournments of the special meeting, if necessary or appropriate, in order to solicit additional proxies in favor of approval of the merger agreement in the event that there are not sufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the “adjournment proposal.”

Q:	What will happen if Louisiana Bancorp shareholders do not approve the merger-related compensation proposal at the special meeting?

A:

Approval of the merger-related compensation proposal is not a condition to completion of the merger. The vote on this proposal is an advisory vote and will not be binding on Louisiana Bancorp (or the combined company that results from the merger) regardless of whether the merger agreement is approved. Accordingly, because Louisiana Bancorp is contractually obligated to pay the compensation if the merger agreement is approved and the merger is consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record of Louisiana Bancorp common stock as of the close of business on July 23, 2015 are entitled to vote at the special meeting. On that date, 2,902,548 shares of Louisiana Bancorp common stock were issued and outstanding. For each share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the special meeting.

Q:	How do I vote?

A:	You can vote either in person at the special meeting (if you, rather than your bank, broker or other nominee, are the record holder of your shares of Louisiana Bancorp common stock) or by proxy, whether or not you attend the special meeting. You can vote your shares by proxy either by mail, via a toll-free telephone number or on the internet. To vote your proxy by mail, indicate on your proxy card how you want to vote, sign and date your proxy card, and mail it in the enclosed, postage-paid envelope. The proxy card has instructions for voting by telephone or on the internet. Whatever method you use to vote, please do so as soon as possible so that your shares will be represented at the special meeting.

Q:	Can I attend the Louisiana Bancorp special meeting and vote my shares in person?

A:	Yes. All holders of Louisiana Bancorp common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Louisiana Bancorp common stock as of the record date can vote in person at the special meeting. If you choose to vote in person and are a holder of record of Louisiana Bancorp common stock or hold shares in Louisiana Bancorp’s employee stock ownership plan, you should bring the enclosed proxy card and proof of identity. If you hold your shares in street name, you must obtain a legal proxy as discussed in the question immediately below. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting, which will be printed on the meeting agenda.

However, even if you plan to attend the special meeting, we urge you to vote by telephone, internet or mail as described above to ensure that your shares will be voted at the special meeting if you later decide not to attend the special meeting.

Q:	If my shares are held in “street name” by a bank or my broker, will the bank or my broker vote my shares for me?

A:	Not without instructions from you. Shareholders who hold their shares of Louisiana Bancorp common stock in “street name,” meaning in the name of a bank, broker, nominee or other person who is the record holder, must either direct the record holder of their shares of Louisiana Bancorp common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. If you do not direct the record holder of your shares of Louisiana Bancorp common stock how to vote your shares or obtain a legal proxy from the record holder, your shares will not be voted, which will have the effects described in the question immediately below.

Q.	What if I abstain from voting or fail to instruct my broker or other street name holder?

A:	If you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, the abstention or broker non-vote will be counted toward a quorum at the special meeting. However, because approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Louisiana Bancorp common stock, an abstention or failure to vote your shares will have the same effect as a vote against the merger proposal. An abstention or failure to vote your shares will have no effect on the vote to approve the merger-related compensation proposal or the adjournment proposal, since each of these proposals requires the approval of a majority of only the votes cast at the special meeting.

Q:	How do I vote shares of Louisiana Bancorp common stock allocated to me in the employee stock ownership plan or the 401(k) plan?

A:	If on the record date of the special meeting, Louisiana Bancorp common stock is allocated to your accounts in the employee stock ownership plan maintained by Louisiana Bancorp or the 401(k) plan maintained by the Bank of New Orleans, you are entitled to provide voting instructions to the trustee of each plan, who will cast your votes at the special meeting. If you do not provide timely instructions, neither your shares in the employee stock ownership plan nor your shares in the 401(k) plan will be voted. The voting instruction card you receive with respect to the Louisiana Bancorp common stock allocated to your accounts will contain instructions on how to vote such shares.

Q:	What should I do now?

A:	After carefully reading and considering the information contained in this proxy statement (including the annexes), please vote your shares by indicating on your proxy card how you want your shares to be voted with respect to the merger proposal, the merger-related compensation proposal and the adjournment proposal. When complete, please sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone or through the internet.

Do not enclose or return your stock certificate(s) with your proxy card.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting. Your proxy card must be received prior to the special meeting on August 28, 2015 in order to be counted.

Q:	How will my proxy be voted if I do not specify in my proxy how to vote my shares?

A:	If you sign the proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	May I revoke my proxy?

A:	Yes. You may revoke your proxy at any time before your proxy is voted at the special meeting in any of the following ways:

•	first, you can send a written notice stating that you want to revoke your proxy;

•	second, you can complete and submit a new proxy card bearing a later date;

•	third, you can attend the special meeting and vote in person, if you are the record owner of your shares of Louisiana Bancorp common stock or if you obtain and bring a legal proxy in your name from your bank, broker or other holder of record and, in each case, you bring proof of identity; or

•	fourth, if you hold your shares through Louisiana Bancorp’s employee stock ownership plan or Bank of New Orleans’s 401(k) plan, you can revoke your voting instructions, or change your instructions, by contacting each plan’s respective trustee at least two business days before the date of the special meeting.

If you choose to revoke your proxy in writing, you must submit your notice of revocation to: Louisiana Bancorp, Inc., 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005, Attention: Corporate Secretary. If you have voted your shares through the internet, you may revoke your prior internet vote by recording a different vote using internet voting or by signing and returning a proxy card dated as of a date that is later than your last internet vote. If you voted your shares through a telephone call, you may revoke your prior telephone vote by calling the toll-free number listed on the proxy card and recording a different vote or by signing and returning a proxy card dated as of a date that is later than your last telephone vote.

If your shares are held in the name of a broker, bank or other nominee, you should contact such person to change your vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute a revocation of a previously given proxy.

The Merger

Q:	What will happen in the merger?

A:	Upon consummation of the merger, Interim will merge with and into Louisiana Bancorp, and Louisiana Bancorp will then merge with and into Home Bancorp, with Home Bancorp being the surviving corporation. As a result, Louisiana Bancorp’s separate corporate existence will cease upon consummation of the transactions contemplated by the merger agreement. In addition, Bank of New Orleans will merge with and into Home Bank, with Home Bank being the surviving institution.

Q:	What will I receive in the merger?

A:	In the merger, all of your shares of Louisiana Bancorp common stock will be converted into the right to receive $24.25 in cash, without interest and less any applicable withholding taxes. This is referred to in the proxy statement as the “merger consideration.”

Q:	What vote is required to approve the merger agreement?

A:	Approval of the merger proposal requires the affirmative vote of holders of a majority of our outstanding shares of common stock. We urge you to complete, sign, date, and return the enclosed proxy card or vote by telephone or on the internet to ensure the representation of your shares at the special meeting. If you abstain or fail to vote your shares, it will have the effect of a vote against the merger proposal.

The directors and executive officers of Louisiana Bancorp, in their capacity as shareholders of Louisiana Bancorp, have agreed to vote an aggregate of 690,083 shares of Louisiana Bancorp common stock (representing approximately 23.8% of our outstanding shares as of the record date) in favor of the merger proposal.

Q:	If the merger is consummated, when can I expect to receive the merger consideration for my shares of common stock?

A:	After the merger is consummated, you will receive detailed instructions from Computershare, Inc. (or such other entity as Home Bancorp appoints as the exchange agent) regarding the surrender of your stock certificates in exchange for the merger consideration. You should not send your stock certificates to us or anyone else until you receive these instructions. The exchange agent will arrange for the payment of the merger consideration to be sent to you promptly following receipt of your stock certificates and other documents required by the exchange agent. A holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable by the exchange agent.

Q:	What does Louisiana Bancorp’s board of directors recommend?

A:	Our board believes that the merger and the merger agreement are advisable and in the best interest of our shareholders and unanimously recommends that Louisiana Bancorp shareholders approve the merger proposal. To review our board’s reasons for recommending the merger, see the section entitled “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 22 of this proxy statement.

Q:	What are the tax consequences of the merger to me?

A:

Your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). To review the tax consequences to you in greater detail, see the section entitled “The Merger—Material Federal Income Tax Consequences” beginning on page 40 of this proxy statement. Your tax consequences will depend on your personal situation. You should consult your personal tax advisors for a full understanding of the tax consequences of the merger to you. The receipt of merger consideration for shares allocated to you in the 401(k) plan or the employee stock ownership plan is not a taxable transaction, although a later distribution from either plan may be a taxable event, even if it consists of the merger consideration.

Q:	When do you expect the merger to be consummated?

A:	We are working towards consummating the merger as quickly as possible. We currently expect to consummate the merger during the fourth quarter of 2015. We cannot, however, require Home Bancorp to consummate the merger until all of the conditions to the merger described in the merger agreement are satisfied or waived, including the approval of the merger proposal by our shareholders. The merger also requires regulatory approvals, including the approval of the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act and the approval by the Board of Governors of the Federal Reserve System (referred to as the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended. We cannot assure you as to when or if all of the conditions to the merger will be met, and it is possible the parties will not complete the merger. For a further summary of the conditions of the merger, please see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 50 of this proxy statement.

Q:	What will happen to my shares of common stock in Louisiana Bancorp after the merger?

A:	From and after the effective time of the merger, your shares of Louisiana Bancorp common stock will represent solely the right to receive the merger consideration. Trading in our common stock on the NASDAQ Global Market will cease. Price quotations for our common stock will no longer be available, and we will cease filing periodic reports under the Securities Exchange Act of 1934, as amended (which we refer to herein as the “Exchange Act”).

Q:	What happens if I sell my shares before the special meeting?

A:	The record date for the special meeting is earlier than the expected effective time of the merger. If you held your shares of common stock on the record date but have transferred those shares after the record date and before the merger, you may retain your right to vote at the special meeting but not the right to receive the merger consideration. This right to receive the merger consideration will pass to the person who owns the shares of Louisiana Bancorp common stock as of the effective time of the merger.

Q:	Should I send in my Louisiana Bancorp stock certificates now?

A:	No. After the merger is consummated, the exchange agent will send you written instructions for exchanging your Louisiana Bancorp stock certificates. You must return your Louisiana Bancorp stock certificates as described in the instructions. You will receive your cash payment promptly after the exchange agent receives your Louisiana Bancorp stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR STOCK CERTIFICATES NOW.

Q:	What should I do if I hold my shares of Louisiana Bancorp common stock in book-entry form?

A:	You are not required to take any specific actions if you hold your shares of Louisiana Bancorp common stock in book-entry form. After the completion of the merger, shares held in book-entry form will automatically be exchanged for the cash merger consideration.

Q:	Whom can I contact if I cannot locate my Louisiana Bancorp stock certificate(s)?

A:	If you are unable to locate your original Louisiana Bancorp stock certificate(s), you should contact our Chief Financial Officer, Mr. John P. LeBlanc, at (504) 834-1190.

Q	If I hold Louisiana Bancorp common stock through the 401(k) plan maintained by Louisiana Bancorp, can I sell these shares?

A:	Yes. You can sell any shares of Louisiana Bancorp common stock allocated to your plan account before the effective time of the merger, subject to any limitations imposed under the 401(k) plan. Louisiana Bancorp common stock must be allocated to your plan account at the effective time of the merger to receive the merger consideration.

Q:	How do I receive the merger consideration if I hold my Louisiana Bancorp common stock in the employee stock ownership plan or 401(k) plan maintained by Louisiana Bancorp?

A:	All shares of Louisiana Bancorp common stock held in your accounts under the employee stock ownership plan and the 401(k) plan will be converted into the right to receive the merger consideration at the effective time of the merger. You do not have to take any action; the trustee of each plan will exchange Louisiana Bancorp common stock for the cash merger consideration.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Louisiana Bancorp, Inc.

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Attention: Mr. John P. LeBlanc

Phone: (504) 834-1190

SUMMARY

This summary highlights material information from this proxy statement. It may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, a copy of which is included as Annex A to this document, and the other documents to which we have referred you. You may obtain copies of our publicly-filed reports and other information from the sources listed under the section “Where You Can Find More Information” on page 56 of this proxy statement. All descriptions in this summary and elsewhere in this document of the terms and conditions of the merger are qualified by reference to the merger agreement. Page references are included in this summary to direct you to a more complete description of the topics.

The Parties (page 18)

Louisiana Bancorp

Louisiana Bancorp is a Louisiana corporation that became the holding company for Bank of New Orleans in July 2007 upon Bank of New Orleans’s mutual to stock conversion. Bank of New Orleans is a federally chartered savings bank which was originally organized in 1909 and is headquartered in Metairie, Louisiana. Bank of New Orleans currently operates out of its headquarters and three traditional bank branches located in the Greater New Orleans, Louisiana area. As of March 31, 2015, Louisiana Bancorp had assets of $331 million, $275 million in loans and $201 million in deposits.

Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank in October 2008 upon Home Bank’s mutual to stock conversion. In order to complete the merger, Home Bancorp will organize Interim, which will be a wholly owned subsidiary of Home Bancorp.

Founded in 1908, Home Bank, N.A. is a community and customer oriented national bank organized under the laws of the United States. Home Bank is headquartered in Lafayette, Louisiana, and conducts business through 27 full-service banking locations and one loan production office in the greater Lafayette, Baton Rouge, greater New Orleans and Northshore (of Lake Pontchartrain) regions of south Louisiana and the Natchez and Vicksburg regions of west Mississippi. As of March 31, 2015, Home Bancorp had total assets of $1.2 billion, deposits of $1.0 billion and shareholders’ equity of $156.8 million.

The Merger (page 18)

Home Bancorp and Louisiana Bancorp have entered into a merger agreement which provides that Louisiana Bancorp will be acquired by Home Bancorp by virtue of a two-step transaction consisting of an initial merger of Interim with and into Louisiana Bancorp, with Louisiana Bancorp surviving the initial merger, followed thereafter by the merger of Louisiana Bancorp with and into Home Bancorp, with Home Bancorp the surviving corporation. Immediately after the merger, Bank of New Orleans will be merged with and into Home Bank, with Home Bank the surviving institution.

Consideration To Be Received By Louisiana Bancorp Shareholders; Treatment of Louisiana Bancorp Stock Options and Recognition and Retention Plan Awards (page 43)

Under the terms of the merger agreement, if the acquisition of Louisiana Bancorp by Home Bancorp is completed, you will have the right to receive $24.25 in cash, without interest, for each share of Louisiana Bancorp common stock that you own as of the effective time of the merger. You will need to surrender your Louisiana Bancorp stock certificates to receive the merger consideration, but you should not send us any certificates now. If the merger is completed, an exchange agent will send you detailed instructions on how to exchange your shares.

Immediately prior to the effective time of the merger, each unvested share of restricted stock awarded under our Recognition and Retention Plan and each unvested stock option granted under our 2007 Stock Option Plan will automatically vest in full. All restrictions otherwise applicable to shares of restricted stock will lapse, and each such share of restricted stock will be converted to the right to receive the merger consideration, less applicable withholding taxes. All stock options that are outstanding and unexercised at the effective time of the merger will be cancelled and in lieu thereof the holders of such options will be entitled to receive a cash payment equal to (1) the total number of shares subject to such options multiplied by (2) the excess, if any, of the per share merger consideration over the per share exercise price of each option, less applicable tax withholdings.

Our Board of Directors Unanimously Recommends that Louisiana Bancorp Shareholders Vote “FOR” the Merger Proposal (page 22)

Louisiana Bancorp’s board of directors believes that the merger agreement and the merger are in the best interests of Louisiana Bancorp and its shareholders and has unanimously approved the merger agreement and the merger. Accordingly, our board of directors unanimously recommends that you vote “FOR” the merger proposal. In reaching its decision, the board of directors considered a number of factors, which are described in more detail in “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 22. The board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but rather conducted an overall analysis of these factors. Individual members of the board may have given different weights to different factors.

We Have Received an Opinion From Our Financial Advisor That the Cash Merger Consideration Is Fair To Our Shareholders from a Financial Point of View (page 25)

In connection with the merger, Louisiana Bancorp’s financial advisor, Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, delivered a written opinion, dated June 18, 2015, to the Louisiana Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Louisiana Bancorp common stock of the merger consideration. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill in preparing the opinion, is attached to this document as Annex B.

The opinion was for the information of, and was directed to, the Louisiana Bancorp board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Louisiana Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Louisiana Bancorp board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Louisiana Bancorp common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

Certain Directors and Officers of Louisiana Bancorp Have Financial Interests in the Merger Which Differ From Your Interests as a Louisiana Bancorp Shareholder (page 34)

When considering the information contained in this proxy statement, including the recommendation of the board of directors that you vote to approve the merger proposal, you should be aware that Louisiana Bancorp’s executive officers and members of the board of directors may have interests in the merger that are different from, or in addition to, those of Louisiana Bancorp shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted and approved by our shareholders. These interests include the following:

•	Payments of the change-in-control severance amounts provided by the existing employment agreements between Louisiana Bancorp and Bank of New Orleans and our Chairman, President and Chief Executive Officer, Lawrence J. LeBon, III, and our Executive Vice President and Chief Financial Officer, John P. LeBlanc, and the existing employment agreement between Bank of New Orleans and our Senior Vice President, Mortgage Lending, C. Holly Callia;

•	The vesting of all unvested recognition and retention plan awards and stock options under Louisiana Bancorp’s 2007 Recognition and Retention Plan and Trust Agreement, which we refer to as the “Recognition and Retention Plan,” and its 2007 Stock Option Plan, respectively, in connection with the merger;

•	Accelerated vesting of the supplemental retirement benefits of Messrs. LeBon and LeBlanc under their respective supplemental executive retirement agreements with Bank of New Orleans;

•	The termination of the Louisiana Bancorp Employee Stock Ownership Plan, which will result in a portion of the cash merger consideration received with respect to the unallocated shares of our common stock held by such plan being allocated to all participants in the plan on a pro rata basis;

•	Home Bancorp’s agreement to indemnify our directors and executive officers and to maintain directors’ and officers’ liability insurance for such persons for a period of six years following the merger; and

•	Home Bancorp’s agreement to provide a retention bonus pool for selected employees of Louisiana Bancorp and Bank of New Orleans in order to assist in the retention of employees through and after the merger date.

Louisiana Bancorp Shareholders Do Not Have Appraisal Rights (page 42)

Appraisal rights are statutory rights that, if applicable under law, enable a shareholder of a Louisiana corporation to avoid the effects of a proposed corporate action, such as the merger described in this proxy statement, by selling the shareholder’s shares to the corporation at their fair value, paid in cash. Under the Louisiana Business Corporation Act, or LBCA, however, a shareholder of a Louisiana corporation does not have appraisal rights in connection with a merger or other extraordinary transaction if the corporation’s outstanding stock is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended. A “covered security” includes, among other things, a security listed on The NASDAQ Stock Market LLC. Since shares of Louisiana Bancorp common stock are currently listed on The NASDAQ Stock Market LLC, Louisiana Bancorp shareholders are not entitled to appraisal rights in connection with the merger.

The Special Meeting (page 13)

The special meeting will be held at 4:00 p.m., local time, on Friday, August 28, 2015, at our main office located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005. At the special meeting, you will be asked to vote on:

•	the merger proposal;

•	the merger-related compensation proposal;

•	the adjournment proposal; and

•	any other business to properly come before the special meeting or any adjournment or postponement thereof.

Record Date. Only holders of record of Louisiana Bancorp common stock as of the close of business on July 23, 2015 will be entitled to vote at the special meeting. On that date, there were 2,902,548 shares of Louisiana Bancorp common stock outstanding. Each share of Louisiana Bancorp common stock is entitled to one vote on each proposal.

Required Vote. Approval of the merger proposal requires the affirmative vote of holders of a majority of our outstanding shares of common stock, while approval of the merger-related compensation proposal and the adjournment proposal in each case requires the affirmative vote of a majority of the votes cast, assuming a quorum is present. Because a majority of all of our outstanding shares of common stock must vote to approve the merger proposal, your failure to vote, an abstention or a broker non-vote with respect to the merger proposal will have the effect of a vote against the merger proposal. Your failure to vote, an abstention or a broker non-vote with respect to either the merger-related compensation proposal or the adjournment proposal will have no effect on the approval of either of the proposals, assuming a quorum is present.

The directors and executive officers of Louisiana Bancorp have entered into agreements with Home Bancorp pursuant to which they have agreed, in their capacity as Louisiana Bancorp shareholders, to vote all of their shares in favor of the merger proposal. As of the record date, these directors, executive officers and their affiliates had the right to vote approximately 690,083 shares of Louisiana Bancorp common stock, or approximately 23.8% of the outstanding Louisiana Bancorp shares entitled to be voted at the special meeting. We expect these individuals to vote their Louisiana Bancorp common stock in favor of the merger proposal in accordance with those agreements.

Home Bancorp and Louisiana Bancorp Must Meet Several Conditions to Complete the Merger and the Bank Merger (page 50)

Currently, Louisiana Bancorp and Home Bancorp expect to complete the merger during the fourth quarter of 2015. As more fully described in this proxy statement and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, our shareholders’ approval of the merger agreement and the receipt of all required regulatory approvals (including approval by the Federal Reserve and the OCC (as discussed immediately below)). We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Parties Need to Obtain Various Regulatory Approvals In Order to Complete the Merger (page 39)

Louisiana Bancorp and Home Bancorp have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger and the other transactions contemplated by the merger agreement. The required regulatory approvals include approval from the OCC under the Bank Merger Act and an approval from the Federal Reserve under the Bank Holding Company Act of 1956, as amended. In addition, the U.S. Department of Justice may provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval by a federal banking agency to challenge the approval on antitrust grounds. Home Bancorp has filed all necessary applications and notices with applicable regulatory authorities. Although neither Home Bancorp nor Louisiana Bancorp know of any reason why we cannot obtain the required regulatory approvals, we cannot predict whether or when all required regulatory approvals and consents will be obtained.

The Merger Agreement May Be Terminated By the Parties (page 51)

Louisiana Bancorp and Home Bancorp may mutually agree to terminate the merger agreement before completing the merger, even after our shareholders have approved the merger, as long as the termination is approved by our and Home Bancorp’s boards of directors.

The merger agreement may also be terminated by either party in the following circumstances:

•	if the merger has not been completed by February 15, 2016, unless the failure to complete the merger by that date is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement;

•	if our shareholders do not approve the merger agreement;

•	if there has been a final, non-appealable judgment, order or other action enjoining the completion of the merger and the other transactions contemplated by the merger agreement;

•	if any required regulatory approval for the completion of the transactions contemplated by the merger agreement is denied, unless the cause of such denial is due to the failure by the party seeking the termination of the merger agreement to perform its obligations under the merger agreement; or

•	if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement which breach would result in the failure of the conditions precedent to the merger, and which breach has not been cured upon the earlier of 30 days of written notice of the breach or February 15, 2016.

In addition, Home Bancorp may terminate the merger agreement if either (1) prior to the shareholders of Louisiana Bancorp approving the merger agreement, Louisiana Bancorp or our board of directors, (a) effects a “Company Adverse Recommendation Change” or approves, adopts or recommends any “Company Acquisition Proposal” (each as defined in the merger agreement and explained later in this proxy statement), (b) fails to recommend the merger and approval of the merger agreement by our shareholders, (c) materially breaches the no solicitation provisions of the merger agreement or (d) fails to duly call and convene a meeting of Louisiana Bancorp’s shareholders to consider the merger agreement, or (2) Louisiana Bancorp or our board of directors either recommends to Louisiana Bancorp shareholders that they tender their shares in any tender offer or exchange offer for 20% or more of the outstanding shares of Louisiana Bancorp common stock or does not recommend, within 10 business days of the announcement of a tender offer, that shareholders reject any such tender offer or exchange offer. Finally, Louisiana Bancorp may terminate the merger agreement in connection with its execution of a definitive agreement to effect a “Company Superior Proposal” (as defined in the merger agreement and explained later in this proxy statement).

We Will Be Obligated To Pay Home Bancorp a Termination Fee Under Certain Circumstances (page 51)

Upon termination of the merger agreement under specified circumstances, we may be required to pay Home Bancorp a termination fee of $3.0 million. See “The Merger Agreement—Termination Fee” beginning on page 51 for a complete discussion of the circumstances under which termination fees will be required to be paid.

The Merger Will Be Taxable For Louisiana Bancorp Shareholders (page 40)

The exchange of your shares of Louisiana Bancorp common stock for cash in the merger will be a taxable transaction to you. For U.S. federal income tax purposes (and possibly under state, local and foreign tax laws), you will generally recognize gain or loss in the merger equal to the difference between the cash payment (i.e., $24.25 per share) that you receive for your shares of Louisiana Bancorp common stock and your adjusted tax basis in your shares.

Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement. You should therefore consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Litigation Relating to the Merger (page 42)

On July 17, 2015, a putative shareholder derivative and class action lawsuit relating to the merger was filed against Louisiana Bancorp, the members of its board of directors and Home Bancorp alleging that the Louisiana Bancorp board of directors breached its fiduciary duties in connection with the negotiation and approval of the merger agreement and that Louisiana Bancorp and Home Bancorp aided and abetted those alleged breaches of fiduciary duties. Louisiana Bancorp and Home Bancorp believe the claims asserted are without merit and intend to vigorously defend against the lawsuit. See “The Merger—Litigation Relating to the Merger” on page 42 for more information.

THE SPECIAL MEETING

Time, Date and Place

The special meeting of shareholders of Louisiana Bancorp, Inc. will be held at 4:00 p.m., local time, on Friday, August 28, 2015, at our main office located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005.

Matters to be Considered

The purpose of the special meeting is to vote on:

•	The merger proposal;

•	The merger-related compensation proposal;

•	The adjournment proposal; and

•	Any other business properly brought before the special meeting or any adjournment or postponement thereof.

Shares Outstanding and Entitled to Vote; Record Date

Only shareholders of record as of the close of business on the record date for the special meeting, July 23, 2015, are entitled to vote at the special meeting and any adjournment or postponement of the special meeting. On the record date, we had 2,902,548 shares of our common stock issued and outstanding, held by approximately 220 holders of record, and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each proposal to be voted on at the special meeting, in person or by proxy.

Quorum

In order to conduct voting at the special meeting, there must be a quorum. The presence at the meeting, in person or by proxy, of the holders of a majority of outstanding shares that all shareholders are entitled to vote on a particular proposal will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the special meeting.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Louisiana Bancorp common stock, while each of the merger-related compensation proposal and the adjournment proposal requires the affirmative vote of a majority of the votes cast, assuming a quorum is present.

Because approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Louisiana Bancorp common stock, your abstention or failure to vote your shares or a broker non-vote will have the same effect as a vote against the merger proposal. Because approval of each of the merger-related compensation proposal and the adjournment proposal by Louisiana Bancorp shareholders requires only the affirmative vote of a majority of votes cast, your failure to vote, an abstention or broker non-vote will have no effect on the approval of either proposal.

We urge Louisiana Bancorp shareholders to promptly vote by completing, dating, and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope or by voting by telephone or via the internet. If you hold your stock in “street name” through a bank, broker or other nominee, please vote by following the voting instructions of your bank, broker or other nominee.

If you are the record holder of your Louisiana Bancorp common stock or you obtain a legal proxy from your bank, broker or other holder of record of your Louisiana Bancorp common stock and in all cases you bring proof of identity, you may vote your Louisiana Bancorp common stock in person by ballot at the special meeting. Votes properly cast at the special meeting, in person or by proxy, will be tallied by Louisiana Bancorp’s inspector of elections.

As of the record date, directors and executive officers of Louisiana Bancorp had the right to vote approximately 690,083 shares of Louisiana Bancorp common stock, or approximately 23.8% of the outstanding Louisiana Bancorp shares entitled to vote at the special meeting. Our directors and executive officers, in their capacity as shareholders, have entered into support agreements with Home Bancorp pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. We currently expect that these directors and executive officers of Louisiana Bancorp will vote their shares of Louisiana Bancorp common stock in favor of the proposals to be presented at the special meeting. See “Certain Beneficial Owners of Louisiana Bancorp Common Stock” on page 54 and “The Merger—Support Agreements” on page 41.

As of the close of business on the record date for the special meeting, neither Home Bancorp nor, to the knowledge of Home Bancorp, any of its directors or executive officers, beneficially owned any shares of Louisiana Bancorp common stock.

How to Vote Your Shares

Each copy of this document mailed to our shareholders is accompanied by a form of proxy with instructions for voting by mail, through the internet or by telephone. If you choose to vote by mail, you should complete, sign, date and return the proxy card accompanying this document in the enclosed postage-paid return envelope. You may also vote your shares through the internet or by calling the toll-free number listed on the enclosed proxy card. Instructions and applicable deadlines for voting through the internet or by telephone are set forth on the proxy card.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold your Louisiana Bancorp common stock through the Louisiana Bancorp employee stock ownership plan or 401(k) plan, you will receive voting instructions with respect to all the shares of Louisiana Bancorp common stock allocated to your account. You must provide separate voting instructions to the trustee of each plan, who will act as your proxy and cause your votes to be cast. In the employee stock ownership plan, the trustee will vote unallocated shares in the same proportion as voting instructions are received for allocated shares.

All shares represented by valid proxies that Louisiana Bancorp receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via internet or telephone. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the merger proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Revocation of Proxies

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to Louisiana Bancorp’s Corporate Secretary, or by attending the special meeting in person and voting by ballot at the special meeting. If you have voted your shares through the internet, you may revoke your prior internet vote by recording a different vote using internet voting, or by signing and returning a proxy card dated as of a date that is later than your last internet vote. If you have voted your shares through a telephone call, you may revoke your prior telephone vote by calling the toll-free number listed on the proxy card and recording a different vote, or by signing and returning a proxy card dated as of a date that is later than your last telephone vote.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and related communications about revoking your proxy should be addressed to:

Louisiana Bancorp, Inc.

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Attn: Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies. If your Louisiana Bancorp common stock is allocated to an account maintained for your benefit in the Louisiana Bancorp employee stock ownership plan or 401(k) plan, you should follow the instructions that will be provided to you regarding the revocation of proxies.

Louisiana Bancorp shareholders with shares represented by stock certificates should not send stock certificates with their proxy cards. After the merger is completed, holders of Louisiana Bancorp common stock certificates will be mailed a transmittal form with instructions on how to exchange their Louisiana Bancorp stock certificates for the merger consideration. Shares of Louisiana Bancorp common stock held in book-entry form will automatically be exchanged for the merger consideration.

Recommendation of the Louisiana Bancorp Board of Directors

Our board of directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Louisiana Bancorp board has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Louisiana Bancorp and its shareholders and unanimously recommends that you vote “FOR” the merger proposal, “FOR,” on an advisory (nonbinding) basis, the merger-related compensation proposal and “FOR” the adjournment proposal. See “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” beginning on page 22 for a more detailed discussion of the board’s recommendation.

Solicitation of Proxies

We will bear the entire cost of mailing this document to our shareholders, as well as all other costs incurred by us in connection with the solicitation of proxies from our shareholders on behalf of the board of directors. In addition to solicitation by mail, directors, officers and employees of Louisiana Bancorp and our subsidiaries may solicit proxies from shareholders of Louisiana Bancorp in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement by Louisiana Bancorp for their actual expenses. In addition, arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Louisiana Bancorp common stock held of record by such persons, and we will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Attending the Special Meeting

All holders of Louisiana Bancorp common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Louisiana Bancorp reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to vote by telephone, internet or mail so your vote will be counted if you later decide not to attend the special meeting.

Other Matters

At this time, the Louisiana Bancorp board of directors is not aware of any matters, other than as set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

THE PROPOSALS

Proposal No. 1 – The Merger Proposal

Louisiana Bancorp is asking its shareholders to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. We urge Louisiana Bancorp shareholders to read this proxy statement carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger of Louisiana Bancorp with and into Home Bancorp. A copy of the merger agreement is attached to this proxy statement as Annex A.

After careful consideration, the Louisiana Bancorp board of directors adopted and approved the merger agreement and approved the transactions contemplated by the merger agreement, including the merger. The Louisiana Bancorp board of directors determined that the merger, merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Louisiana Bancorp and its shareholders. See “The Merger—Recommendation of the Board of Directors and Reasons for the Merger” included elsewhere in this proxy statement for a more detailed discussion of the Louisiana Bancorp board recommendation.

Louisiana Bancorp’s board of directors unanimously recommends a vote “FOR” the merger proposal.

Proposal No. 2 – The Merger-Related Compensation Proposal

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 14A of the Exchange Act and Rule 14a-21(c) promulgated under the Exchange Act, Louisiana Bancorp is providing its shareholders the opportunity to cast an advisory (nonbinding) vote on the compensation that may be paid or become payable to the named executive officers of Louisiana Bancorp in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed in the table in the section of this proxy statement entitled “The Merger—Interests of Certain Louisiana Bancorp Directors and Executive Officers in the Merger—Potential Change in Control Payments to Named Executive Officers,” including the associated narrative discussion. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to Louisiana Bancorp’s named executive officers in connection with the completion of the merger. Such compensation will not be payable in the event the merger is not completed.

As required by the above-mentioned statutes and regulations, Louisiana Bancorp is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Louisiana Bancorp’s named executive officers in connection with the merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger—Interests of Certain Louisiana Bancorp Directors and Executive Officers in the Merger—Potential Change in Control Payments to Named Executive Officers,” is hereby APPROVED.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote to approve the merger proposal. Accordingly, you may vote your Louisiana Bancorp common stock to approve the merger proposal and vote not to approve the merger-related compensation proposal, or vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either Louisiana Bancorp or Home Bancorp. Accordingly, because Louisiana Bancorp is contractually obligated to pay the compensation if the merger agreement is approved and the merger is consummated, it is expected that the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Louisiana Bancorp’s board of directors unanimously recommends a vote

“FOR” the merger-related compensation proposal.

Proposal No. 3 – The Adjournment Proposal

In this proposal, Louisiana Bancorp is asking its shareholders to authorize the holder of any proxy solicited by the Louisiana Bancorp board on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Louisiana Bancorp shareholders who have previously voted.

If the number of shares of Louisiana Bancorp common stock present in person or by proxy at the special meeting and voting in favor of the merger proposal is insufficient to adopt such proposal, we may seek an adjournment of the special meeting to another time or place, if necessary or appropriate, to solicit additional proxies for approval of the merger. In that event, we will request a motion that the meeting be adjourned for up to 30 days with respect to the merger proposal (and solely with respect to the merger proposal, provided that a quorum is present at the special meeting), and no vote will be taken on the merger proposal at the originally scheduled special meeting. If a quorum is not present at the special meeting, no proposal will be acted upon and our board of directors will adjourn the special meeting to a later date to solicit additional proxies on each of the proposals being submitted to shareholders.

Any adjournment will permit us to solicit additional proxies and will permit a greater expression of the shareholders’ views with respect to the merger proposal. The adjournment would be disadvantageous to shareholders who are against the merger proposal because an adjournment will give us additional time to solicit favorable votes and thus increase the chances of passing the merger proposal.

Louisiana Bancorp’s board of directors unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER

The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which accompanies this proxy statement as Annex A and is incorporated into this proxy statement by reference. References in this discussion and elsewhere in this proxy statement to the “merger” are to the merger of Louisiana Bancorp into Interim, unless the context clearly indicates otherwise.

The Parties

Louisiana Bancorp

Louisiana Bancorp is a Louisiana corporation that became the holding company for Bank of New Orleans in July 2007 upon Bank of New Orleans’s mutual to stock conversion. Bank of New Orleans is a federally chartered savings bank which was originally organized in 1909 and is headquartered in Metairie, Louisiana. Bank of New Orleans currently operates out of its headquarters and three traditional bank branches located in the Greater New Orleans, Louisiana area. As of March 31, 2015, Louisiana Bancorp had assets of $331 million, $275 million in loans and $201 million in deposits.

The principal executive offices of Louisiana Bancorp are located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005, and its telephone number is (504) 834-1190.

For additional information about Louisiana Bancorp, see “Where You Can Find More Information.”

Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank in October 2008 upon Home Bank’s mutual to stock conversion. In order to complete the merger, Home Bancorp will organize Interim, which will be a wholly owned subsidiary of Home Bancorp.

Founded in 1908, Home Bank, N.A. is a community and customer oriented national bank organized under the laws of the United States. Home Bank is headquartered in Lafayette, Louisiana, and conducts business through 27 full-service banking locations and one loan production office in the greater Lafayette, Baton Rouge, greater New Orleans and Northshore (of Lake Pontchartrain) regions of south Louisiana and the Natchez and Vicksburg regions of west Mississippi. Home Bank’s business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one-to-four-family residential real estate, multi-family real estate and non-residential real estate, as well as consumer loans. As of March 31, 2015, Home Bancorp had total assets of $1.2 billion, deposits of $1.0 billion and shareholders’ equity of $156.8 million.

The principal executive offices of Home Bancorp are located at 503 Kaliste Saloom Road, Lafayette, Louisiana 70508, and its telephone number is (337) 237-1960.

General

On June 18, 2015, each of the Louisiana Bancorp board of directors and the Home Bancorp board of directors approved unanimously the merger agreement and the merger. If all of the conditions set forth in the merger agreement are satisfied or waived (to the extent permitted by law) and if the merger is otherwise completed, Interim will be merged with and into Louisiana Bancorp. Promptly following completion of the merger, Louisiana Bancorp, as the survivor of the merger with Interim, will be merged with and into Home Bancorp, with Home Bancorp as the surviving corporation, and Bank of New Orleans will be merged with and into Home Bank, with Home Bank as the surviving institution.

At the effective time of the merger, each share of Louisiana Bancorp common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Home Bancorp or Louisiana Bancorp or their respective subsidiaries) will be cancelled and converted automatically into the right to receive from Home Bancorp an amount equal to $24.25 in cash, without interest.

Background of the Merger

From time to time over the past several years, Louisiana Bancorp’s board of directors has periodically discussed and reviewed the company’s business, performance and prospects and has considered various strategic alternatives to enhance shareholder value. In the context of such reviews, the strategic alternatives considered by Louisiana Bancorp’s board of directors included continuing its on-going operations as an independent institution, acquiring other depository institutions and entering into a merger with a larger or similarly-sized institution. The board of directors of Louisiana Bancorp also periodically reviewed, at times with input from Sandler O’Neill, the competitive environment in Louisiana Bancorp’s market area and merger and acquisition activity in the financial services industry in general and in southern Louisiana in particular.

In May 2013, the board of directors of Louisiana Bancorp decided to commence a process to identify merger partners that might have an interest in a business combination transaction with Louisiana Bancorp and engaged Sandler O’Neill as Louisiana Bancorp’s financial advisor to assist in such process and in any negotiations with respect to a potential business combination. The board of directors of Louisiana Bancorp determined in May 2013 that it was advisable and in the best interest of its shareholders to undertake such process in order to ascertain whether, in light of then-current market and economic conditions, a business combination with another party might be a better strategic alternative for Louisiana Bancorp than continuing to implement its business strategy as an independent institution. Sandler O’Neill was engaged by Louisiana Bancorp’s board of directors because it is a nationally-recognized investment banking firm with significant experience in advising community banks such as Louisiana Bancorp on mergers and acquisitions. In addition, Sandler O’Neill was well known to the board of directors of Louisiana Bancorp as the firm had acted as the company’s advisor and agent in Louisiana Bancorp’s initial public offering in 2007 and had periodically advised the company’s management and board of directors on market conditions, potential strategic alternatives available to Louisiana Bancorp and related matters thereafter.

Subsequently, Sandler O’Neill undertook a due diligence review of the operations of Louisiana Bancorp and assisted management in compiling materials needed to commence its process. During the summer of 2013, Sandler O’Neill, with the assistance of management of Louisiana Bancorp, prepared a confidential information memorandum to be provided to third parties regarding a potential business combination with Louisiana Bancorp. The confidential information memorandum was finalized upon completion of Louisiana Bancorp’s results of operations at and for the six months ended June 30, 2013. Sandler O’Neill contacted 12 parties in 2013 in order to ascertain whether they had any interest in pursuing a potential business combination. Four of the parties contacted by Sandler O’Neill in 2013 entered into non-disclosure agreements with Sandler O’Neill and received the confidential information memorandum in August 2013. In addition, the parties who entered into non-disclosure agreements with Sandler O’Neill were provided access to a virtual data room containing more extensive due diligence materials regarding Louisiana Bancorp. Interested parties were requested to submit their written, preliminary non-binding indications of interest regarding a potential transaction with Louisiana Bancorp by September 6, 2013.

In September 2013, Louisiana Bancorp received one indication of interest. The other parties contacted by Sandler O’Neill in 2013 indicated a lack of interest in a business combination for various reasons including the lack of scale given Louisiana Bancorp’s relatively small size, lack of interest in the greater New Orleans market area and/or lack of interest in Louisiana Bancorp’s business model. The only preliminary non-binding indication of interest received in 2013 was from Home Bancorp and indicated that, subject to additional due diligence, Home Bancorp would be willing to consider a merger with Louisiana Bancorp in a transaction which would provide cash to Louisiana Bancorp’s shareholders in the range of $20.00 to $22.00 per share of Louisiana Bancorp common stock or aggregate consideration for the proposed transaction in the range of $60.9 million to $67.6 million. The board of directors of Louisiana Bancorp considered Home Bancorp’s 2013 non-binding indication of interest and directed Sandler O’Neill to ascertain whether Home Bancorp would be willing to increase the amount of proposed merger consideration. Home Bancorp did not revise its indication of interest to increase the amount of its proposed merger consideration and, in late September 2013, the board of directors of Louisiana Bancorp determined it was not in the best interest of Louisiana Bancorp and its shareholders to continue discussions with Home Bancorp regarding its 2013 indication of interest. Louisiana Bancorp’s board of directors terminated the process it had undertaken and determined to continue to implement Louisiana Bancorp’s business model as an independent institution while considering methods to increase shareholder value as may be deemed prudent and advisable by the board of directors.

On March 3, 2015, Lawrence J. LeBon, III, the President and Chief Executive Officer of Louisiana Bancorp, was contacted by John W. Bordelon, the President and Chief Executive Officer of Home Bancorp. Mr. Bordelon indicated that Home Bancorp remained interested in pursuing a business combination with Louisiana Bancorp and suggested that Home Bancorp was prepared to offer in the range of approximately $73.0 million aggregate cash consideration. Mr. LeBon thanked Mr. Bordelon for his call and indicated that he would take it under advisement.

During the week of March 9, 2015, Mr. LeBon contacted Sandler O’Neill and advised them of his call with Mr. Bordelon and asked them to prepare preliminary materials that Louisiana Bancorp’s board of directors could review at its meeting on March 31, 2015. At the meeting of March 31, 2015, Mr. LeBon advised Louisiana Bancorp’s board of directors of the telephone call and verbal indication of interest received from Home Bancorp. Representatives of Sandler O’Neill then discussed with the board of directors its preliminary analysis of the indication proffered by Home Bancorp. The sense of the board of directors of Louisiana Bancorp was that Mr. LeBon, with the assistance of Sandler O’Neill, should continue discussions with Home Bancorp in order to clarify its potential offer and interest in a transaction with Louisiana Bancorp while, at the same time, contacting other institutions deemed likely to have an interest in order to assess the likelihood that any other institution would have an interest in making a more compelling offer than Home Bancorp’s.

Louisiana Bancorp engaged Sandler O’Neill on April 1, 2015 to act as its financial advisor. Sandler O’Neill worked with management of Louisiana Bancorp to establish a virtual data room containing due diligence materials regarding Louisiana Bancorp. On April 3, 2015, Home Bancorp entered into a non-disclosure agreement with Sandler O’Neill in order to receive access to non-public information regarding Louisiana Bancorp. In addition during the week of April 28, 2015, Sandler O’Neill contacted nine additional parties, on a confidential basis, in order to ascertain whether they had any interest in pursuing a business combination. Of the nine additional parties contacted, two expressed an initial degree of interest. One of those parties (“Company B”) entered into a non-disclosure agreement with Sandler O’Neill and was provided access to the virtual data room (representatives of Company B previously had met with representatives of Louisiana Bancorp for lunch, during which, among other things, their interest in a business combination was discussed), while the other party (“Company C”) did not enter into a non-disclosure agreement and dropped out of the process.

In addition to reviewing the due diligence materials included in the virtual data room, Home Bancorp and Company B each conducted on-site due diligence at Louisiana Bancorp during the first week of May. The parties were requested to provide written non-binding indications of interest to Sandler O’Neill by May 19, 2015.

On May 19, 2015, the board of directors of Louisiana Bancorp held a special meeting, with the participation of John P. LeBlanc, our Executive Vice President and Chief Financial Officer, and representatives of Sandler O’Neill, to discuss the status of the discussions with Home Bancorp and Company B. Also present at the board meeting was a representative of Phelps Dunbar, LLP (“Phelps Dunbar”), Louisiana Bancorp’s legal counsel with respect to the merger, a law firm with significant experience in advising financial institutions generally and with respect to business combinations in particular. During the meeting, representatives of Sandler O’Neill advised the board that neither Home Bancorp nor Company B had submitted any indications of interest as yet. Home Bancorp, through its financial advisor, had advised Sandler O’Neill that it still intended to submit an indication of interest but needed additional time to prepare its submission. As to Company B, the Sandler O’Neill representatives explained that Company B had informed them that it was not in a position to submit an indication of interest at the current time. The Louisiana Bancorp board discussed Company B’s decision not to submit an indication of interest and concluded that Company B’s decision not to submit an indication of interest was likely genuine and not simply a negotiating tactic. After this discussion, the representative of Phelps Dunbar provided the board of directors with a brief overview of the board’s fiduciary duties with respect to reviewing any indications of interest that ultimately were submitted. The representatives of Sandler O’Neill then discussed the process moving forward, including timing matters.

On May 20, 2015, Home Bancorp submitted its indication of interest, indicating its interest in a merger transaction with Louisiana Bancorp and providing shareholders with cash consideration of $24.25 per outstanding share of Louisiana Bancorp common stock (with holders of options to acquire of Louisiana Bancorp common stock to receive cash in the amount equal to the excess of $24.25 over the exercise price) for total transaction consideration of approximately $74.5 million. Company B never submitted a written indication of interest, despite repeated inquiries from Sandler O’Neill.

On May 21, 2015, the Louisiana Bancorp board of directors held a special meeting, with the participation of Mr. LeBlanc and representatives of Sandler O’Neill and Phelps Dunbar, to discuss the indication of interest received from Home Bancorp. Representatives of Sandler O’Neill discussed Home Bancorp’s offer in the context of other acquisition transactions involving institutions deemed to be peers of Louisiana Bancorp, both regionally and nationwide. The representative of Phelps Dunbar explained certain of the legal aspects of Home Bancorp’s indication of interest. After extensive discussions, Sandler O’Neill was instructed to continue negotiations with Home Bancorp to try to obtain an increase in the consideration offered to shareholders of Louisiana Bancorp and to make other changes to Home Bancorp’s indication of interest.

Sandler O’Neill continued its discussions with Home Bancorp. Home Bancorp advised Sandler O’Neill that it was unwilling to increase the consideration it would pay to Louisiana Bancorp shareholders. Among other reasons, Home Bancorp indicated that it could not accept the increased dilution to its pro forma book value that would result from a higher per share price.

On May 26, 2015, the Louisiana Bancorp board of directors held a special meeting, with the participation of Mr. LeBlanc and representatives of Sandler O’Neill and Phelps Dunbar, to discuss the status of the negotiations with Home Bancorp. The board of directors extensively discussed, with the input of Mr. LeBlanc and representatives of Sandler O’Neill, the adequacy of the per share consideration offered by Home Bancorp in light of current market conditions, including the regulatory environment, and anticipated changes in these conditions, such as changes in interest rates and the imposition of additional regulatory burdens on Louisiana Bancorp and how these changes were likely to impact Louisiana Bancorp’s earnings and returns to its shareholders. After these discussions, the board of directors unanimously approved the Home Bancorp indication of interest and authorized Sandler O’Neill and Phelps Dunbar to begin negotiating a definitive merger agreement with Home Bancorp.

On May 29, 2015, Phelps Dunbar received a draft of the merger agreement from Silver, Freedman, Taff & Tiernan LLP, outside counsel to Home Bancorp (“Silver, Freedman”). Between May 29, 2015 and June 18, 2015, representatives of Phelps Dunbar, with the direction of and consultation with Louisiana Bancorp, negotiated the terms and conditions of the merger agreement with Silver, Freedman. During this period, Mr. LeBon and Mr. Bordelon also discussed the terms of the merger agreement and, in addition to other matters, issues related to the terms and conditions of the severance arrangements for certain employees of Louisiana Bancorp. On June 11, 2015, Phelps Dunbar provided Silver, Freedman an initial draft of Louisiana Bancorp’s disclosure schedules to the merger agreement, which Phelps Dunbar and Silver, Freedman revised in connection with their negotiations of the terms and conditions of the merger agreement.

On the evening of June 17, 2015, the board of directors of Louisiana Bancorp convened a special meeting to discuss the proposed transaction with Home Bancorp. Representatives of Louisiana Bancorp’s management, Sandler O’Neill and Phelps Dunbar were also present or participating by telephone. Mr. LeBon first reviewed with the directors the most recent discussions and negotiations with Home Bancorp. The representative of Phelps Dunbar then explained the directors’ fiduciary duties in considering and approving a merger transaction with Home Bancorp and responded to further questions from the directors in that regard. Phelps Dunbar then provided the board an overview of the material terms of the proposed merger agreement, including the “non-solicitation” provision, the termination fee and other deal-protection devices as well as the conditions to closing of the transaction, and the timing and process of the transaction if the board approved the transaction and Louisiana Bancorp entered into the merger agreement. Phelps Dunbar also described the terms of the support agreements for directors and executive officers whereby, if the merger agreement was approved, the directors and executive officers (in their capacities as holders of Louisiana Bancorp common stock) would agree to vote their shares in favor of the proposed merger. The representative of Phelps Dunbar responded to numerous questions from directors. With respect to the deal protection devices in the merger agreement, in light of the premium that the merger consideration represented to the market price for Louisiana Bancorp’s common stock and the board of directors’ view that, taking into account the thorough process that Sandler O’Neill had undertaken to solicit potential acquirors of Louisiana Bancorp, other competing proposals at a price per share in excess or $24.25 were not likely to be received, the board of directors determined that the “non-solicitation” provision and termination fee proposed by Home Bancorp were appropriate under the circumstances. Finally, Sandler O’Neill reviewed the financial aspects of the proposed merger, including the merger consideration of $24.25 per share of Louisiana Bancorp common stock, and rendered to the Louisiana Bancorp board its oral opinion (confirmed in writing on June 18, 2015) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in its opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Louisiana Bancorp common stock as more fully described below under the caption “Opinion of Louisiana Bancorp’s Financial Advisor.”

After further discussion and deliberation, the Louisiana Bancorp board of directors determined that it had the appropriate information upon which to evaluate Home Bancorp’s proposal and to conclude that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of Louisiana Bancorp and its shareholders. The board, having determined that the terms of Home Bancorp’s proposal, the related merger agreement and the transactions contemplated by the merger agreement, including the merger, were fair to and in the best interests of Louisiana Bancorp and its shareholders, unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the merger, and authorized the execution and delivery of the merger agreement.

On June 18, 2015, Home Bancorp and Louisiana Bancorp executed the merger agreement. After market close on June 18, 2015, the proposed merger was publicly announced.

Recommendation of the Board of Directors and Reasons for the Merger

After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Louisiana Bancorp and its shareholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. Accordingly, our board of directors unanimously recommends that shareholders vote “FOR” the merger proposal at the special meeting.

In reaching its decision, our board of directors consulted with Sandler O’Neill regarding the financial aspects of the merger, with Sandler O’Neill specifically advising as to the fairness of the merger consideration, from a financial point of view, to our shareholders. The board also discussed the merger with Louisiana Bancorp’s senior management team, as well as Phelps Dunbar, LLP, our outside legal advisor with respect to the merger, as to the board’s legal duties and the terms of the merger agreement. In arriving at its determination, our board also considered a number of factors, including the following material factors (not in any relative order of importance):

•	the board of directors’ understanding of the business, operations, financial condition, asset quality, earnings and prospects of Louisiana Bancorp, including its prospects as an independent entity, and management’s and our board’s views and opinions on the current and prospective environment in which Louisiana Bancorp operates, including national, regional and local economic conditions, the competitive environment for national banks and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	our board of directors’ belief that the merger is more favorable to Louisiana Bancorp’s shareholders than the alternatives to the merger (including remaining independent), which belief was formed based on the board of directors’ review, with the assistance of Sandler O’Neill, of the strategic alternatives available to Louisiana Bancorp;

•	the value of the consideration to be received by our shareholders pursuant to the merger agreement in light of the historical and current market price of Louisiana Bancorp’s common stock and the significant premium that the merger consideration represents to market prices in recent periods;

•	the fact that the merger consideration consists solely of cash, thus providing liquidity to our shareholders and eliminating any uncertainty in valuing the merger consideration;

•	the financial analyses presented by Sandler O’Neill and the oral opinion of Sandler O’Neill delivered on June 17, 2015, subsequently confirmed by a written opinion dated as of June 18, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Sandler O’Neill’s opinion, the merger consideration of $24.25 in cash per share to be received by our shareholders in the merger was fair, from a financial point of view, to such shareholders, as more fully described below under the caption “The Merger—Opinion of Louisiana Bancorp’s Financial Advisor” beginning on page 25;

•	results that could be expected to be obtained by Louisiana Bancorp if it continued to operate independently, and the likely benefits to shareholders of continued independent operations, as compared with the value of the merger consideration being offered by Home Bancorp;

•	the ability of Home Bancorp to pay the aggregate merger consideration;

•	the uncertainty regarding the regulatory environment for community banks and the expected increased costs of regulatory compliance in light of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	the effects of the merger on Louisiana Bancorp’s depositors and customers and the communities served by Louisiana Bancorp;

•	the effects of the merger on Louisiana Bancorp’s employees, including the prospects for employment with a growing organization such as Home Bancorp; and

•	the financial and other terms and conditions of the merger agreement, which the board reviewed with Sandler O’Neill and Phelps Dunbar, LLP, including:

¡	Louisiana Bancorp’s ability, under certain circumstances specified in and prior to the time our shareholders adopt the merger agreement, to (1) provide non-public information in response to a written acquisition proposal and (2) participate in discussions or negotiations with the person making such a proposal, if, in each case, the acquisition proposal was not the result of a material violation of the provisions of the merger agreement relating to the solicitation of acquisition proposals, and if the board of directors, prior to taking any such actions, determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to violate the board of directors’ fiduciary duties under applicable law and, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal;

¡	the board of directors’ ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Louisiana Bancorp shareholders, subject to the potential payment by us of a termination fee of $3.0 million to Home Bancorp, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, including the merger consideration;

¡	the fact that the outside date under the merger agreement allows for sufficient time to complete the merger; and

¡	the level of effort that Home Bancorp must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any conditions of the type described in “The Merger–Regulatory and Third Party Approvals” beginning on page 39.

Our board of directors also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•	the significant risks and costs involved in connection with entering into and completing the merger, or failing to complete the merger in a timely manner or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to the following:

¡	the diversion of management and employee attention, potential employee attrition and the effect on customers and business relationships; and

¡	the potential adverse impact on the market price of our common stock if the merger agreement was terminated.

•	the restrictions on the conduct of our business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent us from undertaking business opportunities that may arise or any other action we would otherwise take with respect to our operations absent the pending completion of the merger;

•	the restrictions that the merger agreement imposes on actively soliciting competing bids, and the possibility that we would be obligated to pay a $3.0 million termination fee to Home Bancorp under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Louisiana Bancorp;

•	the fact that the interests of some of our directors and executive officers may be different from those of our shareholders generally, and our directors and executive officers may be participants in arrangements that are different from, or in addition to, those of our shareholders generally;

•	the fact that we will no longer exist as an independent, stand-alone company and our shareholders will no longer participate in the growth of Louisiana Bancorp or in any synergies resulting from the merger, and will not participate in the growth of Home Bancorp; and

•	the fact that gains from an all-cash transaction would generally be taxable to our U.S. shareholders for U.S. federal income tax purposes.

The forgoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but does set forth the material factors considered by our board. Our board of directors collectively reached the unanimous conclusion to adopt the merger agreement and approve the merger in light of the various factors described above and other factors that each member of our board of directors felt was appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board of directors made its recommendation based on the totality of information presented to it. In considering the factors discussed above, individual directors may have given different weights to different factors.

Our board of directors unanimously recommends that you vote “FOR” the merger proposal.

In considering the recommendation of our board of directors with respect to the proposal to approve the merger agreement, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our shareholders. See “The Merger—Interests of Certain Directors and Executive Officers in the Merger” beginning on page 34.

It should be noted that this explanation of the reasoning of our board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Note Regarding Forward-Looking Statements” on page 1.

Opinion of Louisiana Bancorp’s Financial Advisor

By letter dated April 1, 2015, Louisiana Bancorp retained Sandler O’Neill to act as its financial advisor in connection with the board of directors’ consideration of a possible sale of Louisiana Bancorp. Louisiana Bancorp retained Sandler O’Neill because it is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

At the meeting of the board of directors of Louisiana Bancorp on June 17, 2015, Sandler O’Neill delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on June 18, 2015, that, as of such date, the merger consideration was fair to the holders of Louisiana Bancorp common stock from a financial point of view. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s Fairness Opinion Committee. The full text of Sandler O’Neill’s written opinion, dated June 18, 2015, is attached as Annex B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Louisiana Bancorp shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of its opinion. The opinion was directed to Louisiana Bancorp’s board of directors and is directed only to the fairness of the merger consideration to the holders of Louisiana Bancorp common stock from a financial point of view. It does not address the underlying business decision of Louisiana Bancorp to engage in the merger or any other aspect of the merger and is not a recommendation to any Louisiana Bancorp shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of Louisiana Bancorp that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Home Bancorp that Sandler O’Neill deemed relevant;

•	certain financial projections for Louisiana Bancorp for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of Louisiana Bancorp (which projections were not provided to Home Bancorp or its advisors);

•	a comparison of certain stock trading, financial and other information for Louisiana Bancorp with similar publicly available information for certain other banks and thrift institutions, the securities of which are publicly traded;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the pro forma financial impact of the merger on Home Bancorp’s regulatory capital ratios based on assumptions relating to transaction expenses and purchase accounting adjustments as provided by representatives of Home Bancorp as well as by the senior management of Louisiana Bancorp;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Louisiana Bancorp the business, financial condition, results of operations and prospects of Louisiana Bancorp and held similar discussions with the senior management of Home Bancorp regarding the business, financial condition, results of operations and prospects of Home Bancorp.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Louisiana Bancorp, Home Bancorp and its representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill further relied on the assurances of senior management of each of Louisiana Bancorp and Home Bancorp that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of specific assets, the collateral securing assets or liabilities (contingent or otherwise) of Louisiana Bancorp, Home Bancorp or any of their respective subsidiaries, nor did Sandler O’Neill review any individual credit files of Louisiana Bancorp or Home Bancorp. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Louisiana Bancorp or Home Bancorp and Sandler O’Neill assumed, with the consent of Louisiana Bancorp, that the respective allowances for loan losses for both Louisiana Bancorp and Home Bancorp were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used financial projections for Louisiana Bancorp as discussed with the senior management of Louisiana Bancorp, and the senior management of Louisiana Bancorp confirmed to Sandler O’Neill that the estimates used reflected the best judgments of management of the future financial performance of Louisiana Bancorp. Sandler O’Neill also used in its analyses certain projections of transaction costs and purchase accounting adjustments received from Home Bancorp’s representatives as well as from the senior management of Louisiana Bancorp, which Sandler O’Neill assumed to have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Home Bancorp’s senior management and the senior management of Louisiana Bancorp, respectively. Sandler O’Neill expressed no opinion as to any such projections or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of Louisiana Bancorp or Home Bancorp since the date of the most recent financial statements made available to Sandler O’Neill as of the date of its opinion.

Sandler O’Neill’s opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of Sandler O’Neill’s opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the price at which the common stock of Louisiana Bancorp may trade at any time. Sandler O’Neill also expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Sandler O’Neill assumed in all respects material to its analysis that Louisiana Bancorp and Home Bancorp would remain as going concerns for all periods relevant to its analyses. Sandler O’Neill also assumed, with Louisiana Bancorp’s consent, that (1) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (2) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have had an adverse effect on Louisiana Bancorp or Home Bancorp, and (3) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Louisiana Bancorp’s officers, directors or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of Louisiana Bancorp.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Louisiana Bancorp or Home Bancorp and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Louisiana Bancorp and Home Bancorp and the companies to which they are being compared.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Louisiana Bancorp, Home Bancorp and Sandler O’Neill. The analysis performed by Sandler O’Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Louisiana Bancorp’s board of directors at the board’s June 17, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O’Neill was among a number of factors taken into consideration by Louisiana Bancorp’s board of directors in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision Louisiana Bancorp’s board of directors or management with respect to the fairness of the merger.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction as described in the merger agreement. Pursuant to the terms of the merger, each share of Louisiana Bancorp common stock issued and outstanding immediately before the effective time of the merger, except for certain shares as specified in the merger agreement, will be converted into the right to receive $24.25 in cash. Based upon financial information as of or for the twelve month period ended March 31, 2015, Sandler O’Neill calculated the following transaction ratios:

Transaction Value Per Share / Book Value Per Share:	120%

Transaction Value Per Share / Tangible Book Value Per Share:	120%

Transaction Value Per Share / Adj. Tangible Book Value Per Share[1]:	147%

Transaction Value Per Share / Last Twelve Months Earnings Per Share:	22.5x

Tangible Book Premium / Core Deposits[2,3]:	10.0%

Transaction Value Per Share / Louisiana Bancorp Stock Price (June 16, 2015):	8.0%

(footnotes on next page)

[1]	Reflects multiple paid on “normalized” Tangible Common Equity/Tangible Assets of 10.0% and dollar for dollar on all excess capital
[2]	Core deposits exclude CD accounts greater than $100,000
[3]	Based on aggregate transaction value

Louisiana Bancorp - Comparable Company Analysis.  Sandler O’Neill used publicly available information to compare selected financial information for Louisiana Bancorp to a group of financial institutions selected by Sandler O’Neill. The group of financial institutions included public banks and thrifts whose securities are traded on the NYSE, NYSE Market or NASDAQ, headquartered in Alabama, Florida, Georgia, Louisiana and Tennessee with assets as of March 31, 2015 between $200 million and $600 million. This group excluded announced merger targets.

The comparable group was composed of the following companies:

Athens Bancshares Corporation	Southwest Georgia Financial Corporation
Home Federal Bancorp, Inc. of Louisiana	Sunshine Bancorp, Inc.
Jacksonville Bancorp, Inc.	United Security Bancshares, Inc.

The analysis compared publicly available financial information for Louisiana Bancorp and the mean and median financial and market trading data for the Louisiana Bancorp peer group as of or for the period ended March 31, 2015, with pricing data as of June 16, 2015. The table below sets forth the data for Louisiana Bancorp and the mean and median data for the Louisiana Bancorp peer group.

Comparable Group Analysis

	Louisiana Bancorp	Comparable Group Median	Comparable Group Mean
Total Assets (in millions)	$331	$379	$395
Market Capitalization (in millions)	$65	$48	$48
Price / Tangible Book Value	111%	103%	119%
Price / Last Twelve Months Earnings Per Share	20.8x	14.0x	17.6x
Last Twelve Months Net Interest Margin	3.26%	3.93%	4.06%
Last Twelve Months Efficiency Ratio	65.3%	79.3%	84.7%
Last Twelve Months Return on Average Assets	0.88%	0.71%	0.43%
Last Twelve Months Return on Average Tangible Common Equity	4.94%	6.87%	5.05%
Tangible Common Equity / Tangible Assets	17.82%	12.74%	13.46%
Non-Performing Assets¹ / Total Assets	0.46%	1.32%	1.54%
Leverage Ratio	14.76%	12.09%	12.12%
Total Risk Based Capital Ratio	25.35%	18.21%	20.58%
Loan Loss Reserve / Gross Loans	0.85%	1.49%	1.88%
Net Charge-Offs (Recoveries) / Average Loans	(0.01%)	0.03%	0.22%
Current Dividend Yield	1.2%	0.9%	1.0%
Last Twelve Months Dividend Payout Ratio	89.8%	13.4%	13.6%

[1]	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

Note:	Leverage Ratio and Total Risk Based Capital ratio taken at the bank regulatory level when GAAP data is unavailable.

Louisiana Bancorp - Stock Price Performance.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Louisiana Bancorp’s common stock for the three-year period ended June 16, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Louisiana Bancorp’s common stock to the movements in the prices of the NASDAQ Bank Index and S&P 500 Index.

Louisiana Bancorp’s Three-Year Stock Performance

	Beginning Index Value June 16, 2012	Ending Index Value June 16, 2015
Louisiana Bancorp	100.0%	140.3%
NASDAQ Bank Index	100.0%	167.0%
S&P 500 Index	100.0%	156.1%

Louisiana Bancorp—Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the net present value per share of Louisiana Bancorp common stock under various circumstances. In preparing its analyses, Sandler O’Neill used financial projections for Louisiana Bancorp as discussed with the senior management of Louisiana Bancorp, and the senior management of Louisiana Bancorp confirmed to Sandler O’Neill that the estimates used reflected the best judgments of management of the future financial performance of Louisiana Bancorp. To approximate the terminal value of Louisiana Bancorp common stock at December 31, 2019, Sandler O’Neill applied price to earnings multiples ranging from 10.0x to 20.0x and multiples of tangible book value ranging from 95% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 9.9% to 15.9% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Louisiana Bancorp’s common stock.

During the Louisiana Bancorp board of directors meeting on June 17, 2015, Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicated an imputed range of values per share for Louisiana Bancorp common stock of $6.86 to $16.36 when applying multiples of earnings to the applicable amounts indicated in the Louisiana Bancorp projections and $13.51 to $21.52 when applying multiples of tangible book value to the applicable amounts indicated in the Louisiana Bancorp projections.

Earnings Per Share Multiples

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
9.9%	$8.70	$10.24	$11.77	$13.30	$14.83	$16.36
10.9%	$8.36	$9.82	$11.29	$12.76	$14.23	$15.69
11.9%	$8.03	$9.43	$10.84	$12.24	$13.65	$15.06
12.9%	$7.71	$9.06	$10.41	$11.76	$13.10	$14.45
13.9%	$7.41	$8.71	$10.00	$11.29	$12.58	$13.88
14.9%	$7.13	$8.37	$9.61	$10.85	$12.09	$13.33
15.9%	$6.86	$8.05	$9.24	$10.43	$11.62	$12.81

Tangible Book Value Multiples

Discount Rate	95%	100%	105%	110%	115%	120%
9.9%	$17.26	$18.12	$18.97	$19.82	$20.67	$21.52
10.9%	$16.56	$17.37	$18.19	$19.00	$19.82	$20.63
11.9%	$15.89	$16.67	$17.45	$18.23	$19.01	$19.79
12.9%	$15.25	$16.00	$16.74	$17.49	$18.24	$18.99
13.9%	$14.64	$15.36	$16.08	$16.79	$17.51	$18.23
14.9%	$14.06	$14.75	$15.44	$16.13	$16.82	$17.51
15.9%	$13.51	$14.17	$14.83	$15.50	$16.16	$16.82

Sandler O’Neill also considered and discussed with the Louisiana Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Louisiana Bancorp’s net income varied from 25% above projections to 25% below projections. This analysis resulting in the following range of per share values for Louisiana Bancorp common stock, using the same price to earnings multiples of 10.0x to 20.0x and a discount rate of 12.87%.

Earnings Per Share Multiples

Estimate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(25.0%)	$6.03	$7.04	$8.05	$9.06	$10.07	$11.08
(20.0%)	$6.36	$7.44	$8.52	$9.60	$10.68	$11.76
(15.0%)	$6.70	$7.85	$8.99	$10.14	$11.28	$12.43
(10.0%)	$7.04	$8.25	$9.46	$10.68	$11.89	$13.10
(5.0%)	$7.38	$8.66	$9.94	$11.22	$12.50	$13.78
0.0%	$7.71	$9.06	$10.41	$11.76	$13.10	$14.45
5.0%	$8.05	$9.46	$10.88	$12.30	$13.71	$15.13
10.0%	$8.39	$9.87	$11.35	$12.83	$14.32	$15.80
15.0%	$8.72	$10.27	$11.82	$13.37	$14.92	$16.47
20.0%	$9.06	$10.68	$12.30	$13.91	$15.53	$17.15
25.0%	$9.40	$11.08	$12.77	$14.45	$16.14	$17.82

The following table describes a discount rate calculation for Louisiana Bancorp prepared by Sandler O’Neill. In its normal course of business, Sandler O’Neill employs the Duff & Phelps valuation handbook in determining an appropriate discount rate in which the discount rate is equal to a normalized 20-year treasury yield plus the equity risk premium plus a size premium. The Duff & Phelps size premium for companies with a market capitalization between $2.4 million and $632.8 million is equal to 3.87%. Since Louisiana Bancorp common stock had an average trading volume of 1,293 shares per day over the last three years ending June 16, 2015, Sandler O’Neill determined it was prudent to use a Duff & Phelps size premium in absence of a beta since Louisiana Bancorp common stock was relatively illiquid.

Risk Free Rate	4.00%	Normalized 20yr UST
Equity Risk Premium	5.00%	Duff & Phelps 2014 Valuation Handbook
Size Premium	3.87%	Duff & Phelps 2014 Valuation Handbook
Discount Rate	12.87%

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed three groups of comparable merger and acquisition transactions. The first group of merger and acquisition transactions included transactions announced between January 1, 2014 and June 16, 2015 involving nationwide thrifts with target assets between $100 million and $500 million (the “Nationwide Transactions”).

The Nationwide Transactions group included the following transactions:

CB Financial Services Inc. / FedFirst Financial Corp.

Codorus Valley Bancorp Inc. / Madison Bancorp Inc.

F.N.B. Corp. / OBA Financial Services Inc.

First NBC Bank Holding Co. / State Investors Bancorp Inc.

Green Bancorp Inc. / SP Bancorp Inc.

HomeTrust Bancshares Inc. / Jefferson Bancshares Inc.

Horizon Bancorp / Peoples Bancorp Inc.

Old National Bancorp / LSB Financial Corp.

Peoples Bancorp Inc. / North Akron Savings Bank

Putnam County Savings Bank / CMS Bancorp Inc.

Southern National Bancorp of Virginia / Prince George’s Federal Savings Bank

WSFS Financial Corp. / Alliance Bancorp of Pennsylvania

The second group of merger and acquisition transactions included transactions announced between January 1, 2014 and June 16, 2015 involving regional banks and thrifts headquartered in Alabama, Arkansas, Florida, Georgia, Louisiana, Oklahoma and Tennessee with target assets between $150 million and $600 million and NPAs/Assets ratios less than 3.0% (the “Regional Transactions”).

The Regional Transactions group included the following transactions:

Achieva Credit Union / Calusa Financial Corp. Inc.

Ameris Bancorp / Merchants & Southern Banks of Florida Inc.

Business First Bancshares Inc. / American Gateway Financial Corp.

Charles Investment Group LLC / United Group Banking Co. of Florida Inc.

Commerce Union Bancshares Inc. / Reliant Bank

Community & Southern Holdings Inc. / Alliance Bancshares Inc.

Durant Bancorp Inc. / Consolidated Equity Corp.

First Citizens Bancshares Inc. / Southern Heritage Bancshares

First NBC Bank Holding Co. / State Investors Bancorp Inc.

Heritage Financial Group Inc. / Alarion Financial Services

Home BancShares Inc. / Broward Financial Holdings Inc.

Home BancShares Inc. / Florida Traditions Bank

IBERIABANK Corp. / Florida Bank Group Inc.

Magnolia Banking Corp. / First National Bancshares

Pinnacle Financial Partners / Magna Bank

River Financial Corp. / Keystone Bancshares Inc.

ServisFirst Bancshares Inc. / Metro Bancshares Inc.

Simmons First National Corp. / Delta Trust & Banking Corp.

Southwest Bancorp Inc. / First Commercial Bancshares Inc.

State Bank Financial Corp. / Georgia-Carolina Bancshares

Sunshine Bancorp Inc. / Community Southern Holdings Inc.

United Community Banks Inc. / MoneyTree Corp.

The third group of merger and acquisition transactions included transactions announced between January 1, 2013 and June 16, 2015 involving nationwide highly capitalized banks and thrifts with announced deal values greater than $30 million, target assets less than $1 billion, Tangible Equity/Tangible Assets ratios greater than 15% and NPAs/Assets ratios less than 3.0% (the “Nationwide Highly Capitalized Transactions”).

The Nationwide Highly Capitalized Transactions group included the following transactions:

CB Financial Services Inc. / FedFirst Financial Corp.

F.N.B. Corp. / OBA Financial Services Inc.

First NBC Bank Holding Co. / State Investors Bancorp Inc.

HomeStreet Inc. / Simplicity Bancorp Inc.

Independent Bank Corp. / Peoples Federal Bancshares Inc.

WSFS Financial Corp. / Alliance Bancorp of Pennsylvania

Sandler O’Neill reviewed the following transaction ratios: transaction price to tangible book value, transaction price to last twelve months earnings per share, tangible book premium to core deposits and 1-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples and premiums to the median and mean multiples of comparable transaction groups.

	Louisiana Bancorp / Home Bancorp	Median Nationwide Transactions	Mean Nationwide Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	120%	121%	123%
Last Twelve Months Earnings Per Share:	22.5x	33.5x	35.5x
Tangible Book Premium to Core Deposits[1]:	10.0%	7.1%	6.2%
1-Day Market Premium[2]:	8.0%	29.5%	31.4%

	Louisiana Bancorp / Home Bancorp	Median Regional Transactions	Mean Regional Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	120%	136%	142%
Last Twelve Months’ Earnings Per Share:	22.5x	19.9x	24.7x
Tangible Book Premium to Core Deposits[1]:	10.0%	6.1%	6.7%
1-Day Market Premium[2]:	8.0%	38.4%	46.2%

	Louisiana Bancorp / Home Bancorp	Median Nationwide Highly Capitalized Transactions	Mean Nationwide Highly Capitalized Transactions
Transaction Value Per Share /
Tangible Book Value Per Share:	120%	120%	119%
Last Twelve Months Earnings Per Share:	22.5x	35.5x	39.4x
Tangible Book Premium to Core Deposits[1]:	10.0%	8.2%	7.6%
1-Day Market Premium[2]:	8.0%	21.0%	21.5%

[1]	Tangible book premium to core deposits calculated as (deal value – tangible equity) / (core deposits). Core deposits exclude CD accounts greater than $100,000.

[2]	Louisiana Bancorp 1-Day Market Premium as of June 16, 2015.

Pro Forma Results and Capital Ratios.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following, as provided by representatives of Home Bancorp as well as by the senior management of Louisiana Bancorp: (i) the merger closes on December 31, 2015; (ii) aggregate consideration value of $74.5 million; (iii) 100% cash consideration; (iv) pre-tax transaction costs and expenses equal to 7% of the aggregate transaction value, with 100% of Home Bancorp’s expenses recognized prior to close; and (v) various purchase accounting adjustments (as required by U.S. GAAP), including a mark-to-market adjustment on Louisiana Bancorp’s loan portfolio, reversal of Louisiana Bancorp’s existing loan loss reserve and $75.0 million of Louisiana Bancorp’s loans sold at closing. The analyses indicated that as of December 31, 2015, the merger would maintain Home Bancorp’s regulatory capital ratios in excess of the regulatory guidelines for “well-capitalized” status. The actual results achieved by the combined company, however, may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship.  Sandler O’Neill has acted as financial advisor to the board of directors of Louisiana Bancorp in connection with the merger. For these services, Louisiana Bancorp agreed to pay Sandler O’Neill a total cash fee equal to 0.95% of the aggregate merger consideration, 25% of which became payable to Sandler O’Neill upon the execution of the merger agreement, with the balance contingent upon the consummation of the merger. Sandler O’Neill also received a fee of $150,000 for rendering its opinion, which amount was payable upon Sandler O’Neill’s rendering of its fairness opinion. This fee will be credited against amounts due to Sandler O’Neill in connection with the consummation of the merger. Louisiana Bancorp has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain out-of-pocket expenses incurred in connection with its engagement.

In the ordinary course of its broker and dealer business, Sandler O’Neill may purchase securities from and sell securities to Louisiana Bancorp and Home Bancorp and their respective affiliates. Sandler O’Neill may also actively trade the securities of Home Bancorp or their respective affiliates for its own account and for the accounts of its customers and, accordingly may at any time hold a long or short position in such securities. Sandler O’Neill may in the future provide investment banking and financial advisory services to Louisiana Bancorp (if the merger is not completed) or Home Bancorp and receive compensation for such services.

Certain Effects of the Merger

At the effective time of the merger, current shareholders of Louisiana Bancorp will cease to have ownership interests in Louisiana Bancorp or rights as Louisiana Bancorp shareholders. Therefore, such current shareholders of Louisiana Bancorp will not participate in any future earnings or growth of Louisiana Bancorp or Home Bancorp and will not benefit from any future appreciation in the value of the common stock of Home Bancorp.

Louisiana Bancorp’s common stock is currently registered under the Exchange Act and is quoted on the NASDAQ Global Market under the symbol “LABC.” As a result of the merger, Louisiana Bancorp’s common stock will cease to be quoted on the NASDAQ Global Market. In addition, registration of Louisiana Bancorp’s common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to Louisiana Bancorp. After the effective time of the merger, Louisiana Bancorp will no longer be required to file periodic reports with the SEC.

Surrender of Stock Certificates; Payment for Shares

Prior to the completion of the merger, Home Bancorp will appoint Computershare, Inc. (or another third party) to act as exchange agent for the benefit of the holders of shares of Louisiana Bancorp common stock in connection with the merger. At or prior to the effective time of the merger, Home Bancorp will deliver to the exchange agent an amount of cash equal to the aggregate merger consideration.

Within five business days following the completion of the merger, the exchange agent will mail to each holder of record of certificated shares of Louisiana Bancorp common stock a letter of transmittal disclosing the procedure for exchanging certificates representing shares of Louisiana Bancorp common stock for the merger consideration. After the effective time, each holder of a certificate representing shares of issued and outstanding Louisiana Bancorp common stock (except for certain shares held by Louisiana Bancorp or Home Bancorp or their respective subsidiaries) will, upon surrender to the exchange agent of a certificate for exchange together with a properly completed letter of transmittal, be entitled to receive $24.25 in cash, multiplied by the number of shares of Louisiana Bancorp common stock represented by the certificate. No interest will be paid or accrued on the merger consideration upon the surrender of any certificate for the benefit of the holder of the certificate. Any holder of book-entry shares of Louisiana Bancorp common stock will not be required to deliver a certificate or an executed letter of transmittal to receive the merger consideration. Instead, a holder of book-entry shares will automatically at the effective time of the merger be entitled to receive the merger consideration, which will be paid as soon as practicable by the exchange agent.

In the event of any lost, stolen or destroyed certificates of Louisiana Bancorp common stock, you must make an affidavit of that fact and, if required by Home Bancorp, post a bond in such amount as Home Bancorp reasonably directs as indemnity against any claim that may be made with respect to such certificates claimed to be lost, stolen or destroyed. Upon receipt of such affidavit and the posting of any bond required, the exchange agent will issue the merger consideration with respect to such lost, stolen or destroyed certificate.

Any portion of cash delivered to the exchange agent by Home Bancorp that remains unclaimed by the former shareholders of Louisiana Bancorp 12 months after the effective time of the merger will be returned to Home Bancorp. Any shareholders of Louisiana Bancorp who have not exchanged their certificates as of that date may look only to Home Bancorp for payment of the merger consideration. However, neither Home Bancorp nor any other entity or person shall be liable to any holder of shares of Louisiana Bancorp common stock for any consideration delivered in good faith to a public official in accordance with applicable abandoned property, escheat or similar laws.

Home Bancorp or the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to you the amounts reasonably believed to be required to be deducted and withheld under any applicable federal, state, local or foreign tax law. If Home Bancorp or the exchange agent withholds any amounts, these amounts will be treated for purposes of the merger as having been paid to the shareholder from whom the amounts were withheld.

Potential Effects on Louisiana Bancorp and Our Shareholders If the Merger Is Not Completed

In the event that the merger proposal is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent company. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from the current regulatory environment and economic and market conditions.

In addition, if the merger is terminated under certain circumstances, including a termination for us to pursue a superior acquisition proposal, we may be obligated to pay a $3.0 million termination fee to Home Bancorp. For a description of the circumstances obligating payment of the termination fee, see the section entitled “The Merger Agreement—Termination Fee” beginning on page 51.

Interests of Certain Directors and Executive Officers in the Merger

When considering the recommendation of the board of directors of Louisiana Bancorp to approve the merger agreement, shareholders of Louisiana Bancorp should be aware that the executive officers and non-employee members of the board of directors of Louisiana Bancorp may have interests in the merger that are different from, or in addition to, those of Louisiana Bancorp shareholders generally, which may create potential conflicts of interest. The Louisiana Bancorp board of directors was aware of and considered these interests, among other matters, in reaching its decision to approve the merger agreement. The interests of the Louisiana Bancorp board and its executive officers are described in this section.

Treatment of Restricted Stock and Stock Options.  Immediately prior to the effective time of the merger, each unvested share of restricted stock awarded under our Recognition and Retention Plan will, without any action on the part of the holder thereof, vest in full, all restrictions otherwise applicable to such shares will lapse, and each such share of restricted stock will be converted to the right to receive the merger consideration, less applicable withholding taxes. As of the date of this document, Ms. Callia, a named executive officer of Louisiana Bancorp, held an aggregate of 7,400 unvested shares of restricted stock. See “Potential Change in Control Payments to Named Executive Officers” beginning on page 36 for the amount payable to Ms. Callia.

As of the effective time of the merger, each unvested stock option granted under our 2007 Stock Option Plan will vest in full. All stock options that are outstanding and unexercised at the effective time of the merger will be cancelled and in lieu thereof the holders of such options will be entitled to receive a cash payment equal to (1) the total number of shares subject to such options multiplied by (2) the excess, if any, of the per share merger consideration over the per share exercise price of each option, less applicable tax withholdings (except that taxes will not be withheld from cash payments to non-employee directors). As of the date of this document, the non-employee directors and named executive officers of Louisiana Bancorp held outstanding options to purchase an aggregate of 291,283 shares of Louisiana Bancorp common stock, including 14,200 options that have not yet vested. If none of the options are exercised prior to the effective time of the merger, the non-employee directors and named executive officers as a group will receive an aggregate of $3,586,679 upon cancellation of their stock options. See “Potential Change in Control Payments to Named Executive Officers” beginning on page 36 for the amounts payable to named executive officers.

The following table describes the number of unvested shares of restricted stock as well as vested and unvested stock options held by each non-employee director and named executive officer of Louisiana Bancorp.

Non-Employee Directors	Number of unvested shares of restricted stock	Number of options (vested)	Number of options (unvested)
Brian G. LeBon,Sr.	0	0	0
Ivan J. Miestchovich	0	27,728	0
Michael E. Guarisco	0	0	0
Gordon K. Konrad	0	0	0
Named Executive Officers
Lawrence J. LeBon, III	0	115,241	0
John LeBlanc	0	126,914	0
C. Holly Callia	7,400	7,200	14,200

Employment Agreements.  Messrs. LeBon and LeBlanc have each entered into two employment agreements, one with Louisiana Bancorp and one with Bank of New Orleans. Ms. Callia has entered into an employment agreement with Bank of New Orleans. Each of the agreements provides for the payment of cash severance and continued participation in group benefit arrangements in the event of a qualifying termination of employment in connection with the merger. The table entitled “Potential Change in Control Payments” on page 37 quantifies the estimated value of the cash severance and benefit plan continuation. The terms of each agreement concerning severance payments are described below:

•	Mr. LeBon and Mr. LeBlanc: Each of the employment agreements between Mr. LeBon and Mr. LeBlanc and Bank of New Orleans is substantially identical. Their respective agreements provide that in the event of an executive’s termination for “good reason” (as defined in the agreement) or a termination by the bank without “cause” (as defined in the agreement), either such event occurring prior to or following the merger, each executive will receive: (1) a cash payment equal to three times the sum of his base salary and prior year’s bonus; and (2) continued participation in the bank-sponsored life insurance, health and accident insurance and disability insurance arrangements under which the executive was entitled to participate at the time of his termination, with such continuation provided until the executive is covered under substantially similar benefits sponsored by a successor employer, but not more than 36 months. The agreements also provide that if the aggregate of all payments and benefits due on account of the merger exceeds the limit imposed under Section 280G of the Internal Revenue Code (“Section 280G”), such payments and benefits will be reduced to the Section 280G limit minus $1.00 to avoid the imposition of an excise tax liability. Each of Mr. LeBon and Mr. LeBlanc has entered into a substantially identical employment agreement with Louisiana Bancorp, except that the agreements with Louisiana Bancorp provide for a tax “gross up” payment. Under the gross up provision, total payments and benefits due on account of the merger will either: (x) be reduced to the limit imposed under Section 280G, minus $1.00; or (y) if the value of such payments and benefits would exceed 105% of the Section 280G limit, be paid in full plus an additional cash payment in an amount sufficient to pay the excise tax in respect of such payments and benefits, including an amount equal to the federal and state income, employment, and excise tax due on the initial excise tax payment.

•	Ms. Callia: The employment agreement between Ms. Callia and Bank of New Orleans provides that if she terminates her employment for “good reason” (as defined in the agreement), or if the bank terminates her employment without “cause” (as defined in the agreement), in either case within the two-year period following the merger, Ms. Callia will receive: (1) a cash payment equal to two times the sum of her base salary and prior year’s loan commissions; and (2) continued participation in the bank-sponsored life insurance, health and accident insurance and disability insurance arrangements under which Ms. Callia was entitled to participate at the time of her termination, with such continuation provided until she is covered under substantially similar benefits sponsored by a successor employer, but in no event more than 24 months. The agreement also provides that in the event the aggregate of all payments and benefits payable to Ms. Callia on account of the merger would exceed the limit imposed under Section 280G, such payments will be reduced to the limit imposed by Section 280G, minus $1.00.

Supplemental Executive Retirement Agreements.  Bank of New Orleans has entered into an Amended and Restated Supplemental Executive Retirement Plan with Mr. LeBon, dated January 29, 2013. Under the terms of the agreement, if Mr. LeBon separates from service for “good reason” (as defined in the agreement), or his employment is terminated by the bank without “cause” (as defined in the agreement), either occurring before January 15, 2018, Mr. LeBon will receive payments of $115,000 per year for ten years, payable in equal quarterly installments. If Mr. LeBon’s employment was to cease on account of his voluntary retirement, or he were to be terminated for cause, during the same period, he would receive payments of $110,000 per year for ten years, payable in equal quarterly installments.

Bank of New Orleans has entered into an Amended and Restated Supplemental Executive Retirement Agreement with Mr. LeBlanc, dated October 28, 2008. Under the terms of the agreement, a bookkeeping account is maintained by the bank, which is credited annually with an amount equal to 10% of Mr. LeBlanc’s base salary. Interest is credited on the balance of the account at a rate equal to the average of the bank’s cost of funds and the average yield on the bank’s interest-earning assets. If the merger is consummated, Mr. LeBlanc’s account vests in full. If his employment is terminated without “cause” (as defined in the agreement) during the two years following the merger, his account will be distributed on the first day of the third quarter following his termination, without regard to his age or retirement status. If Mr. LeBlanc’s employment was to cease prior to the effective time of the merger for any reason other than death or disability, or after the effective time of the merger for cause, he would forfeit his account balance. See the table on page 37, “Potential Change in Control Payments to Named Executive Officers,” for Mr. LeBlanc’s account balance.

Employee Stock Ownership Plan.  The merger agreement requires the termination of Louisiana Bancorp’s employee stock ownership plan, effective immediately before the merger. As of the effective time of the merger, all shares of Louisiana Bancorp common stock held by the employee stock ownership plan will be converted into the right to receive the merger consideration. Amounts received by the plan’s trustees that are not allocable to participants’ accounts will be first applied to repay the then outstanding balance of a loan previously made to the plan, with any remaining amounts applied to the payment of administrative expenses and thereafter allocated to the accounts of all participants, including the named executive officers. Estimated allocations for the benefit of Messrs. LeBon and LeBlanc and Ms. Callia are $392,524, $201,907, and $286,403, respectively.

Potential Change in Control Payments to Named Executive Officers.  The information below is intended to comply with Item 402(t) of Regulation S-K, which requires the disclosure of information about the compensation of each named executive officer of Louisiana Bancorp that is based on, or is otherwise payable on account of, the merger. For 2015, the named executive officers are:

•	Lawrence J. LeBon, III, Chairman of the Board, President, and Chief Executive Officer, Louisiana Bancorp,

•	John LeBlanc, Executive Vice President and Chief Financial Officer, Louisiana Bancorp, and

•	C. Holly Callia, Senior Vice President, Mortgage Lending, Bank of New Orleans.

The merger-related compensation payable to these individuals is the subject of an advisory (nonbinding) vote by Louisiana Bancorp shareholders, as described above under the heading “The Proposals—Proposal No. 2–Merger-Related Compensation Proposal.”

The estimated value of the payments and benefits the named executive officers of Louisiana Bancorp may receive in connection with the merger is quantified in the table below. Each footnote indicates, where applicable, whether the payment is a “double trigger” payment, which requires both a qualifying termination of employment and the consummation of the merger, or a “single trigger” payment that requires only the consummation of the merger. In addition to those estimates and assumptions described in the footnotes to the table, the amounts have been calculated based on the following estimates and assumptions:

•	The employment of each named executive officer will be terminated without “cause” as of the date of the merger.

•	The effective time of the merger will be November 1, 2015.

•	Calculations related to the value of unvested restricted stock awards and the value of stock options are based on a price per share of $24.25, which represents the amount of the per share merger consideration.

•	Payments for restricted stock and stock options are based on the holdings of each named executive officer as of the date of this document.

•	The value of continued participation in any bank-sponsored group life insurance, individual life insurance policies, health and accident insurance, and disability insurance arrangements under which the executive was entitled to participate at the time of termination assumes that coverage will be provided for a period of 36 months for Messrs. LeBon and LeBlanc and 24 months for Ms. Callia.

Potential Change in Control Payments

	Cash(1)	Equity(2)	Pension/ NQDC(3)	Perquisites/ benefits(4)	Tax reimbursement(5)	Total(6)
Lawrence J. LeBon, III	$1,158,123	$1,467,018	$ 50,000	$85,500	$ 0	$2,760,641
John LeBlanc	475,290	1,615,615	98,668	69,627	0	2,259,200
C. Holly Callia	679,972	330,520	0	46,947	0	1,057,439

(1)	Reflects the following cash severance payments, all of which are “double trigger” payments contingent on the termination of the named executive officer’s employment without cause (or resignation for good reason), as follows: for Messrs. LeBon and LeBlanc, an amount equal to three times the sum of his base salary and prior year’s bonus; and for Ms. Callia, an amount equal to two times the sum of her base salary and prior year’s loan commissions. Mr. LeBon’s current base salary is $275,000, and his 2014 bonus was $111,042; Mr. LeBlanc’s current base salary is $118,680, and his 2014 bonus was $39,750; and Ms. Callia’s current base salary is $60,000, and her 2014 loan commissions were $279,986. All of the foregoing amounts are payable under the respective employment agreements of these named executive officers, which agreements are described above under the heading “Interests of Certain Directors and Executive Officers in the Merger.”

(2)	Reflects the consideration payable with respect to unvested restricted stock that will vest at the effective time of the merger and the cash payments to be made in consideration of the cancellation of outstanding stock options, each of which is a “single trigger” payment that is contingent on the consummation of the merger, as detailed in the following table:

	Number of shares of unvested restricted stock (#)	Restricted stock consideration ($)	Number of stock options (#)	Stock option consideration ($)
Lawrence J. LeBon, III	0	$ 0	115,241	$1,467,017
John LeBlanc	0	0	126,914	1,615,615
C. Holly Callia	7,400	179,450	21,400	151,070

(3)	For Mr. LeBon, represents the aggregate value of the increased benefit he would receive if his employment were terminated without cause (or he were to terminate for good reason) as of the date of the merger. For Mr. LeBlanc, represents the estimated value of his bookkeeping account that would vest upon the anticipated completion of the merger on October 31, 2015. Mr. LeBlanc’s account balance includes his account balance as of December 31, 2014, in the amount of $85,822, increased by accruals from January 1, 2015 through October 31, 2015, in the amount of $9,889, and interest for the period between January 1, 2015 and October 31, 2015, in the amount of $2,957, or at the rate of 3.09%. Mr. LeBon’s payment is a “single trigger” because it is not contingent on the completion of the merger; Mr. LeBlanc’s payment is a “double trigger,” since his account vests and is currently payable only if the merger is completed and he terminates employment in an eligible manner. Payments are made under their respective supplemental executive retirement arrangements, which are described above under the heading “Interests of Certain Directors and Executive Officers in the Merger.”

(4)

Represents the projected cost of providing to the named executive officers, for a period of 36 months in the case of Messrs. LeBon and LeBlanc and for 24 months in the case of Ms. Callia, coverage under any bank-sponsored group term and supplemental life insurance, individual life insurance, health and accident insurance, and disability insurance arrangements under which the executive was entitled to participate at the time of termination, including for each of Messrs. LeBon and LeBlanc, two individual life insurance policies owned by the respective executive and maintained under a bank-sponsored premium payment arrangement. All amounts represent “double trigger” payments under the respective employment agreements of the named executive officers, which agreements are described above under the heading “Interests of Certain Directors and Executive Officers in the Merger.”

	Group Medical	Vision/ Dental	Group Term/ Supplemental Life	Individual Life	AD&D	Long- Term Disability	Short- Term Disability
Lawrence J. LeBon, III	$58,644	$225	$1,026	$23,805	$54	$1,746	$—
John LeBlanc	58,644	—	1,998	7,935	54	996	—
C. Holly Callia	39,096	3,216	3,204	—	36	349	1,046

(5)	As of the date of this document, Louisiana Bancorp does not expect that any executive would receive a tax “gross up” payment.

(6)	Amounts in this column exclude the value of each named executive officer’s accounts under the employee stock ownership plan sponsored by Louisiana Bancorp and the 401(k) plan sponsored by Bank of New Orleans; allocations to be made under the employee stock ownership plan on account of the plan’s termination are described above under the heading “Interests of Certain Directors and Executive Officers in the Merger.” Mr. LeBon will receive “double trigger” payments in the aggregate amount of $1,243,626, and “single trigger” payments in the aggregate amount of $1,517,018; Mr. LeBlanc will receive “double trigger” payments in the aggregate amount of $643,585, and “single trigger” payments in the aggregate amount of $1,615,615; Ms. Callia will receive “double trigger” payments in the aggregate amount of $726,919, and “single trigger” payments in the aggregate amount of $330,520.

Indemnification of Directors and Officers; Insurance.  In the merger agreement, Home has agreed to indemnify the officers and directors of Louisiana Bancorp and its subsidiaries and their heirs, personal representatives and estates after the completion of the merger to the fullest extent permitted under Louisiana law and the Louisiana Bancorp articles of incorporation and bylaws. Home Bancorp will indemnify and hold harmless such individuals from and against any losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement, as such are incurred, in connection with any claim, action, suit or proceeding based upon or arising from the indemnified party’s capacity as an officer or director of Home Bancorp or any of its subsidiaries.

Home Bancorp has also agreed to maintain, for a period of six years after the effective time of the merger, Louisiana Bancorp’s current directors’ and officers’ liability insurance policies, or equivalent substitute policies. However, Home Bancorp is not required to expend in the aggregate in excess of $90,000 to obtain such insurance over the six-year period.

Employee Benefits Matters

Bank of New Orleans employees who remain employed by Home Bancorp or its subsidiaries after the effective time of the merger will be eligible to participate in the benefit plans of Home Bancorp that are generally available to employees performing similar services for Home Bancorp, subject to the terms and provisions of the benefit plans. Home Bancorp may also determine to continue the welfare benefit plans sponsored by Bank of New Orleans for transferred employees or merge such plans with Home Bancorp’s benefit plans. Continuing employees will receive credit for years of service with Bank of New Orleans for purposes of determining eligibility for participation, vesting and other benefits under Home Bancorp’s plans.

The merger agreement requires that Louisiana Bancorp terminate its employee stock ownership plan effective immediately prior to the effective time of the merger and that Bank of New Orleans terminate its 401(k) plan immediately prior to the effective time of the merger. In connection with the terminations, all benefits and accounts will become fully vested and distributable at the time or times determined by the respective administrators of the plans.

Retention Bonuses and Severance Payments

During negotiations of the proposed merger, representatives of Louisiana Bancorp and Home Bancorp discussed certain employees of Louisiana Bancorp remaining with the combined company during a designated transition period. As a result of these discussions, Home Bancorp agreed to create a retention bonus pool to provide cash bonuses to eligible employees, as identified by Home Bancorp after consultation with Louisiana Bancorp, in order to help retain key employees through the transition period. The retention bonuses, all of which are contingent on the completion of the merger and systems conversions, are intended to incentivize selected employees to continue their employment with Home Bancorp following completion of the merger.

In addition, any employees of Bank of New Orleans at the time of the merger whose employment is terminated within one year of the effective time of the merger (other than termination for “cause”) will be entitled to receive two weeks of severance pay for each year of service, up to a maximum of 20 weeks’ severance pay. We expect that certain of our executive officers will be entitled to receive these severance payments, although, on account of the amounts payable to them under their employment agreements, neither Messrs. LeBon or LeBlanc nor Ms. Callia will be eligible to receive a payment described in this paragraph.

Immediately prior to the effective time of the merger, Messrs. LeBon and LeBlanc will execute separation and release agreements on terms mutually agreed to between the executives and Louisiana Bancorp and Home Bancorp. The separation agreements are intended to specify the amount of cash severance to be paid to the executives upon their termination and provide for a release of claims against Louisiana Bancorp, Bank of New Orleans, and Home Bancorp and its subsidiaries.

Regulatory and Third-Party Approvals

General.   Completion of the merger is subject to prior receipt of all approvals, consents and actions required to be obtained from applicable governmental and regulatory authorities and the filing of all other notices with such authorities in respect of the merger. Home Bancorp and Louisiana Bancorp have also agreed to cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to make all requisite regulatory filings and to obtain any necessary permits, consents, approvals or authorizations of governmental entities necessary to consummate the transactions contemplated by the merger agreement as soon as practicable. There can be no assurance that regulatory approvals will be obtained or that such approvals will be received on a timely basis. We also cannot assure you that the U.S. Department of Justice or any state attorney general will not attempt to challenge the merger on antitrust grounds or what the outcome will be if such a challenge is made. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 50 of this proxy statement.

We are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described below. Home Bancorp and Louisiana Bancorp intend to seek any other approval and to take any other action that may be required to complete the merger.

If the approval of the merger by any of the authorities mentioned below is subject to compliance with any conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements.

OCC Approval.  The merger of Bank of New Orleans with and into Home Bank is subject to the prior approval of the OCC under the Bank Merger Act, and the two banks must wait at least 15 days after the date of such approval before they may complete the merger. In reviewing the transaction under the applicable statutes and regulations, the OCC will consider, among other factors, the competitive impact of the merger. The OCC will also consider the financial and managerial resources of the financial institutions and the convenience and needs of the communities to be served as well as the effectiveness of the financial institutions in combating money-laundering activities. Furthermore, the OCC will take into consideration the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system. In connection with its review, the OCC will provide an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, the OCC must take into account the record of performance of each of Home Bank and Bank of New Orleans in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by them. As of their last respective examination, Home Bank was rated “Satisfactory” and Bank of New Orleans was rated “Satisfactory.” Applications or notifications may also be required to be filed with various other regulatory authorities in connection with the merger.

Federal Reserve Approval.  The merger is also subject to the prior approval of the Federal Reserve under Section 4(j) of the Bank Holding Company Act of 1956, as amended, and related federal regulations. In reviewing the transactions under the applicable statutes and regulations, the Federal Reserve considers factors generally similar to those considered by the OCC. The application process also includes publication and an opportunity for comment by the public.

Other Applications and Notices.  Home Bancorp will be required to file articles of merger with the Secretary of State of the State of Louisiana in accordance with the LBCA after the approval of the merger agreement by Louisiana Bancorp’s shareholders and the receipt of all other regulatory and third-party approvals necessary for consummation of the merger.

Third-Party Approvals.  The merger is conditioned upon the receipt of all consents and approvals of third parties with respect to specified agreements, such as real property leases, unless the failure to obtain any such consent or approval would not reasonably be expected to have a material adverse effect on Home Bancorp or Louisiana Bancorp. Pursuant to the merger agreement, Home Bancorp and Louisiana Bancorp have agreed to use their reasonable best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the completion of the merger.

Material Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended, final and temporary regulations promulgated by the United States Treasury Department, judicial authorities and current rulings and administrative practice of the Internal Revenue Service, all as currently in effect. All of these authorities are subject to change, possibly with retroactive effect, and any such change could materially affect the continuing validity of this discussion. This discussion assumes that Louisiana Bancorp common stock is held as a capital asset by each holder and does not address all aspects of federal income taxation that might be relevant to particular holders of Louisiana Bancorp common stock in light of their status or personal investment circumstances, such as (but not limited to) foreign persons, dealers in securities, regulated investment companies, life insurance companies, other financial institutions, tax-exempt organizations, pass-through entities, taxpayers who hold Louisiana Bancorp common stock as part of a “straddle,” “hedge” or “conversion transaction” or who have a “functional currency” other than United States dollars or individual persons who have received Louisiana Bancorp common stock as compensation or otherwise in connection with the performance of services. This discussion does not address any tax consequences of the merger under state, local, gift, estate, foreign or other tax laws.

Exchange of Louisiana Bancorp Common Stock for Cash.  The receipt of cash in exchange for shares of Louisiana Bancorp common stock in the merger will generally be a taxable transaction for federal income tax purposes. Each holder’s gain or loss per share will be equal to the difference between the per share cash consideration received by the holder and the holder’s adjusted tax basis per share in Louisiana Bancorp common stock. A holder’s gain or loss from the exchange will be a capital gain or loss. This gain or loss will be long-term if the holder has held Louisiana Bancorp common stock for more than one year prior to the merger, and the gain or loss will be short-term if the holder has held Louisiana Bancorp common stock for one year or less prior to the merger. Net long-term capital gains of individuals are generally subject to a maximum federal income tax rate of 20%, while net short-term capital gains of individuals are generally subject to tax at the holder’s ordinary federal income tax rate. Holders should consult their tax advisors regarding the applicable tax rate in light of their particular circumstances.

Net Investment Income Tax.  A holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the taxable year, or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s federal income tax filing status). Estates and trusts are generally subject to a 3.8% tax on the lesser of (i) the undistributed net investment income for the taxable year, or (ii) the excess of adjusted gross income over a certain threshold which is less than the individual threshold. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rent or royalty income. Holders should consult their tax advisors regarding the application of this net investment income tax to their circumstances.

Backup Withholding and Information Reporting.  A holder may be subject to backup withholding at the rate of 28% with respect to payments of cash consideration received pursuant to the merger, unless the holder (1) provides a correct taxpayer identification number, or TIN, in the manner required, or (2) is a corporation or other exempt recipient and, when required, demonstrates this fact. To prevent the possibility of backup federal income tax withholding, each holder must provide the exchange agent with his, her or its correct TIN by completing a Form W-9 or Substitute Form W-9. A holder who does not provide the exchange agent with his, her or its correct TIN may be subject to penalties imposed by the Internal Revenue Service as well as backup withholding. Any amount withheld is generally creditable against the holder’s federal income tax liability. Home Bancorp (or its agent) will report to the holders of Louisiana Bancorp common stock and the Internal Revenue Service the amount of any “reportable payments,” as defined in Section 3406 of the Internal Revenue Code, and the amount of tax, if any, withheld with respect thereto.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL OF THE POTENTIAL TAX CONSEQUENCES THAT MAY OCCUR AS A RESULT OF THE MERGER. THE FOREGOING DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU, AND, REGARDLESS OF YOUR PARTICULAR SITUATION, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL TAX CONSEQUENCES OF THE MERGER TO YOU, AS WELL AS THE TAX CONSEQUENCES OF THE MERGER TO YOU ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER JURISDICTION, DOMESTIC OR FOREIGN.

Accounting Treatment

The merger will be accounted for as a business combination under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Louisiana Bancorp’s assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Home Bancorp. Any excess of the purchase price for Louisiana Bancorp over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In addition, any core deposit intangibles recorded by Home Bancorp in connection with the merger will be amortized to expense. The financial statements of Home Bancorp issued after the merger will reflect the results attributable to the acquired operations of Louisiana Bancorp beginning on the date of completion of the merger.

Support Agreements

In connection with the execution of the merger agreement, each of our directors and executive officers entered into a Support Agreement with Home Bancorp. Under these agreements, these individuals agreed, in their capacities as Louisiana Bancorp shareholders, to vote all of their shares of Louisiana Bancorp common stock in favor of the merger proposal and against the approval of any other agreement providing for the acquisition of Louisiana Bancorp or all or substantially all of its assets. Pursuant to these agreements, these individuals also agreed not to transfer their shares of Louisiana Bancorp common stock prior to the special meeting, except for transfers in limited circumstances. These agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, and thus we expect these directors and executive officers to vote in favor of the approval of the merger agreement. As of July 23, 2015, these individuals owned in the aggregate 690,083 shares, or 23.8%, of our outstanding common stock.

No Appraisal Rights

Appraisal rights are statutory rights that, if applicable under law, enable a shareholder of a Louisiana corporation to avoid the effects of a proposed corporate action, such as the merger described in this proxy statement, by selling the shareholder’s shares to the corporation at their fair value, paid in cash. Under the LBCA, however, a shareholder of a Louisiana corporation does not have appraisal rights in connection with a merger or other extraordinary transaction if the corporation’s outstanding stock is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended. A “covered security” includes, among other things, a security listed on The NASDAQ Stock Market LLC. Louisiana Bancorp common stock is currently listed on The NASDAQ Stock Market LLC. Accordingly, Louisiana Bancorp shareholders are not entitled to appraisal rights in connection with the merger.

Litigation Relating to the Merger

On July 17, 2015, a putative shareholder derivative and class action lawsuit relating to the merger, Slemrod v. Louisiana Bancorp, Inc., et al., was filed in the 24th Judicial District Court for the Parish of Jefferson, State of Louisiana. In addition to Louisiana Bancorp, the complaint names as defendants each of Louisiana Bancorp’s directors as well as Home Bancorp. The complaint alleges that the members of Louisiana Bancorp’s board of directors breached their fiduciary duties to Louisiana Bancorp’s shareholders in connection with the negotiation and approval of the merger agreement. The complaint also alleges claims against Louisiana Bancorp and Home Bancorp for aiding and abetting these alleged breaches of fiduciary duties. Among other relief, the plaintiff seeks to enjoin the consummation of the merger or, in the event the merger is consummated, rescission of the merger.

Each of the defendants believes the claims asserted in this action are without merit and intends to vigorously defend against this lawsuit. However, at this time, it is not possible to predict the outcome of the proceeding or its impact on Louisiana Bancorp, Home Bancorp or the merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement as Annex A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

The Louisiana Bancorp board of directors has approved and adopted the merger agreement, pursuant to which Interim, a to-be-created wholly owned subsidiary of Home Bancorp, will be merged with and into Louisiana Bancorp, with Louisiana Bancorp as the surviving corporation, and immediately thereafter Louisiana Bancorp will be merged with and into Home Bancorp, with Home Bancorp as the surviving corporation.

The articles of incorporation and bylaws of Home Bancorp will continue to be the articles of incorporation and bylaws upon the consummation of the transactions contemplated by the merger agreement. In addition, the directors and officers of Home Bancorp will continue as the directors and officers of Home Bancorp upon consummation of the transactions contemplated by the merger agreement.

The merger agreement provides that Home Bancorp may at any time change the structure of the merger, but no such change may affect the U.S. federal income tax consequences to our shareholders, Louisiana Bancorp or Home Bancorp in the merger, alter the amount or kind of merger consideration provided under the merger agreement, jeopardize or delay the receipt of required regulatory approvals or the satisfaction of other conditions to the consummation of the merger or otherwise materially impede or delay consummation of the merger.

Effective Time of the Merger

The merger will become effective when articles of merger are filed with the Secretary of State of the State of Louisiana (or such later time as may be set forth in the articles of merger by the parties), which will not be done unless and until all conditions to the obligations of the parties to complete the merger are satisfied or waived (where legally permissible). See “The Merger Agreement—Conditions to the Completion of the Merger,” beginning on page 50. Although no assurance can be given in this regard, it is anticipated that the merger will become effective in the fourth quarter of 2015.

Merger Consideration; Treatment of Louisiana Bancorp Stock Options and Recognition and Retention Plan Awards

General. Each share of Louisiana Bancorp common stock issued and outstanding immediately prior to the completion of the merger, except for shares of Louisiana Bancorp common stock owned by Louisiana Bancorp, Home Bancorp or their respective subsidiaries (other than shares held in trust accounts, managed accounts and the like or otherwise in a fiduciary capacity, including shares held in connection with Louisiana Bancorp’s employee stock ownership plan, or as a result of debts previously contracted), will be converted into the right to receive $24.25 in cash without interest.

Stock Options. The merger agreement provides that, upon completion of the merger, each outstanding option to purchase Louisiana Bancorp common stock will be cancelled, and the holder of such option, whether or not vested, will be entitled to receive a cash payment equal to the excess of the $24.25 per share merger consideration over the exercise price of such option. The payment of cash for stock options, subject to necessary tax withholdings, will occur at or immediately prior to the effective time of the merger.

Recognition and Retention Plan Awards. All shares of Louisiana Bancorp common stock with respect to awards made under the Recognition and Retention Plan outstanding on the effective time of the merger will fully vest (to the extent not already the case) and be converted into the right to receive the merger consideration.

Bank Merger

Immediately after the merger, Bank of New Orleans will merge with and into Home Bank, with Home Bank as the surviving national bank.

Representations and Warranties of Louisiana Bancorp and Home Bancorp

The merger agreement contains customary representations and warranties of Louisiana Bancorp and Home Bancorp relating to their respective businesses. These representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. These representations, warranties and covenants are solely for the benefit of Louisiana Bancorp and Home Bancorp; may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Louisiana Bancorp and Home Bancorp, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting party that differ from those standards relevant to investors. You are not a third-party beneficiary under the merger agreement and in reviewing the representations, warranties and covenants contained in the merger agreement, as described below, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Louisiana Bancorp, Home Bancorp or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Louisiana Bancorp or Home Bancorp with the SEC. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Louisiana Bancorp or Home Bancorp. For the foregoing reasons, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement. See “Where You Can Find More Information” on page 56.

Each of Louisiana Bancorp and Home Bancorp has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and qualification;

•	authority relative to execution and delivery of the merger agreement and the completion of the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the filing of reports with regulatory agencies;

•	the absence of any material adverse change since December 31, 2014 and of any circumstance which has had or is reasonably likely to have a material adverse effect;

•	broker’s, finder’s and financial advisor’s fees; and

•	the accuracy of the information supplied for inclusion in this proxy statement and other documents.

We have also made additional representations and warranties to Home Bancorp with respect to, among other things:

•	our capitalization;

•	our financial statements;

•	legal proceedings;

•	taxes;

•	our employee benefit plans;

•	compliance with laws;

•	our material contracts;

•	agreements with regulatory agencies;

•	environmental matters;

•	trust and fiduciary services;

•	the loan portfolio;

•	our real and personal property;

•	derivative transactions;

•	state takeover laws;

•	insurance;

•	labor matters;

•	intellectual property;

•	transactions with affiliates; and

•	that we have received a fairness opinion from Sandler O’Neill to the effect that the merger consideration to be received by our shareholders is fair to our shareholders from a financial point of view.

Home Bancorp has made an additional representation and warranty to Louisiana Bancorp that it will have sufficient cash available as of the effective time of the merger in order to pay the merger consideration of $24.25 per share to the shareholders of Louisiana Bancorp. It has also represented to Louisiana Bancorp that neither it nor any of its affiliates or associates owns, directly or indirectly, any shares of Louisiana Bancorp common stock.

None of the representations and warranties in the merger agreement survive the merger.

Material Adverse Effect

Certain representations and warranties of Louisiana Bancorp and Home Bancorp are qualified as to “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect,” when used in reference to Louisiana Bancorp or Home Bancorp, as the case may be, means any event, change, circumstance, occurrence, effect or state of facts that (1) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of such party or its subsidiaries, taken as a whole, or (2) prevents or materially impairs the ability of such party or its subsidiaries to consummate the merger or any of the other transactions contemplated by the merger agreement or would reasonably be expected to do so.

In determining whether a material adverse effect has occurred or would reasonably be expected to occur, Louisiana Bancorp and Home Bancorp will disregard any effects resulting from:

•	Any changes in general economic conditions (including changes in prevailing interest rates, credit availability and liquidity), or any outbreak or escalation of hostilities or acts of war or terrorism, except to the extent that the impact has a disproportionately adverse effect on such party and its subsidiaries, taken as a whole, as compared to similarity-situated banks or bank holding companies in the U.S.;

•	Changes in banking or other laws or accounting requirements, except to the extent that the impact of the change has a disproportionately adverse effect on such party and its subsidiaries, taken as whole, as compared to similarly-situated banks or bank holding companies in the U.S.;

•	Announcement or pendency of the merger;

•	Actions or omissions required by the merger agreement or taken with the prior written consent of the other party or any action not taken by a party to the extent taking such action is expressly prohibited by the merger agreement without the prior written consent of the other party and such consent has not been given;

•	Any legal claims asserted or other actions initiated by shareholders of the applicable party arising out of or relating to the merger agreement;

•	A failure to meet earnings projections or internal financial forecasts, but not including the causes thereof;

•	Any expenses incurred by a party in connection with the merger agreement or the transactions contemplated thereby, including payments to be made pursuant to employment agreements, supplemental executive retirement plans, severance agreements and the termination of employee benefit plans; or

•	With respect to Louisiana Bancorp only, the departure of any of our or Bank of New Orleans’s employees.

Conduct Pending the Merger

The merger agreement contains covenants of Louisiana Bancorp and Home Bancorp pending the completion of the merger, including covenants regarding the conduct of Louisiana Bancorp’s business. These covenants are briefly described below. As a general matter, we have agreed that we will, and will cause Bank of New Orleans to, conduct our business in the ordinary course consistent with past practice.

More specifically, except as otherwise provided in the merger agreement, during the period from June 18, 2015, the date of the merger agreement, to the completion of the merger, we have agreed that neither we nor Bank of New Orleans will take certain actions, or agree to take certain actions, unless consented to by Home Bancorp or permitted to or required by the merger agreement. We will not:

•	declare or pay any dividends or distributions on Louisiana Bancorp common stock, except for regular quarterly cash dividends at rate not in excess of $0.07 per share;

•	repurchase, redeem or acquire any shares of Louisiana Bancorp common stock, split, combine or reclassify any shares of capital stock or issue, deliver or sell any shares of Louisiana Bancorp capital stock or securities convertible into any such shares or any rights, warrants or options with respect to its capital stock;

•	amend our articles of incorporation or our bylaws;

•	make any capital expenditures other than ordinary course expenditures or those which are necessary to maintain existing assets in good repair and are not in excess of $25,000 in the aggregate;

•	enter into any new line of business;

•	acquire or agree to acquire, by merger, consolidation or purchase of a substantial equity interest in or a substantial portion of the assets of, or otherwise, any corporation or other business organization which would be material to Louisiana Bancorp, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business;

•	except as may be required by law, take any action that would reasonably be expected to jeopardize or materially delay the receipt of regulatory approval necessary for the consummation of the merger;

•	except as may be required by law, take any action that may reasonably be expected to result in any of our representations or warranties becoming untrue or any of the conditions to the merger not being satisfied;

•	change our accounting practices as in effect on December 31, 2014, except as required by GAAP or regulatory accounting principles or enter into any agreement or arrangement with respect to taxes;

•	adopt, amend, renew or terminate any employee benefit plan or any agreement, arrangement, plan or policy between Louisiana Bancorp or Bank of New Orleans and any director, officer or employee except as expressly required by the merger agreement or law or to maintain the plan’s tax-qualification, if applicable;

•	except as may be required by law, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement currently in effect;

•	other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of our material assets, properties or other rights or agreements;

•	other than in the ordinary course of business consistent with past practice, incur or assume any indebtedness for borrowed money, engage in any repurchase transactions, or guarantee or otherwise become responsible for the obligations of any third party;

•	change our existing deposit policy (except for ordinary course changes in interest rates), incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice, or accept any brokered deposits;

•	sell, purchase, enter into a lease, relocate, open or close any office or file any application pertaining to such action with any regulatory agency;

•	except as may be required by applicable law, change any of our commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

•	purchase any mortgage loan servicing rights;

•	create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services;

•	adopt a plan of liquidation or dissolution or fail to maintain in good standing our corporate existence;

•	hire or appoint any new executive officer or director;

•	settle or pay any uninsured legal action in an amount exceeding $25,000;

•	fail to conduct a Phase I environmental study before foreclosing on any parcel of commercial real property;

•	acquire any non-agency mortgage-backed or related securities;

•	fail to take any action required by any governmental agency;

•	make any new loan or other credit facility commitment in an amount in excess of $500,000, other than (1) commitments issued prior to the date of the merger agreement, (2) the renewal of existing lines of credit, (3) the origination of new single-family residential mortgage loans originated for sale into the secondary market which meet applicable secondary market requirements and which do not exceed $1.2 million for any loan, and (4) the origination of any new commercial real estate loan which has a variable rate of interest and which does not exceed $1.5 million;

•	originate for portfolio any new fixed-rate single-family residential mortgage loans with a maturity in excess of five years; or

•	agree to do any of the foregoing.

Home Bancorp has agreed that, until the completion of the merger, it will not, and will not permit its subsidiaries to, take any action that would result in any of its representations or warranties becoming untrue or any of the conditions to the merger not being satisfied or that would reasonably be expected to jeopardize or materially delay the receipt of any regulatory approvals necessary for the merger. Also, neither Home Bancorp nor any of its subsidiaries may agree to do any of the foregoing.

The merger agreement contains additional agreements of Louisiana Bancorp and Home Bancorp concerning, among other things:

•	to cooperate with each other and use their reasonable best efforts to prepare and file all necessary regulatory applications with respect to the merger and obtain as promptly as practicable all consents and approvals which are necessary for the merger to be consummated;

•	to furnish to each other upon request all information concerning themselves, as applicable, and their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement or any notice, application or other document to be delivered in connection with the merger agreement; and

•	to promptly furnish each other with copies of written communications received from, or delivered to, any governmental agency with respect to the transactions contemplated by the merger agreement.

No Solicitation

The merger agreement provides that neither Louisiana Bancorp nor any of its directors, officers, employees, consultants, advisors or other representatives shall directly or indirectly solicit, initiate, endorse or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries or the making of any proposal, or offer, or take any action designed to facilitate or that is likely to result in, a Company Acquisition Proposal. The term “Company Acquisition Proposal” is generally defined in the merger agreement to mean any inquiry, proposal or offer with respect to any of the following (other than the transactions contemplated by the merger agreement):

•	a merger, consolidation, share exchange or similar business combination transaction involving Louisiana Bancorp or Bank of New Orleans;

•	any transaction pursuant to which any third party would acquire 20% or more of Louisiana Bancorp’s or Bank of New Orleans’s business, revenue, net income, assets or deposits; or

•	any acquisition of 20% or more of the voting power of Louisiana Bancorp or Bank of New Orleans.

The merger agreement requires Louisiana Bancorp and all of its directors, officers, employees or representatives to immediately cease and cause to be terminated all discussions or negotiations with any other party with respect to any Company Acquisition Proposal. The merger agreement also provides that, except as provided below, neither Louisiana Bancorp nor any of its directors, officers, employees, or representatives, shall, directly or indirectly:

•	enter into any agreement with respect to any Company Acquisition Proposal;

•	participate in any discussions or negotiations regarding any Company Acquisition Proposal;

•	approve or recommend any Company Acquisition Proposal; or

•	approve or recommend a Company Alternative Acquisition Agreement (which means a letter of intent, memorandum of understanding or similar agreement constituting, or reasonably likely to lead to, a Company Acquisition Proposal).

Under certain circumstances, the merger agreement allows Louisiana Bancorp to furnish information regarding Louisiana Bancorp to any person making an acquisition proposal and participate in discussions regarding a Company Acquisition Proposal, subject to such person executing a confidentiality agreement with customary terms, prior to obtaining shareholder approval of the merger. Prior to shareholder approval, we can take the foregoing actions only if the following conditions are met:

•	Louisiana Bancorp receives an unsolicited written Company Acquisition Proposal that its board of directors believes is bona fide (the terms of which the board is entitled to clarify if necessary, so long as the board in good faith believes that the proposal is bona fide and such proposal was not a result of a breach of the Louisiana Bancorp’s non-solicitation obligations);

•	such Company Acquisition Proposal was not the result of a material breach by Louisiana Bancorp of its non-solicitation obligations under the merger agreement;

•	Louisiana Bancorp’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such actions would be reasonably likely to violate their fiduciary duties under applicable law; and

•	Louisiana Bancorp’s board of directors (after consultation with its outside legal counsel and financial advisor) believes the Company Acquisition Proposal constitutes or is reasonably likely to lead to a “Company Superior Proposal.”

Under the merger agreement, a “Company Superior Proposal” is defined as an unsolicited, bona fide Company Acquisition Proposal (as explained above, but utilizing a threshold of 50% or more of the voting power, assets, business, net income, etc.) on terms that Louisiana Bancorp’s board of directors determines, in its good faith judgment, after consultation with its outside legal counsel and financial advisor:

•	if consummated, would result in a transaction more favorable to Louisiana Bancorp’s shareholders from a financial point of view than the merger (taking into account any adjustments proposed by Home Bancorp in response to a Company Acquisition Proposal); and

•	if accepted, is reasonably likely to be consummated on the terms proposed on a timely basis.

We have further agreed to notify Home Bancorp promptly (but in no event later than 48 hours) in writing after we receive any Company Acquisition Proposal or any request for nonpublic information relating to us or if we enter into discussions or negotiations concerning any Company Acquisition Proposal, and to provide Home Bancorp with copies of all material documentation and correspondence related thereto.

Board Recommendation

Our board of directors also has agreed, subject to limited exceptions, to recommend the approval and adoption of the merger agreement by our shareholders, as the board has done in this proxy statement. Our board of directors may withdraw, qualify or modify such recommendation (which actions, as well as any endorsement or recommendation of any Company Acquisition Proposal, are referred to as a “Company Adverse Recommendation Change”) only after receipt of a Company Superior Proposal, if our shareholders have not approved the merger agreement with Home Bancorp and if our board of directors, after having consulted with and considered the advice of its outside legal counsel, has concluded in good faith that the failure to make a Company Adverse Recommendation Change would be reasonably likely to violate such directors’ fiduciary duties under applicable law, provided that (1) Louisiana Bancorp provides Home Bancorp at least two business days’ notice of its intention to make the Company Adverse Recommendation Change, (2) before making the Company Adverse Recommendation Change, Louisiana Bancorp makes its representatives available to negotiate with Home Bancorp, to the extent that Home Bancorp wishes to negotiate with Louisiana Bancorp in response to an alternative acquisition proposal, and (3) our board of directors concludes (after consultation with outside legal counsel and its financial advisor) that the alternative proposal continues to be, after consideration of any adjustments that Home Bancorp has proposed in the negotiations in response thereto, to be a Company Superior Proposal. In such event, Louisiana Bancorp would be permitted to terminate the merger agreement in order to enter into an agreement to effect the Company Superior Proposal, subject to the payment of the termination fee described below.

Reasonable Best Efforts

Louisiana Bancorp and Home Bancorp have agreed to use reasonable best efforts to take all actions that are necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable. This obligation includes using reasonable best efforts to resist, contest or defend any proceedings (including administrative proceedings) challenging the merger or the completion of the transactions contemplated by the merger agreement and to seek to have vacated or overturned any governmental order that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the merger agreement. However, the parties’ agreement to use their respective reasonable best efforts shall not preclude either party from exercising its rights under the merger agreement.

Conditions to the Completion of the Merger

Completion of the merger is subject to the satisfaction of conditions set forth in the merger agreement or, to the extent permitted by law, the waiver of those conditions by the party entitled to do so, at or before the effective time of the merger.

The obligations of both Louisiana Bancorp and Home Bancorp to consummate the merger are conditioned upon satisfaction or waiver of each of the following:

•	the merger agreement shall have been approved by the requisite vote of our shareholders;

•	all necessary regulatory approvals shall have been received and remain in full force and effect and all statutory waiting periods shall have expired;

•	no order, injunction or decree or other legal restraint or prohibition shall be outstanding that would prevent the merger; and

•	no statute, rule, regulation, order, injunction or decree shall be outstanding that prohibits, restricts or makes illegal the completion of the merger or the bank merger.

The obligations of Home Bancorp to consummate the merger are conditioned upon satisfaction or waiver of each of the following:

•	Louisiana Bancorp must have performed in all material respects all of its obligations under the merger agreement;

•	the representations and warranties of Louisiana Bancorp in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of consummation of the merger, except as to any representation and warranty which specifically relates to an earlier date. The representations and warranties of Louisiana Bancorp, with certain limited exceptions, will be deemed to be true and correct unless the failure of those representations and warranties to be true and correct, individually or in the aggregate, would have a material adverse effect on Louisiana Bancorp;

•	no governmental entity shall have initiated any proceeding seeking to enjoin the merger or the bank merger and no such action shall be threatened;

•	each of the material third-party consents to the merger agreement and the transactions under it must have been obtained; and

•	no required regulatory approval shall either (1) prohibit or materially limit Home Bancorp or Home Bank’s ownership or operation of all or any material portion of our or Bank of New Orleans’s business or assets or (2) require Home Bancorp or Home Bank to dispose of or hold separate all or any material portion of our or Bank of New Orleans’s business or assets.

The obligations of Louisiana Bancorp to consummate the merger are subject to satisfaction or waiver of similar conditions regarding Home Bancorp having performed all of its obligations in all material respects under the merger agreement and with respect to the validity of its representations and warranties. Also, no governmental entity shall have initiated any proceeding seeking to enjoin the merger or the bank merger and no such action shall be threatened.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement, we have no reason to believe that any of these conditions will not be satisfied.

Extension, Waiver and Amendment of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement if so authorized by their respective boards of directors. However, after any approval of the transactions contemplated by the merger agreement by our shareholders, there may not be, without further Louisiana Bancorp shareholder approval, any amendment of the merger agreement that requires such further shareholder approval under applicable law. Either party to the merger agreement may, subject to applicable law, extend the time for performance of any obligation of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement, or waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated in writing prior to the completion of the merger, whether before or after our shareholders approve the merger agreement under the following circumstances:

•	by the mutual written consent of Louisiana Bancorp and Home Bancorp;

•	by Home Bancorp or Louisiana Bancorp if:

¡	the merger is not completed by February 15, 2016, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its obligations under the merger agreement;

¡	a court or other governmental entity issues a final, nonappealable order enjoining or otherwise restraining or prohibiting the transactions contemplated by the merger agreement;

¡	Louisiana Bancorp’s shareholders fail to adopt the merger agreement; or

¡	any governmental entity that is required to approve the merger and the other transactions contemplated by the merger agreement shall have issued a final, nonappealable denial of the merger, or the other transactions contemplated by the merger agreement unless the cause for such denial is due to the failure of the party seeking termination to comply with any provision of the merger agreement;

•	by Home Bancorp if:

¡	Louisiana Bancorp has breached its representations, warranties, covenants or agreements in a manner that cannot be cured, or is not cured or waived upon the earlier of 30 days’ notice of such breach and February 15, 2016, and such breach would result in the failure of any of the conditions to closing for Home Bancorp;

¡	prior to the shareholders of Louisiana Bancorp approving the merger agreement, Louisiana Bancorp or its board of directors, (1) effects a Company Adverse Recommendation Change or approves, adopts or recommends any Company Acquisition Proposal (each as defined earlier), (2) materially breaches the no solicitation provisions of the merger agreement or (3) fails to convene and hold a meeting of the shareholders to consider the merger agreement; or

¡	if Louisiana Bancorp or its board of directors either recommends to shareholders that they tender their shares in any tender offer or exchange offer made by another party for 20% or more of the outstanding shares of Louisiana Bancorp common stock or does not recommend, within 10 business days of the announcement of a tender offer, that shareholders reject any such tender offer or exchange offer.

We also may terminate the merger agreement if Home Bancorp has breached any of its representations, warranties, covenants or agreements in a manner that cannot be cured, or is not cured or waived upon the earlier of 30 days written notice of such breach and February 15, 2016, and such breach would result in the failure of any of the conditions to closing for Louisiana Bancorp. Finally, we may terminate the merger agreement in connection with our entering into a definitive agreement to effect a Company Superior Proposal (as defined earlier).

Termination Fee

There are four sets of circumstances under which Louisiana Bancorp may owe Home Bancorp a termination fee. In all cases, the fee is $3.0 million.

Under the first set of circumstances, a Company Acquisition Proposal must be received or publicly disclosed prior to the termination of the merger agreement either (1) because the merger has not been consummated by February 15, 2016 (provided Louisiana Bancorp shareholder approval has not been theretofore received) because Louisiana Bancorp’s shareholders have not approved the merger agreement or (2) on account of Louisiana Bancorp’s breach of its representations, warranties, covenants or agreements. If the foregoing has occurred and within 12 months of such termination Louisiana Bancorp or Bank of New Orleans executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (not necessarily the same proposal that was publicly disclosed prior to the merger agreement’s termination), then on the date of such execution or consummation, as the case may be, Louisiana Bancorp will be required to pay Home Bancorp the termination fee by wire transfer of same-day funds.

We will also be required to pay Home Bancorp the termination fee if Home Bancorp terminates the merger agreement prior to our receipt of shareholder approval because Louisiana Bancorp or our board of directors has either (1) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal; (2) failed to recommend the merger and the approval of the merger agreement by Louisiana Bancorp’s shareholders; (3) materially breached the non-solicitation provisions of the merger agreement; or (4) failed to call, give notice of, convene and hold the meeting of Louisiana Bancorp’s shareholders to consider the merger agreement.

In addition, a termination fee will be due to Home Bancorp if we or our board of directors recommends that Louisiana Bancorp’s shareholders tender their shares in any tender offer or exchange offer for 20% or more of the outstanding shares of Louisiana Bancorp common stock or does not, within 10 business days of the commencement of such tender offer or exchange offer, recommend that Louisiana Bancorp’s shareholders reject such tender offer or exchange offer.

Finally, we will be required to pay Home Bancorp the termination fee if we terminate the merger agreement in connection with our entering into a definitive agreement to effect a Company Superior Proposal.

Expenses

The merger agreement provides that, as a general matter, each party will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. In certain circumstances, however, Louisiana Bancorp may be required to pay a termination fee to Home Bancorp, as discussed in the immediately preceding section.

MARKET PRICES FOR LOUISIANA BANCORP COMMON STOCK

Louisiana Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol “LABC”. The following table sets forth the high and low prices of the Company’s common stock as reported by the NASDAQ Stock Market LLC and cash dividends declared per share for the periods indicated. Louisiana Bancorp did not pay dividends prior to 2014.

	Louisiana Bancorp Common Stock
	High	Low	Dividends
2015
3rd Quarter (through July 23, 2015)	$24.35	$23.80	$—
2nd Quarter	24.85	19.50	0.07
1st Quarter	22.89	20.06	0.07

2014
4th Quarter	24.10	20.00	0.80
3rd Quarter	22.00	19.62	0.05
2nd Quarter	22.99	19.00	0.05
1st Quarter	19.94	17.91	0.05

2013
4th Quarter	18.44	17.53	—
3rd Quarter	18.43	16.75	—
2nd Quarter	17.12	16.08	—
1st Quarter	17.75	15.00	—

The closing sale price of our common stock on the NASDAQ Global Market on June 18, 2015, which was the last trading day prior to public announcement of the signing of the merger agreement, was $22.44 per share. On July 23, 2015, the last practicable full trading day before the date of this proxy statement, the closing price for Louisiana Bancorp common stock on the NASDAQ Global Market was $24.20. You are encouraged to obtain current market quotations for Louisiana Bancorp common stock in connection with voting your shares.

As of July 23, 2015, the last practicable full trading day before the date of this proxy statement, there were 2,902,548 shares of common stock outstanding, held by approximately 220 shareholders of record.

CERTAIN BENEFICIAL OWNERS OF LOUISIANA BANCORP COMMON STOCK

The following table sets forth, as of July 23, 2015, the number of shares of our common stock beneficially owned by (1) each person or entity, including any group (as that term is used in Section 13(d)(3) of the Exchange Act), known to us to be the beneficial owner of 5% or more of our outstanding common stock, (2) each director, (3) our executive officers, and (4) all directors and executive officers as a group. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated (subject to any applicable community property laws). The address of each director is the address of our executive offices.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Common Stock

Arrowpoint Asset Management, LLC 100 Fillmore Street, Suite 325 Denver, Colorado 80206	183,827	(2)	6.3%

Louisiana Bancorp, Inc. Employee Stock Ownership Plan c/o Louisiana Bancorp, Inc. 1600 Veterans Memorial Boulevard Metairie, Louisiana 70005	496,652	(3)	17.1

Directors:

Maurice F. Eagan, Jr.	96,179	(4)	3.3
Michael E. Guarisco	78,010	(5)	2.7
Gordon K. Konrad	99,943	(6)	3.4
Brian G. LeBon, Sr.	104,806	(7)	3.6
Lawrence J. LeBon, III	281,644	(8)(9)(10)	9.3
Ivan J. Miestchovich, Ph.D.	54,981	(8)(11)	1.9

Other Named Executive Officers:
John P. LeBlanc	186,480	(8)(10)(12)	6.2
C. Holly Callia	65,123	(8)(13)	2.2

All Directors and Executive Officers as a group (8 persons)	967,166		33.3

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock outstanding as of July 23, 2015, which was 2,902,548 shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of common stock which may be acquired within 60 days of the record date pursuant to the exercise of outstanding stock options. Shares of common stock which are subject to stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.
(2)	The amount shown in the table and the following information are based on a Schedule 13G/A (Amendment No. 1) filed with the SEC on February 14, 2013 by Arrowpoint Asset Management, LLC (“Arrowpoint”) reporting beneficial ownership as of December 31, 2012, which is the last Schedule 13G filed by Arrowpoint relating to its ownership of our common stock. Arrowpoint, a registered investment advisor, possesses sole voting and dispositive power with respect to all of the shares covered by the Schedule 13G/A.
(3)	As of July 23, 2015, 183,687 shares held in the employee stock ownership plan trust had been allocated to the accounts of participating employees. Under the employee stock ownership plan the plan trustees vote all allocated shares in accordance with the instructions of the participating employees. Unallocated shares are generally voted by the trustee in the same ratio on any matter as those shares for which instructions are given by the participants.
(4)

Includes 5,461 shares held by Mr. Eagan as custodian for his son, 5,962 shares held by Mr. Eagan’s wife as custodian for their daughter, 15,337 shares held in the Bank of New Orleans deferred compensation plan and 25,000 shares held by Eagan Insurance Agency, Inc. of which Mr. Eagan is president. Mr. Eagan has pledged 31,728 shares of common stock as collateral for a loan from a third party financial institution.
(5)	Includes 17,572 shares held jointly with Mr. Guarisco’s wife and 16,019 shares held in the Bank of New Orleans deferred compensation plan.
(6)	Includes 2,000 shares held by Mr. Konrad’s wife as custodian for their son and 17,487 shares held in the Bank of New Orleans deferred compensation plan.
(7)	Includes 14,866 shares held in the Bank of New Orleans deferred compensation plan.
(8)	Includes stock options which have been granted to the directors and officers under our 2007 Stock Option Plan and which are exercisable within 60 days of the voting record date, as follows:

Name	Stock Options
Lawrence J. LeBon, III	115,241
Ivan J. Miestchovich, Ph.D.	27,728
John P. LeBlanc	126,914
C. Holly Callia	7,200

Total	277,083

(9)	Includes 51,044 shares held in the Bank of New Orleans 401(k) plan, 10,000 shares held in a trust for Mr. LeBon’s nephews for which Mr. LeBon is trustee and 18,932 shares allocated to Mr. LeBon’s account in our employee stock ownership plan, over which Mr. LeBon has voting power. Mr. LeBon has pledged 43,402 shares of common stock as collateral for a loan from a third party financial institution.
(10)	Does not include unallocated shares held in the Recognition and Retention Plan, which are voted by the trustees of the plan, Lawrence J. LeBon, III, and John P. LeBlanc.
(11)	Includes 13,600 shares held jointly with Mr. Miestchovich’s wife.
(12)	Includes 1,281 shares held jointly with Mr. LeBlanc’s wife, 15,448 shares held in the Bank of New Orleans 401(k) plan and 9,738 shares allocated to Mr. LeBlanc’s account in our employee stock ownership plan, over which Mr. LeBlanc has voting power.
(13)	Includes 4,508 shares held in the Bank of New Orleans 401(k) plan, 13,815 shares allocated to Ms. Callia’s account in our employee stock ownership plan, over which Ms. Callia has voting power, and 8,200 shares in the Recognition and Retention Plan over which Ms. Callia may provide voting instructions.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

We will hold our 2016 Annual Meeting of Shareholders only if the merger is not completed. At the annual meeting each year, the board of directors submits to shareholders its nominee(s) for election as directors. In addition, the board may submit other matters to the shareholders for action at the annual meeting. Shareholders may also submit proposals for action at the annual meeting.

Any proposal which a shareholder wishes to have included in the proxy materials of Louisiana Bancorp relating to the next annual meeting of shareholders of Louisiana Bancorp (if the merger is not completed) must be made in writing and filed with the Corporate Secretary, Louisiana Bancorp, 1600 Veterans Memorial Boulevard, Metairie, Louisiana 70005, no later than December 9, 2015. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of shareholders, if the merger is not completed. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in Louisiana Bancorp’s proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Article 6, Section F, with respect to nominations of directors, and Article 9, Section D, with respect to other proposals, of our Articles of Incorporation. Notice of the proposal must be given in writing and delivered to, or mailed and received at, our principal executive offices 120 days before the anniversary date of the date of mailing of our proxy materials for the immediately preceding annual meeting. For our annual meeting in 2016, if the merger is not completed, this notice must be received by December 9, 2015. The notice must include the information required by the applicable Section of our Articles of Incorporation.

OTHER MATTERS

As of the date of this proxy statement, Louisiana Bancorp management was not aware of any other matters to be brought before the special meeting other than those set forth herein. However, if any other matters are properly brought before the special meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

Louisiana Bancorp files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this proxy statement and any reports, statements or other information that Louisiana Bancorp files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Louisiana Bancorp’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that Louisiana Bancorp files with the SEC are also found on its website, www.bankofneworleans.com, by clicking on “SEC Filings” under the link “Investor Relations.” Finally, you can obtain copies of any of these documents by requesting them in writing or by telephone from Louisiana Bancorp at the following address:

Louisiana Bancorp, Inc.

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Attention: Mr. John P. LeBlanc

Phone: (504) 834-1190

To obtain timely delivery of these documents, you must request them no later than August 21, 2015, which is five business days before the date of the special meeting. You will not be charged for any of these documents that you request. If you request any documents, we will mail them to you by first class mail or another equally prompt means after we receive your request.

Except where otherwise indicated, Louisiana Bancorp has supplied all information contained in this proxy statement relating to Louisiana Bancorp and Home Bancorp has supplied all information relating to Home Bancorp.

You should rely only on the information contained in this proxy statement to vote your Louisiana Bancorp shares at the special meeting. Neither Louisiana Bancorp nor Home Bancorp has authorized anyone to give any information or make any representation about the merger or Louisiana Bancorp that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this proxy statement and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates. These representations, warranties and covenants are solely for the benefit of Louisiana Bancorp and Home Bancorp; may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Louisiana Bancorp and Home Bancorp, rather than establishing matters as facts; and may be subject to standards of materiality applicable to the contracting party that differ from those standards relevant to investors. You are not a third-party beneficiary under the merger agreement and in reviewing the representations, warranties and covenants contained in the merger agreement, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Louisiana Bancorp, Home Bancorp or any of their respective subsidiaries or affiliates. Such representations and warranties are not intended to amend, supplement or supersede any statement contained in any reports or documents filed by Louisiana Bancorp or Home Bancorp with the SEC. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Louisiana Bancorp or Home Bancorp. For the foregoing reasons, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement.

Annex A

AGREEMENT AND PLAN OF MERGER

Between

HOME BANCORP, INC.

And

LOUISIANA BANCORP, INC.

Dated as of June 18, 2015

A-i

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT	A-20

5.1	Corporate Organization	A-20
5.2	Parent Bank	A-20
5.3	Authority; No Violation	A-21
5.4	Consents and Approvals	A-21
5.5	Reports	A-21
5.6	Broker’s Fees	A-21
5.7	Absence of Certain Changes or Events	A-22
5.8	Parent Information	A-22
5.9	Ownership of Company Common Stock	A-22
5.10	Approvals	A-22
5.11	Ability to Pay	A-22

ARTICLE VI	COVENANTS RELATING TO CONDUCT OF BUSINESS	A-22

6.1	Covenants of the Company	A-22
6.2	Covenants of Parent	A-24

ARTICLE VII	ADDITIONAL AGREEMENTS	A-25

7.1	Regulatory Matters	A-25
7.2	Access to Information	A-26
7.3	No Solicitation by Company	A-27
7.4	Company Shareholder Meeting	A-29
7.5	Reasonable Best Efforts	A-30
7.6	Takeover Laws	A-30
7.7	Parent Employee Benefit Plans	A-30
7.8	Indemnification	A-31
7.9	Additional Agreements	A-32
7.10	Company Employee Severance Policy	A-32
7.11	Notification of Certain Matters	A-33
7.12	Execution and Authorization of Bank Merger Agreement and the Plan of Second Merger	A-33
7.13	Shareholder Litigation	A-33
7.14	Public Announcements	A-33
7.15	Support Agreements	A-33
7.16	Company ESOP and Company 401(k) Plan Matters	A-33
7.17	Existing Employment Agreements	A-34
7.18	Existing Deferred Compensation Plans	A-35
7.19	No Control of Other Party’s Business	A-35
7.20	Operating Functions	A-35
7.21	Retention Bonuses	A-36
7.22	Disclosure Supplements	A-36
7.23	Stock Exchange De-Listing; Exchange Act De-Registration	A-36
7.24	Section 16 Votes	A-36

ARTICLE VIII	CONDITIONS PRECEDENT	A-36

8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-36
8.2	Conditions to Obligation of Parent	A-36
8.3	Conditions to Obligation of the Company	A-37

A-ii

ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	A-38

9.1	Termination	A-38
9.2	Effect of Termination	A-39
9.3	Fees and Expenses	A-39
9.4	Amendment or Supplement	A-40
9.5	Extension of Time; Waiver	A-40

ARTICLE X	GENERAL PROVISIONS	A-41

10.1	Closing	A-41
10.2	Nonsurvival of Representations, Warranties and Agreements	A-41
10.3	Notices	A-41
10.4	Interpretation	A-42
10.5	Counterparts	A-42
10.6	Entire Agreement	A-42
10.7	Governing Law	A-42
10.8	Enforcement	A-42
10.9	Severability	A-42
10.10	Assignment; No Third Party Beneficiaries	A-43
10.11	Knowledge of the Company	A-43

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 18, 2015, is entered into between Home Bancorp, Inc., a Louisiana corporation (“Parent”), and Louisiana Bancorp, Inc., a Louisiana corporation (the “Company”).

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the merger of Interim (as hereinafter defined) with and into the Company, with the Company to be the surviving corporation, and the subsequent merger of the surviving corporation of the Merger (as hereinafter defined) with and into the Parent, advisable and in the best interests of Parent and its shareholders, and (ii) authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Merger, advisable and in the best interests of the Company and its shareholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of this Agreement by the shareholders of the Company;

WHEREAS, as soon as practicable after the execution and delivery of this Agreement, Home Bank, National Association, a national bank and wholly-owned subsidiary of Parent (the “Parent Bank”), and Bank of New Orleans, a federal savings bank and wholly-owned subsidiary of the Company (the “Company Bank”), will, pursuant to Section 7.12 hereof, enter into an Agreement and Plan of Merger (the “Bank Merger Agreement”), pursuant to which the Company Bank shall merge with and into Parent Bank (the “Bank Merger”), with Parent Bank to be the surviving bank (the “Surviving Bank”), with the Bank Merger to be consummated as promptly as possible following the consummation of the Merger; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger and the Bank Merger, all as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1      Organization of Interim; the Merger.  Subject to the terms and conditions of this Agreement, HB II Acquisition Corp., a Louisiana corporation and wholly-owned subsidiary of Parent (“Interim”) to be formed in connection with the transactions contemplated hereby, shall at the Effective Time (as defined in Section 1.2 hereof) be merged with and into the Company in accordance with the Louisiana Business Corporation Act (“LBCA”) (the “Merger”), with the Company as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and the separate existence of Interim shall cease. Prior to the Effective Time, Parent shall cause Interim to be organized under the LBCA and, in accordance with all necessary corporate and other approvals, to bind itself to the provisions of this Agreement obligating, benefitting and otherwise affecting it. Simultaneously with or as soon as practicable after the Effective Time, the Surviving Corporation shall be merged with and into Parent (the “Second Merger”) in accordance with an Agreement and Plan of Merger and Liquidation (the “Plan of Second Merger”) to be adopted by Parent and the Company, as the Surviving Corporation in the Merger.

1.2      Effective Time.  Subject to the provisions of this Agreement, articles of merger with respect to the Merger, complying with the LBCA (the “Articles of Merger”), shall be duly prepared, executed and delivered by Interim and the Company in a form acceptable to Parent and the Company for filing with the Secretary of State of the State of Louisiana (the “Secretary of State”) on the Closing Date (as defined in Section 10.1 hereof). The Merger shall become effective at such date and time as the Articles of Merger are filed with the Secretary of State or, as the case may be, at such later date and time as may be specified in the Articles of Merger (such time being the “Effective Time”); provided, that the parties shall cause the Merger to be effective no later than the business day following the Closing Date.

1.3      Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the LBCA and those set forth in this Agreement.

1.4      Conversion of Company Common Stock, Company Options and Interim Common Stock.

(a)      At the Effective Time, subject to the other provisions of this Article I, each share of the common stock, $0.01 par value per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock held directly or indirectly by Parent or the Company or any of their respective Subsidiaries (as defined below) (but excluding Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(b) hereof)) shall, by virtue of the Merger and without any action on the part of the Company, Interim or the holder thereof, be converted into and exchangeable for the right to receive $24.25 in cash (the “Per Share Merger Consideration” and, when in reference to more than one share of Company Common Stock, the “Merger Consideration”). At or immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock issued by the Company and as described on Company Disclosure Schedule Section 4.2 (each a “Company Option”), shall be cancelled, and each holder of any such Company Option, whether or not then vested or exercisable, shall be entitled to receive from the Company at or immediately prior to the Effective Time for each Company Option cash in an amount determined by multiplying (i) the excess, if any, of the Per Share Merger Consideration over the applicable exercise price per share of such Company Option by (ii) the number of shares of Company Common Stock subject to such Company Option (the “Option Consideration”). The payment of the Option Consideration referred to in the immediately preceding sentence to holders of Company Options shall be subject to the execution by any such holder of such instruments of cancellation as Parent and the Company may reasonably deem appropriate. The Company may make necessary tax withholdings from the Option Consideration as it deems appropriate to comply with applicable Law (as hereinafter defined).

The shares of Company Common Stock converted into the Per Share Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of Company Common Stock and each owner of a book entry share previously representing a non-certificated share of Company Common Stock (a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration applicable to such Certificate or Book-Entry Share, without interest.

(b)      At the Effective Time, all shares of Company Common Stock that are owned directly or indirectly by Parent or the Company or any of their respective Subsidiaries (other than shares of Company Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties, including all shares and share equivalents (the “Share Equivalents”) of Company Common Stock held in connection with the Company’s employee stock ownership plan (the “Company ESOP”) and the Company 401(k) Plan (any such shares and Share Equivalents, and shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) which are similarly held, whether held directly or indirectly by Parent or the Company, as the case may be, being referred to herein as “Trust Account Shares”) and (y) held by Parent or the Company or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of Company Common Stock, and shares of Parent Common

Stock which are similarly held, whether held directly or indirectly by Parent or the Company, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. All shares of Parent Common Stock that are owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares) shall become authorized but unissued shares of Parent Common Stock upon consummation of the transactions contemplated hereby.

(c)      At the Effective Time, each outstanding share of common stock of Interim, $.01 par value per share (“Interim Common Stock”), shall be converted by virtue of the Merger, automatically and without any action on the part of the Company, Interim or Parent, as the holder thereof, into an equal number of shares of the Surviving Corporation, which shall then constitute all of the outstanding common stock of the Company, as the Surviving Corporation.

1.5      RRP Shares.  Immediately prior to the Effective Time, each outstanding and unvested Plan Share Award (as defined in the Company’s 2007 Recognition and Retention Plan and Trust Agreement (the “Company RRP”)) granted prior to the date of this Agreement shall, in accordance with the terms of the Company RRP, become fully vested and non-forfeitable and shall be converted into the right to receive the Per Share Merger Consideration for each share of Company Common Stock underlying such RRP award. All unawarded shares of Company Common Stock held by the Company RRP (which amounted to 15,102 shares of Company Common Stock as of the date hereof) shall be deemed to be owned by Parent as of the Effective Time and shall be cancelled and cease to exist as of the Effective Time, with no consideration to be delivered in exchange therefor.

1.6      Parent Common Stock.  Except for shares of Parent Common Stock owned by the Company or any of its Subsidiaries (other than Trust Account Shares and DPC Shares), which shall be converted into authorized but unissued shares of Parent Common Stock as contemplated by Section 1.4(b) hereof, the shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

1.7      Articles of Incorporation.  At the Effective Time, the Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended in accordance with applicable Law.

1.8      Bylaws.  At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation unless and until thereafter amended in accordance with applicable law.

1.9      Directors and Officers of Surviving Corporation.

(a)      At and after the Effective Time, the directors of Interim shall become the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the LBCA. The directors of the Company and the Company Bank immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time and the effective time of the Bank Merger, respectively.

(b)      The officers of Interim shall become the officers of the Surviving Corporation at and after the Effective Time, unless and until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation and the LBCA. The officers of the Company immediately prior to the Merger shall submit their resignations, to be effective as of the Effective Time.

1.10    No Appraisal Rights.  Holders of outstanding shares of Company Common Stock will have no dissenters’ or appraisal rights under the LBCA with respect to the Merger.

1.11    Second Merger; Bank Merger.

(a)      As soon as reasonably practicable after the date of this Agreement, Parent shall (i) approve and adopt the Plan of Second Merger and (ii) execute and deliver the Plan of Second Merger. The Plan of Second Merger shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the surviving corporation will be Parent; that Parent’s directors and officers will be the directors and officers of the surviving corporation at and after the effective time of the Second Merger, unless and until changed in accordance with applicable Law; and that Parent’s articles of incorporation and bylaws will be the articles of incorporation and bylaws of the surviving corporation unless and until changed in accordance with the LBCA and such articles of incorporation and bylaws.

Promptly following the Effective Time of the Merger, Parent shall (a) cause the Surviving Corporation Board to (i) approve and adopt the Plan of Second Merger and (ii) the Surviving Corporation to execute and deliver the Plan of Second Merger and (b) approve and adopt the Plan of Second Merger as the sole shareholder of the Surviving Corporation at the time of the Second Merger. Thereafter, Parent shall cause the Second Merger to occur by filing articles of merger with respect to the merger of the Company (as the Surviving Corporation in the Merger) with and into Parent, pursuant to the LBCA and the Plan of Second Merger.

(b)        As of or as soon as reasonably practicable after the date of this Agreement, (a) Parent shall (i) cause the Board of Directors of Parent Bank to approve and adopt the Bank Merger Agreement, (ii) cause Parent Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of Parent Bank, and (b) the Company shall (i) cause the Board of Directors of the Company Bank to approve and adopt the Bank Merger Agreement, (ii) cause the Company Bank to execute and deliver the Bank Merger Agreement, and (iii) approve and adopt the Bank Merger Agreement as the sole shareholder of the Company Bank. The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby. Such terms shall include that the Surviving Bank will be Parent Bank, and that Parent Bank’s board of directors and officers will be the directors and officers of the Surviving Bank at and after the effective time of the Bank Merger, unless and until changed in accordance with applicable Law.

Prior to the Effective Time, the Company shall cause the Company Bank, and Parent shall cause Parent Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) simultaneously with the Second Merger or as soon thereafter as is practicable. Promptly following or simultaneously with the Second Merger, the parties will cause the Bank Merger to be consummated pursuant to the Bank Merger Agreement. Parent Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Home Bank, National Association”, and, following the Bank Merger, the separate corporate existence of the Company Bank shall cease. The parties agree that the Bank Merger shall become effective simultaneously with the effective time of the Second Merger or as soon thereafter as is practicable. Subject to obtaining such regulatory approvals as may be required, Parent and Parent Bank may, at their option, continue after the effective time of the Bank Merger to operate the former offices of the Company Bank under the name and signage of the Company Bank until the date when Parent Bank completes the conversion of those offices to the systems of Parent Bank.

1.12    Reservation of Right to Change Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Parent may at any time change the method of effecting the business combinations contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, that (A) any such change shall not result in any adverse federal income tax consequences of the Merger to holders of Company Common Stock or to Parent or the Company and (B) no such change shall (i) alter or change the amount or kind of the Merger Consideration or the Option Consideration, or (ii) jeopardize or materially delay the receipt of any required regulatory approvals of the Merger or the satisfaction of any other conditions set forth in Article VIII hereof or otherwise materially impede or delay consummation of the Merger. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE II

EXCHANGE OF SHARES OF COMPANY COMMON STOCK

2.1      Parent to Make Cash Available.  Immediately prior to the Effective Time, Parent shall deposit in trust with Computershare, Inc. (or another third party as may be mutually agreed upon by Parent and the Company), as exchange agent (in such capacity, the “Exchange Agent”), for the benefit of the holders of Certificates and Book – Entry Shares, for exchange in accordance with this Article II, an amount of cash equal to the aggregate Merger Consideration, so as to permit the Exchange Agent to make the payments required to be made by it pursuant to Section 2.2(a). The deposited funds are referred to as the “Exchange Fund.”

2.2      Exchange of Shares.

(a)      As soon as practicable after the Effective Time, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of Certificates, a letter of transmittal mutually acceptable to Parent and the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Article I, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration to holders of Company Common Stock. Parent shall instruct the Exchange Agent to timely pay the Merger Consideration following the receipt of a properly submitted letter of transmittal or, in the case of a holder of Book-Entry Shares, as soon as reasonably practicable after the Effective Time.

(b)      If any check representing Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with signature guaranteed as the letter of transmittal shall specify, and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes (as hereinafter defined) required by reason of the issuance of a check representing Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(c)      After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article II.

(d)      Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be returned to Parent. Any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to Parent or a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)      In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by

Parent, the posting by such person of a bond in such amount as Parent may reasonably direct (not exceeding the Merger Consideration deliverable with respect to such Certificate) as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to the last sentence of Section 2.2(d).

(f)      Parent or the Exchange Agent shall be entitled to deduct and withhold (without duplication) from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock or otherwise pursuant to this Agreement such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. Any amounts that are so deducted and withheld shall be paid over to the appropriate taxing authority by Parent or the Exchange Agent and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, (i) each holder that is to receive a payment pursuant to this Agreement will have the sole and exclusive responsibility for the satisfaction and payment of any such withholding tax obligations imposed on Parent by any Governmental Entity (as hereinafter defined) on account of such payment and (ii) no distribution will be made to or on behalf of such holder pursuant to this Agreement unless and until such holder has made arrangements satisfactory to the Parent and the Exchange Agent for the payment and satisfaction of such withholding tax obligations.

ARTICLE III

DISCLOSURE SCHEDULES

Prior to the execution and delivery of this Agreement, the Company has delivered to Parent, and Parent has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Parent, the “Parent Disclosure Schedule”) setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Parent, or to one or more of such party’s covenants contained in Articles VI or VII. Disclosure in any section of the Disclosure Schedule of a party shall apply only to the Section of this Agreement indicated in such Disclosure Schedule except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is relevant to another Section of this Agreement. Disclosures with respect to a section of this Agreement in the Disclosure Schedule of a party may incorporate by reference disclosures in such Disclosure Schedule with respect to any other section of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect (defined in Section 4.1(a)). The phrase “provided to Parent” or “made available to Parent” or “delivered to Parent” or any phrase of similar import means that the Company or the Company Bank has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Parent or its counsel.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Article III, the Company hereby represents and warrants to Parent as follows:

4.1      Corporate Organization.

(a)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on the Company (as defined below). The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (the “HOLA”). The Company has previously provided to Parent true and complete copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent or the Company, as the case may be, any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of such party and its Subsidiaries, as hereinafter defined, taken as a whole, or (B) prevents or materially impairs the ability of such party and its Subsidiaries to consummate the Merger, the Bank Merger or the Second Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, that a Material Adverse Effect for purposes of clause (A) shall not include any such effect attributable to or resulting from (1) the announcement of this Agreement or the pendency of the transactions contemplated hereby, (2) any legal claims asserted or other actions initiated by any holder of shares of Company Common Stock or Parent Common Stock arising out of or related to this Agreement, (3) any change in banking or similar laws, rules of regulations of general applicability or published interpretations thereof by courts or governmental authorities, (4) any change in accounting principles generally accepted in the United States (“GAAP”) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (5) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, credit availability and liquidity, (6) any action or omission of the Company or Parent or any Subsidiary of either of them taken in accordance with the terms of this Agreement or with the prior written consent of the other party hereto, or any action not taken by the Company or Parent or any Subsidiary of either of them to the extent such action is expressly prohibited by this Agreement without the prior consent of the other party and such other party has not consented to such action, (7) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (8) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby, including payments to be made pursuant to Sections 7.16, 7.17 or 7.18, hereof, (9) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or (10) as to the Company, the departure of any employees of the Company or any of its Subsidiaries, except, with respect to clauses (3), (4), (5) and (7) to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts has a disproportionately adverse effect on the Company or the Parent, as the case may be, as compared to similarly situated community banks or their holding companies in the United States.

(b)      The Company Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Other than the Company Bank, the Company’s only other direct or indirect Subsidiary is First Louisiana Mortgage, LLC, a Louisiana limited liability company (together with the Company Bank, the “Company Subsidiaries”). The Company has previously provided Parent with true and complete copies of the Charter, Articles of Incorporation, Bylaws and similar governing documents of each of the Company Subsidiaries as in effect as of the date hereof. Each of the Company Subsidiaries has the corporate (or equivalent ) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or the location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect. Other than the Company Subsidiaries, the Company does not own or control, directly or indirectly, greater than a 5.0% equity interest in any corporation, company, association, partnership, joint venture or other entity. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. The Company owns, directly or through Company Bank, all of the issued and outstanding shares of the capital stock or other equity interests of each of the Company Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity interest of or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of any of the Company Subsidiaries.

4.2      Capitalization.

As of the date of this Agreement, the authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of serial preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there were 2,902,548 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock issued and outstanding and 342,083 Company Options outstanding. The issued and outstanding Company Common Stock as of the date of this Agreement included 10,100 shares underlying unvested RRP awards and 496,652 shares held by the Company ESOP, 179,363 of which have been allocated to individual participant’s accounts. Except for Company Options granted under the Company’s 2007 Stock Option Plan, there are no shares of Company Common Stock reserved for issuance upon exercise of outstanding stock options, warrants, rights or similar instruments, and there were no shares of restricted stock outstanding except those specified above. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as reflected in Section 4.2 of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Common Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock or any other equity security of the Company. As of the date of this Agreement, the names of the holders of the Company Options and unvested RRP awards, including the number of options and/or RRP awards held by each of them, the exercise price of each Company Option and the vesting schedule on the date of this Agreement are set forth in Section 4.2 of the Company Disclosure Schedule.

4.3      Authority; No Violation.

(a)      The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Company Board. The Company Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval and adoption at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the Company’s shareholders, by a vote of a majority of the votes entitled to be cast on this Agreement (the “Company Requisite Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the filing of Articles of Merger as provided in Section 1.2 hereof. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)      Except as may be set forth in Section 4.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company and the Company Bank of the transactions contemplated hereby, nor compliance by the Company and its Subsidiaries with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the Charter, bylaws or similar governing documents of the Company Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained and remain in effect, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4      Consents and Approvals.

           Except for (i) the approval and adoption of this Agreement by the Company Requisite Vote of the shareholders of the Company and the filing of the Proxy Statement with the SEC in connection therewith, (ii) filings of applications, waiver requests and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of the Comptroller of the Currency (the “OCC”), (iii) filing of the Articles of Merger, the Bank Merger Certificates and the articles of merger with respect to the Second Merger, and (iv) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule (the consents and approvals referred to in clause (iv) are called the “Third Party Consents”), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) or with any third party are required to be made or obtained by the Company in connection with (1) the execution and delivery by the Company of this Agreement and (2) the consummation of the Merger, the Second Merger and the other transactions contemplated hereby, including the consummation by the Company Bank of the Bank Merger. On the date of this Agreement, the Company knows of no reason why all such filings cannot be timely made and believes it is likely that all such approvals will be timely obtained.

4.5      SEC Reports.  As used herein, “Company SEC Documents” means, collectively, each registration statement, prospectus, report, schedule and definitive proxy statement, together with any amendments or supplements with respect thereto, filed or provided since December 31, 2011 by the Company with or to the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has previously made available to Parent a true and correct copy of each communication mailed by the Company to its shareholders since December 31, 2011. No such Company SEC Document (either when filed or provided with or to the SEC or at its effective time, if applicable) or communication (when mailed), except to the extent that any Company SEC Document has been amended or superseded by a subsequently filed Company SEC Document prior to the date hereof, in which case, as of the date of such amended or superseded filing, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company timely filed all Company SEC Documents and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company SEC Documents complied with the Securities Act, the Exchange Act and the rules and regulations of the SEC with respect thereto in all material respects. There are no outstanding comments from or unresolved issues raised by the SEC with respect to the Company SEC Documents.

4.6      Regulatory Reports.  Except as set forth on Section 4.6 of the Company Disclosure Schedule, the Company and the Company Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with (i) the FRB, (ii) the OCC, (iii) the FDIC, (iv) the Office of Thrift Supervision (the “OTS”), and (v) any other bank regulatory authority (each, a “Regulatory Agency” and collectively the “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Bank, and except as may be set forth in Section 4.6 of the Company Disclosure Schedule, no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or the Company Bank since December 31, 2011. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or the Company Bank.

4.7      Financial Statements, Books and Records.

(a)      The Company has previously provided Parent with copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012, accompanied by the independent auditor’s report of LaPorte, a Professional Accounting Corporation and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2015 and the related unaudited consolidated statements of income for the three months then ended (collectively, the “Company Financial Statements”). The consolidated balance sheets of the Company referred to herein, as well as the consolidated financial statements to be delivered pursuant to Section 7.2 hereof (including the related notes, where applicable) fairly present or will fairly present, in all material respects, as the case may be, the consolidated financial condition of the Company and its Subsidiaries as of the respective dates set forth therein, and the related consolidated statements of operations, stockholders’ equity and cash flows, as applicable (including the related notes), fairly present or will fairly present, as the case may be, the consolidated results of the operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, subject, in the case of the unaudited interim consolidated financial statements, to normal year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(b)      Each of the Company Financial Statements referred to in this Section 4.7 (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q).

(c)      Neither the Company nor the Company Bank has, and since December 31, 2014, neither Company nor the Company Bank has incurred, any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) as set forth in the audited consolidated balance sheet of the Company and Subsidiary at December 31, 2014 (excluding the Notes thereto), (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2014, and (iii) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

(d)      The books and records of the Company and the Company Bank have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of the Company and the Company Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Bank (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described herein. The Company and the Company Bank have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company is not aware of (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely materially affect the Company’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.

(e)      Since December 31, 2011, except as set forth in Section 4.7(e) of the Company Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any of the Company’s directors or executive officers.

4.8      Broker’s Fees.  Neither the Company nor any Company Subsidiary, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees or commissions, finder’s fees or other like payment in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and has paid or will pay a fee or commission to, Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). True and correct copies of the engagement letter between the Company and Sandler O’Neill have previously been provided to Parent.

4.9      Absence of Certain Changes or Events.

(a)      Since December 31, 2014 there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

(b)      Except as may be set forth in Section 4.9(b) of the Company Disclosure Schedule, since December 31, 2014 the Company and its Subsidiaries have carried on their respective businesses in the ordinary course consistent with their past practices.

(c)      Except as may be set forth in Section 4.9(c) of the Company Disclosure Schedule, since December 31, 2014 neither the Company nor any of its Subsidiaries has increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director from the amount thereof in effect as of December 31, 2014, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus.

4.10      Legal Proceedings.

(a)        Except as may be set forth in Section 4.10(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, with respect to the Company or the Company Subsidiaries, any of their directors, officers or employees is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (collectively, “Actions”) of any nature against the Company or any of its Subsidiaries or, with respect to the Company or the Company Subsidiaries, any of their directors, officers or employees, including any such proceeding challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)        Except as may be set forth in Section 4.10(b) of the Company Disclosure Schedule, there is no injunction, order, judgment or decree imposed upon the Company or any of its Subsidiaries, or the assets of the Company or any of its Subsidiaries.

4.11      Taxes.

(a)        Except as may be set forth in Section 4.11(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed prior to the date hereof, and all such Tax Returns are true and correct in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) reflected as due on such Tax Returns and for Taxes required to be paid by them for periods subsequent to the periods covered by the most recent Tax Returns, or pursuant to any assessment with respect to such Taxes. Except as set forth in Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof (i) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of the Company and its Subsidiaries, the federal and state income Tax Returns of the Company and the Company Bank have been audited by the Internal Revenue Service (“IRS”) or appropriate state tax authorities through December 31, 2011 or the time for assessing and collecting income Tax with respect to such taxable period and prior taxable periods has closed and such taxable period and prior taxable periods are not subject to review, and (iii) there are no claims, audits or assessments pending against the Company or its Subsidiaries for any alleged deficiency in Taxes, and the Company has not been notified in writing of any proposed or pending Tax claims, audits or assessments against the Company or any of its Subsidiaries (other than, in each case, claims, audits or assessments for which adequate reserves in the financial statements of the Company have been established). There are no material liens for Taxes upon the assets of the Company or any of its Subsidiaries, other than liens for current Taxes not yet due and payable. All Taxes required to be withheld, collected or deposited by or with respect to the Company and its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method. Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined by Section 1504(a) of the Code), neither the Company nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement or otherwise has any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, (iii) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), or (iv) otherwise. Neither the Company nor any of its Subsidiaries has entered into any transaction that is either a “listed transaction” or that the Company believes in good faith is a “reportable transaction” (both as defined in Treas. Reg. Section 1.6011-4, as modified by periodically updated Revenue Procedures and other applicable published IRS guidance). Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b)        For the purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, or local or foreign taxing authority, including income, excise, property, sales, transfer, franchise, payroll, withholding, unclaimed property, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

4.12      Benefit Plans.

(a)        Section 4.12(a) of the Company Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, “welfare” plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; each salary continuation agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case that is sponsored, maintained or contributed to or required to be contributed to by the Company, the Company Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any present or former employee, director or consultant of the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability or obligation, contingent or otherwise (collectively, the “Plans”).

(b)        The Company has heretofore made available to Parent with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document and any amendment thereto (or if there is no Plan document, a summary of the material terms of the Plan); (ii) any related trust or other funding vehicle; (iii) any actuarial report and annual report for such Plan for the most recent two years for which such reports are available; (iv) the most recent determination letter from the IRS for such Plan; and (v) the most recent summary plan description and related summaries of material modifications.

(c)        Except as may be set forth in Section 4.12(c) of the Company Disclosure Schedule, (i) to the knowledge of the Company, each of the Plans has been established and has at all times been operated and administered in material compliance with its terms and applicable law, including the Code and ERISA, (ii) to the knowledge of the Company, there is no material liability relating to the Plans (with materiality determined with respect to the Plans in the aggregate) that has not been disclosed on the Company’s financial statements in accordance with GAAP and any other applicable legal and accounting requirements, as described in Section 4.7, and such liability with respect to any Plan will not materially increase as a result of the Merger, the Bank Merger or the Second Merger; (iii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or, to the extent any such plan is maintained in preapproved form, the sponsor of such preapproved document has received a favorable opinion or advisory letter from the IRS, and, to the Company’s knowledge, no event has occurred that would reasonably be expected to affect such determination, opinion or letter; (iv) to the knowledge of the Company, each of the Plans has been timely amended to comply with ERISA, the Code and the regulations under such statutes, as applicable; (v) no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; (vi) neither the Company nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA; (vii) to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; (viii) no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan; (ix) to the knowledge of the Company, no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA has occurred that could result in any liability, direct or indirect, for the Company or an ERISA Affiliate or any shareholder, officer, director or employee of the Company or an ERISA Affiliate; (x) neither the Company nor any Subsidiary has any liability with respect to post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or any Subsidiary; (xi) each Plan that is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects, and in each and every case has complied in all material respects, with all of the requirements of ERISA and Section 4980B of the Code; (xii) no condition exists that presents a material risk to the Company of incurring a liability to or on account of a plan pursuant to Title IV of ERISA; (xiii) all amounts that the Company and its ERISA Affiliates are required to pay as contributions to the Plans as of the last day of the most recent fiscal year of each of the Plans have been paid; (xiv) all benefits accrued under any funded or unfunded Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP; (xv) to the knowledge of the Company, all monies withheld from employee paychecks with respect to Plans have been transferred to the appropriate Plan in a timely manner as required by applicable Law or any such delinquent remissions have been corrected in accordance with applicable regulatory correction procedures; (xvi) no contract, plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any employee or former employee of the Company or any of its

Subsidiaries provides for payments that would not be deductible under Section 162(m) of the Code; (xvii) no contract, plan or arrangement (written or otherwise) (including provisions that become operative by virtue of this Agreement) covering any disqualified individual (within the meaning of Section 280G(c) of the Code) of the Company or any Subsidiary provides for payments (including but not limited to liability associated with any gross-up payment under any such contract, Plan or arrangement) that will result in any nondeductible compensation under Section 280G(a) of the Code or will result in an excise tax payable by such disqualified individuals under Section 4999 of the Code; (xviii) no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) and no Plan is a multiple employer plan as defined in Section 413 of the Code; (xix) there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xx) to the knowledge of the Company, each Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed Treasury regulations thereunder, and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final Treasury regulations under Section 409A of the Code; each plan subject to Section 409A of the Code has been amended to comply with Section 409A of the Code, and no Plan subject to Section 409A of the Code triggers the imposition of penalty Taxes under Section 409A of the Code; (xxi) neither the Company nor any of its Subsidiaries has any obligation to indemnify, hold harmless or gross- up any individual with respect to any penalty, Tax or interest under Section 409A of Code; (xxii) all Plans may be amended or terminated without penalty by the Company or any of its Subsidiaries at any time on or after the Closing; (xxiii) all persons classified by the Company or its ERISA Affiliates as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified, and the Company and its ERISA Affiliates have fully and accurately reported the compensation of their independent contractors on IRS Forms 1099 when required to do so; (xxiv) the Company and its ERISA Affiliates have no obligations to provide benefits under any Plan with respect to individuals classified by the Company as independent contractors; (xxv) no individuals are currently providing, or have ever provided, services to the Company or its ERISA Affiliates pursuant to a leasing agreement or similar type of arrangement, nor has the Company or its ERISA Affiliates entered into any arrangement whereby such services will be provided; and (xxvi) no Plan has any loan or borrowings from any person (including the Company and its Subsidiaries).

4.13      Company Information. The proxy statement (“Proxy Statement”) to be delivered to the Company’s shareholders with respect to the meeting of shareholders to be convened in order to obtain approval of the Company’s shareholders of this Agreement and any amendment or supplement thereto (except for such portions thereof that are provided for inclusion therein by Parent or Parent Bank) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.14      Compliance with Applicable Laws.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, since December 31, 2011, the Company and its Subsidiaries have complied in all material respects with all laws, statutes, orders, rules, regulations, policies and guidelines of any Governmental Entity (collectively, “Laws”) applicable to the Company and its Subsidiaries. Each of the Company and its Subsidiaries holds, and has held continuously since December 31, 2011, all licenses, franchises, permits, variances, exemptions, operating certificates, orders, approvals and authorizations necessary for the lawful conduct of business under and pursuant to all applicable Laws, and neither the Company nor any of its Subsidiaries has since December 31, 2011, received notice of any violations of any of the above.

4.15      Certain Contracts.

(a)        Except as set forth in Section 4.15(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract (whether written or oral) (i) with respect to the service of any directors, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Company, or any of their respective Subsidiaries to any officer, director, employee, agent or consultant of the Company or any of its Subsidiaries, (iii) which as of the date of this Agreement is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or part after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) involving the payment of more than $20,000 per annum in the case of any one such agreement or $50,000 in total payments in the case of any one such agreement, (v) which materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, (vi) that contains any noncompetition or exclusive dealing agreements or other agreement or obligation that purports to materially limit or restrict in any respect the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area (other than as may be required by Law or by any Governmental Entity) or which grants any right of first refusal, right of first offer or similar right; (vii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities with respect to the Company or any of its Subsidiaries; (viii) any contract relating to the borrowing of money by the Company or any of its Subsidiaries or the guarantee by the Company or any of its Subsidiaries of any such obligation of a third party (other than deposit liabilities and Federal Home Loan Bank borrowings, contracts pertaining to fully-secured repurchase agreements and contracts relating to endorsements for payment, guarantees and letters of credit made in the ordinary course of business consistent with past practice), including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (ix) any contract that involves expenditures or receipts of the Company or any of its Subsidiaries in excess of $50,000 per year (other than pursuant to loans originated or purchased by the Company or the Company Bank in the ordinary course of business consistent with past practice); (x) any contract (other than a Plan) with respect to the employment or compensation of any officers or directors; (xi) any contract containing a “most favored nations” clause or other similar term providing preferential pricing or treatment to a party; (xii) any contract relating to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or relating to the formation, creation or operation, management or control of any partnership, limited liability company or joint venture, in each case with any third parties, or any contract which limits payments of dividends and (xiii) any Regulatory Agreement (as defined in Section 4.16). Each contract of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has previously made available to Parent true and correct copies of each contract of the type described in this Section 4.15(a).

(b)        Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding and in full force and effect, (ii) each of the Company and its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Company Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any Company Contract, and (iv) no other party to any Company Contract is, to the knowledge of the Company, in material violation or default in any respect thereunder.

4.16      Agreements with Regulatory Agencies.  Except as may be set forth in Section 4.16 of the Company Disclosure Schedule, none of the Company, the Company Bank and any other Company Subsidiary is or since December 31, 2011 has been subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolution at the request of (each, whether or not set forth on Section 4.16 of the Company Disclosure Schedule, a “Regulatory Agreement”), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any Regulatory Agreement, nor has the Company or any of its Subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.17      Environmental Matters.  Except as may be set forth in Section 4.17 of the Company Disclosure Schedule:

(a)        Each of the Company and each of its Subsidiaries, and each of the Participation Facilities and, to the knowledge of the Company, the Loan Properties (each as hereinafter defined), are in material compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials (as hereinafter defined) in the environment or workplace (“Environmental Laws”);

(b)        There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or any of its Subsidiaries or any Participation Facility or, to the knowledge of the Company, any Loan Property, has been or may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure of or to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c)        During the period of (x) the Company’s or any of its Subsidiary’s ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiary’s participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiary’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or, to the knowledge of the Company, Loan Property in a manner that requires remediation under any Environmental Law. Prior to the period of (x) the Company’s or any of its Subsidiary’s ownership or operation of any of their respective current or former properties, (y) the Company’s or any of its Subsidiary’s participation in the management of any Participation Facility, or (z) the Company’s or any of its Subsidiary’s interest in a Loan Property, there was, to the knowledge of the Company, no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property in a manner than requires remediation under any Environmental Law.

The following definitions apply for purposes of this Section 4.17: (x) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials, (y) “Loan Property” means any property that the Company or the Company Bank holds as other real estate owned or in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; and (z) “Participation Facility” means any facility in which the Company or any of its Subsidiaries operates or participates in the management and, where required by the context, said term means the owner or operator of such facility.

4.18      Sandler O’Neill Opinion. Prior to the execution of this Agreement, the Company has received an opinion from Sandler O’Neill to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of the Company is fair to such shareholders from a financial point of view.

4.19      Trust and Fiduciary Services.  Neither the Company nor any of its Subsidiaries has, since December 31, 2011, provided trust or fiduciary services.

4.20      Loan Portfolio.

(a)        Except as set forth in Section 4.20(a) of the Company Disclosure Schedule, as of March 31, 2015, neither the Company nor the Company Bank was a party to any written or oral (i) loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), (x) under the terms of which the obligor was 60 or more days delinquent in payment of principal or interest on such date or (y) under the terms of which the obligor was, at such date, in material default of any provision (other than as covered by subsection (x)) under such Loan (for the purposes of this clause (y), the failure of the borrower to deliver financial and other data as required by the relevant loan agreement shall not by itself be deemed a material default), (ii) Loan with any director, executive officer or five percent or greater shareholder of the Company or the Company Bank, or to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, (iii) Loan that, as of such date, was classified in accordance with the regulations and policies of the OCC (whether by any Regulatory Agency or internal personnel), as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan as of such date and the identity of the borrower thereunder, or (iv) Loan in violation of any Laws applicable to the Company or the Company Bank including those promulgated, interpreted or enforced by any Regulatory Agency. Section 4.20(a) of the Company Disclosure Schedule lists each asset of the Company that as of such date was classified as “other real estate owned” and the book value thereof.

(b)        Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)        Each outstanding Loan (including Loans held for resale) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the Company’s written underwriting standards (and, in the case of Loans held for resale, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d)        None of the agreements, if any, pursuant to which the Company or the Company Bank has sold Loans or pools of Loans or participation in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

4.21      Property.  The Company and each of its Subsidiaries has title and, as to owned real property, good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests (collectively, “Liens”) to all of the material properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of March 31, 2015 or acquired after such date, except (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, (iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date of this Agreement, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business after the date of such balance sheet, (v) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar liens and encumbrances arising in the ordinary course of business, (vi) liens securing obligations that are reflected in such consolidated balance sheet or (vii) the lessor’s interest in any such property that is leased. All leases pursuant to which the Company or any of its Subsidiaries, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in material default thereunder. Section 4.21 of the Company Disclosure Schedule (i) lists each such lease of real property and identifies the leased property by municipal address, and (ii) lists each parcel of real property (other than other real estate owned) that is owned by the Company or any of its Subsidiaries, identifies each such property by municipal address, and states whether the Company or any of its Subsidiaries has a policy of title insurance with respect thereto.

4.22      Derivative Transactions.  Neither the Company nor any of its Subsidiaries has, at any time since December 31, 2014, entered into a Derivative Transaction for its own account or for the account of its customers.

For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

4.23      State Takeover Laws and Charter Provisions.  Assuming the accuracy of the representations and warranties of Parent set forth in Section 5.9 hereof, the Company has taken all necessary action to exempt the transactions contemplated by this Agreement from all applicable Takeover Laws and any comparable provisions in the Articles of Incorporation and Bylaws of the Company and any similar anti-takeover agreement or plan to which the Company or any of its Subsidiaries is a party. “Takeover Laws” means any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law.

4.24      Insurance.  The Company and each of its Subsidiaries have policies of insurance to which they are parties or that provide coverage to the Company and its Subsidiaries and all such policies are valid and enforceable; the Company believes such policies, taken together, provide adequate insurance coverage for the assets and the operations of the Company and its Subsidiaries; and, such policies are sufficient for compliance with all requirements of Laws. Except as set forth on Section 4.24 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (b) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder.

4.25      Labor Matters.

(a)        There are no collective bargaining agreements or other labor union contracts, agreements or understandings applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous five years. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Entity.

(b)        Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of Company, any of its Subsidiaries or any of their executive officers has received within the past five years any written notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the knowledge of the Company, no such investigation is in progress.

4.26      Intellectual Property.

(a)        Section 4.26(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all marks, patents and registered copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had a Material Adverse Effect, (i) all Company Registered IP (other than patent applications or applications to register trademarks) is, to the knowledge of the Company, valid and enforceable and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP.

(b)        The Company or a Company Subsidiary owns exclusively, free and clear of any and all Liens, all Company Registered IP and all other intellectual property that is material to the business of Company or its Subsidiaries other than intellectual property owned by a third party that is licensed to the Company or its Subsidiaries pursuant to an existing license agreement and used by the Company or its Subsidiaries within the scope of such license.

(c)        Each of the Company and its Subsidiaries has taken all reasonable steps to protect and maintain its rights in its intellectual property and maintain the confidentiality of all information that derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d)        To the knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any intellectual property in connection therewith) have infringed upon, misappropriated or diluted in any material respect any intellectual property of any third party and neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred. To the Company’s knowledge, no third party is misappropriating, infringing, or diluting in any material respect any intellectual property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries.

(e)      To the knowledge of the Company, its IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with its business, and no IT Assets that are material to the business of the Company or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three years. The Company and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality and security of their IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice. As used herein, “IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

4.27    Transactions with Affiliates.  Other than as set forth on Section 4.27 of the Company Disclosure Schedule, there are no agreements, contracts, plans, arrangements or other transactions between the Company or any of its Subsidiaries, on the one hand, and any (1) executive officer or director of the Company or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of the Company, (3) affiliate or family member of any such executive officer, director or record or beneficial owner or (4) any other affiliate of the Company, on the other hand, except those of a type available to non-affiliates of the Company generally.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Article III, Parent hereby represents and warrants to the Company as follows:

5.1      Corporate Organization.

(a)      Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be licensed or qualified would not have a Material Adverse Effect on Parent. Parent is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Articles of Incorporation and Bylaws of Parent, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(b)      Parent Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States. It has the corporate (or equivalent) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where failure to be licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Parent Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid when due. The Articles of Association and Bylaws of Parent Bank, copies of which have previously been made available to the Company, are true and correct copies of such documents as in effect as of the date of this Agreement.

(c)      Interim will be at the Effective Time an interim stock corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Interim will not engage in any business other than in connection with the transactions contemplated by this Agreement and the Plan of Second Merger referred to in Section 1.1, and Interim will have no material obligations or liabilities other than its obligations hereunder and thereunder.

5.2      Parent Bank.

(a)      Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Parent Bank, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, Parent Bank neither has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Parent Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Parent Bank.

(b)      Parent will own, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of Interim, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares or equity interests will be duly authorized and validly issued and will be fully paid, nonassessable and free of preemptive rights. Interim will not at any time be bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements (other than this Agreement and the Plan of Second Merger) of any character with any party calling for the purchase or issuance of any shares of capital stock or any other equity interest of Interim or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity interest of Interim.

5.3      Authority; No Violation.

(a)      Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Parent Board. No other corporate proceedings on the part of Parent are necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby other than the filing of Articles of Merger as provided in Section 1.2 hereof. Specifically (but without limitation), no adoption or approval of this Agreement or the Merger, the Bank Merger or the Second Merger by the shareholders of Parent is required by the LBCA. Prior to the Effective Time, Parent will approve the Merger as the sole shareholder of Interim. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights and remedies generally.

(b)      Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent, Interim and Parent Bank, of the transactions contemplated hereby, nor compliance by Parent, Interim and Parent Bank with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Interim, or the Articles of Association or Bylaws or similar governing documents of Parent Bank or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained and remain in effect, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Interim or Parent Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Parent, Interim or Parent Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Interim or Parent Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4      Consents and Approvals. Except for the filings noted in Section 4.4(ii) and (iii), no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by Parent, Interim or Parent Bank in connection with (1) the execution and delivery by Parent of this Agreement and (2) the consummation of the Merger and the other transactions contemplated hereby, including the consummation by Parent Bank of the Bank Merger and the consummation by Parent of the Second Merger.

5.5      Reports.  The Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2011 with any Regulatory Agency (for the purposes of this Agreement, the term “Regulatory Agency”, when used with respect to Parent, shall include the SEC), and have paid all fees and assessments due and payable in connection therewith. Each of such reports complies in all material respects with the legal requirements applicable thereto. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Parent or any of its Subsidiaries.

5.6      Broker’s Fees.  Neither Parent, Interim nor Parent Bank, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Parent has engaged, and will pay a fee or commission to, Raymond James & Associates, Inc.

5.7      Absence of Certain Changes or Events.  Since December 31, 2014, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Parent.

5.8      Parent Information.  The information relating to Parent, Interim and Parent Bank to be submitted to the Company for inclusion in the Proxy Statement, or to be contained in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.9      Ownership of Company Common Stock.   Neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than Trust Account Shares or DPC shares).

5.10      Approvals.  As of the date of this Agreement, Parent knows of no reason why all regulatory approvals required for the consummation of the transactions contemplated hereby (including the Merger, the Second Merger and the Bank Merger) should not be obtained on a timely basis.

5.11      Ability to Pay.  Parent will have available to it as of the Closing sufficient cash to pay the aggregate Merger Consideration to the Exchange Agent for the benefit of the shareholders of the Company.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1      Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, the Company and the Company Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)      declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for regular quarterly cash dividends by the Company at a rate not in excess of $0.07 per share);

(b)(i)  repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares, as such terms are defined in Section 1.4(c) hereof or in connection with the exercise of any put or similar repurchase right under the Company ESOP) any shares of the capital stock of the Company or the Company Bank, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Subsidiary of the Company, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or make any additional awards under the Company RRP, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof and reflected on Section 4.2 of the Company Disclosure Schedule;

(c)      amend its articles of incorporation, bylaws or other similar governing documents;

(d)      make any capital expenditures other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair and are not in excess of $25,000 in the aggregate;

(e)      enter into any new line of business;

(f)      acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices;

(g)      take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)) or take any action that may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied, except, in every case, as may be required by applicable Law;

(h)      change its methods of accounting in effect at December 31, 2014, except as required by changes in GAAP or regulatory accounting principles as concurred with by the Company’s independent registered public accounting firm, or make any Tax election or enter into any agreement or arrangement with respect to Taxes, or settle or pay any Taxes that are, on the date of this Agreement, in dispute (except to the extent such dispute is finally resolved prior to the Effective Time and, as a result, such disputed Taxes become payable);

(i)      except as set forth in Sections 7.16 and 7.17 hereof, as required by applicable Laws or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including any Plan) or any agreement, arrangement, plan or policy between the Company or any Company Subsidiary and one or more of its current or former directors, officers or employees (including without limitation any retention, stay bonus, severance, salary continuation or change-in-control agreement, arrangement, plan or policy), or (ii) except as required by applicable Laws, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including the payment of any bonuses, any voluntary contribution to the Company ESOP, granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(j)      other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its assets, properties or other rights or agreements;

(k)      other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, engage in any repurchase transactions or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or any other corporation or other entity;

(l)      change its existing deposit policy other than changes made in the ordinary course of business consistent with past practice with respect to interest rates paid on deposits; incur deposit liabilities, other than deposit liabilities incurred in the ordinary course of business consistent with past practice; or accept any brokered deposits;

(m)      sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file any application pertaining to such action with any Regulatory Agency;

(n)      except as may be required by applicable Law, change any of its commercial or consumer loan policies, including credit underwriting criteria, or make any material exceptions thereto;

(o)      purchase any mortgage loan servicing rights;

(p)      create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for property or services to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties is bound;

(q)      adopt a plan of liquidation or dissolution or otherwise fail to maintain in good standing its corporate existence;

(r)      hire or appoint any new executive officer or director;

(s)      settle or pay any uninsured Action against it in an amount exceeding $25,000;

(t)      fail to conduct a Phase 1 environmental study prior to foreclosing on any parcel of commercial real property;

(u)      acquire, invest in or create any non-agency mortgage-backed or related securities;

(v)      fail to take any action required of it by any Regulatory Agency;

(w)      make any new loan or other credit facility commitment in an amount in excess of $500,000 except for (i) commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1 of the Company Disclosure Schedule, (ii) the renewal of existing lines of credit, (iii) the origination of new single-family residential mortgage loans originated for sale into the secondary market which meet applicable secondary market requirements and which do not exceed $1.2 million for any loan and (iv) any new commercial real estate loan which has a variable rate of interest and which is in an amount not in excess of $1.5 million;

(x)      originate for portfolio any new fixed-rate single-family residential mortgage loans with a term to maturity in excess of five years; or

(y)      agree to do any of the foregoing.

6.2      Covenants of Parent. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, Parent shall not, and shall not permit Parent Bank to:

(a)      take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b)      take any action or enter into any agreement that would reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(b)); or

(c)      agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1      Regulatory Matters.

(a)      The Company shall promptly prepare the Proxy Statement and distribute it to the Company’s shareholders, and Parent shall provide in a timely manner any information reasonably requested by the Company for inclusion therein. The Company shall use its reasonable best efforts to file the Proxy Statement in preliminary form with the SEC within 40 days after the date hereof. If, prior to the Effective Time of the Merger, any event occurs with respect to the Company or Parent or any change occurs with respect to information supplied by Parent for inclusion in the Proxy Statement that, in any such case, is required to be described in an amendment of, or supplement to, the Proxy Statement, the Company or Parent, as applicable, shall promptly notify the other of them of such event and the parties, and the Company shall promptly disseminate the information in such amendment or supplement to its shareholders.

(b)      Parent and the Company shall reasonably cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Second Merger and the Bank Merger). Parent shall use its reasonable best efforts to file the applicable applications with the OCC and the FRB with respect to the transactions contemplated by this Agreement within 10 business days after the date hereof. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and, subject to applicable Laws (including relating to the exchange of information), each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, provided, however, that in no event shall Parent or Parent Bank be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Parent or Parent Bank of all or any material portion of the business or assets of the Company or any Company Subsidiary, or (b) compel Parent or Parent Bank to dispose of or hold separate all or any material portion of the business or assets of the Company or any Company Subsidiary (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).

(c)      Subject to applicable Laws relating to the exchange of information, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Second Merger and the Bank Merger and the other transactions contemplated by this Agreement.

(d)      Subject to applicable Laws, Parent and the Company shall promptly furnish each other with copies of written communications received by Parent or the Company, as the case may be, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby. Parent and the Company shall reasonably promptly advise each other of any significant verbal communications initiated by any Governmental Entity with respect to the transactions contemplated hereby, subject to applicable Laws and, to the extent reasonably practicable and not prohibited by applicable law or objected to by the subject Governmental Entity, Parent and Company will give the other party reasonable opportunity to attend and participate in any meetings or telephone conversations with any Governmental Entity relating to any material issues with respect to the applications described in Section 7.1(b) or consummation of the transactions contemplated hereby.

7.2      Access to Information.

(a)      Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford to the directors, officers, employees, agents, investment bankers, accountants, consultants, advisers, counsel and other representatives (collectively, “Representatives”) of Parent and Parent Bank, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other Representatives and, during such period, it shall, and shall cause the Company and its Subsidiaries to, make available to Parent and Parent Bank all information concerning its business, properties and personnel as Parent or Parent Bank may reasonably request. Notwithstanding anything herein to the contrary, nothing herein shall require the Company or any of its Subsidiaries to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of the Company, (A) breach any agreement with any third party in effect on the date of this Agreement, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) violate any applicable Law. If any of the restrictions in clauses (A) through (C) of the foregoing sentence shall apply, the parties will use their reasonable best efforts to make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent (a) consolidated financial statements (including balance sheets and statements of operations) of the Company and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) except for any materials subject to attorney-client privilege or otherwise required by Law to be kept confidential by the Company or Company Bank, any reports provided to the Company Board or any committee thereof or the board of directors of any Subsidiary of the Company or any committee thereof relating to the financial performance and risk management of the Company or any of its Subsidiaries. In addition, the Company will furnish Parent with a copy of each report filed by it or any of its Subsidiaries with a Governmental Entity (other than portions thereof relating to confidential supervisory or examination materials) within three business days following the filing thereof.

(b)      Except for the use of information in connection with the Proxy Statement and the non-confidential information included, or be included, in any other filings with Governmental Entities required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Parent and the Company, and by their respective Representatives pursuant to the terms of this Agreement, shall be kept in strictest confidence; provided that subsequent to the filing of the Proxy Statement with the SEC, this Section 7.2(b) shall not apply to information included in the Proxy Statement to be sent to the shareholders of the Company under Section 7.1(a). The Company and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. The Company and Parent shall, and shall cause their respective Representatives to, hold the other party’s Information in strictest confidence and not use, and not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Parent or the Company to fulfill its obligations hereunder (ii) was already known to the party receiving the Information on a non-confidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a non-confidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, the Company and Parent shall return promptly all copies of the Information provided to the other. Except to the extent required to be disclosed pursuant to applicable Law, the parties shall use all commercially reasonable efforts to maintain the confidentiality of the Disclosure Schedules to this

Agreement (without limiting the generality of the foregoing, to the extent applications for regulatory approval of the transactions contemplated by this Agreement require that the Disclosure Schedules be included with such application, the parties shall request confidential treatment therefor).

(c)      No investigation by the Parent’s Representatives in accordance herewith shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

7.3      No Solicitation by Company.

(a)      The Company shall not and shall cause its Subsidiaries not to, and shall use and cause its Subsidiaries to use their reasonable best efforts to cause their respective Representatives not to, directly or indirectly, (i) solicit, initiate, endorse, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information or data with respect to, any Company Acquisition Proposal, (iii) approve or recommend any Company Acquisition Proposal, or (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any Company Alternative Acquisition Agreement. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Company Acquisition Proposal, and (B) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which the Company, any of its Subsidiaries or any of their respective Representatives is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the approval of this Agreement by its shareholders, (1) the Company receives an unsolicited written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a material violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) would be reasonably likely to violate its fiduciary duties under applicable Law, then the Company may (and may authorize its Subsidiaries and Representatives to) (x) furnish non-public information with respect to the Company and any of its Subsidiaries to the person making such Company Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Company than, those set forth in the confidentiality agreement by and between Parent and Sandler O’Neill, dated as of April 3, 2015; provided, that any non-public information provided to any person given such access shall have previously been provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Company Acquisition Proposal (and such person’s Representatives) regarding such Company Acquisition Proposal; provided, however, that in the event that the Company has received an unsolicited Company Acquisition Proposal following the date of this Agreement and prior to approval by the Company’s shareholders of this Agreement, which Company Acquisition Proposal the Company Board believes in good faith to be bona fide but the terms of which require clarification, then the Company Board may, regardless of the conditions set forth in subparts (3) and (4) of this sentence (such conditions not being deemed applicable for purposes of this proviso), request from the person who submitted such Company Acquisition Proposal such additional information as may be reasonably required to clarify such Company Acquisition Proposal and, provided further, that such Company Acquisition Proposal needing clarification was not the result of a material violation of Section 7.3(a) by the Company.

(b)       Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent) or refuse to make the Company Board Recommendation (as defined in Section 7.4), or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any

Company Acquisition Proposal (each such action set forth in this Section 7.3(b)(i) being referred to herein as a “Company Adverse Recommendation Change”), or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, a “Company Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal (other than a confidentiality agreement permitted by the terms of Section 7.3(a)). Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the approval of this Agreement by its shareholders, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b), make a Company Adverse Recommendation Change; provided, that Company shall not make any Company Adverse Recommendation Change in response to a Company Acquisition Proposal, unless (A) Company shall not have breached this Section 7.3 in any material respect and (B):

(i)

the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal is a Company Superior Proposal and such Company Superior Proposal has been made and has not been withdrawn and continues to be a Company Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 7.3(b);

(ii)

the Company has given Parent at least two (2) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Company Superior Proposal (including the identity of the person making such Company Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Company Superior Proposal); and

(iii)

prior to effecting such Company Adverse Recommendation Change, the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such two (2) business day notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal.

In the event of any material change to the terms of such Company Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the two (2) business day notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 7.3 with respect to such new written notice.

(c)      In addition to the obligations of the Company set forth in Sections 7.3(a) and (b), the Company promptly (and in any event within 48 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or their Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information (other than requests for information in the ordinary course of business consistent with past practice and unrelated to a Company Acquisition Proposal) or to engage in negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, in each case together with the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making any such Company Acquisition Proposal or request. The Company shall keep Parent reasonably well informed (orally and in writing) in all material respects on a timely basis of the status (including after the occurrence of any material amendment or modification) of any such Company Acquisition Proposal or request and shall provide Parent with copies of all material documentation and correspondence related thereto. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it or the Company Bank determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Sections 7.3(a) or (b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d)      Nothing contained in this Section 7.3 shall prohibit the Company from complying with Regulation 14E of the Exchange Act by (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, or taking and disclosing a position contemplated by Rule 14e-2(a) under the Exchange Act after the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), (ii) issuing a statement in connection with a Company Acquisition Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 under the Exchange Act), so long as the statement includes no more information than would be required for a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act, or (iii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel), failure to so disclose would be reasonably likely to violate its duties under applicable Law; provided, that in no event shall this Section 7.3(d) affect the obligations of the Company specified in Sections 7.3(b) and (c); provided further, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f), under the Exchange Act) shall, if it is tantamount to, or serves a substantially similar purpose as, a Company Adverse Recommendation Change, be deemed to be a Company Adverse Recommendation Change (including for purposes of Section 9.1).

(e)      For purposes of this Agreement:

(i)      “Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer with respect to or any tender or exchange offer to acquire 20% or more of the voting power in the Company or any Subsidiary, any inquiry, proposal or offer with respect to a merger, consolidation, share exchange or other business combination involving the Company or any Subsidiary or any other inquiry, proposal or offer to acquire, license, lease, exchange or transfer in any manner 20% or more of the voting power in (whether by purchase of newly issued or outstanding shares of Company Common Stock or securities or debt convertible or exchangeable for shares of Company Common Stock), or 20% or more of the business, revenue, net income, assets or deposits of, the Company or any Subsidiary, in each case, whether in one or any series of related transactions and whether from one person or any “group” of persons (as defined under Section 13(d) of the Exchange Act).

(ii)      “Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Company from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Parent in response to such proposal pursuant to Section 7.3(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

7.4      Company Shareholder Meeting. The Company shall, as promptly as reasonably practicable, take all reasonable action necessary, including as required by and in accordance with the LBCA and the Company’s Articles of Incorporation and Bylaws to (i) duly call, give notice of, convene and (ii) hold a meeting of its shareholders for the purpose of obtaining the approval of its shareholders of this Agreement, including approval of the Merger (the “Company Shareholder Approval”). Except in the case of a Company Adverse Recommendation Change specifically permitted by Section 7.3(b), the Company, through the Company Board, shall take all reasonable action necessary to (x) recommend to its shareholders (the “Company Board Recommendation”) that they approve this Agreement and the Merger, (y) include such recommendation in the

Proxy Statement and (z) solicit such approval by the shareholders. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Company Acquisition Proposal or the occurrence of any Company Adverse Recommendation Change. Subject to the Company’s rights to terminate this Agreement pursuant to Section 9.1(d)(ii) in connection with entering into a definitive agreement to effect a Company Superior Proposal, notwithstanding any Company Adverse Recommendation Change, this Agreement shall be submitted to the shareholders of Company at the shareholders meeting for the purpose of approving this Agreement and nothing contained herein shall be deemed to relieve the Company of such obligation. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Company Acquisition Proposal in addition to or in lieu of the transactions contemplated by this Agreement. If the Company Board has effected a Company Adverse Recommendation Change, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended) in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable Laws.

7.5      Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable (including consummation of the Bank Merger substantially simultaneously with the Second Merger), including using reasonable best efforts to resist, contest or defend any Actions (including administrative actions) challenging the Merger or the completion of the transactions contemplated hereby, and using reasonable best efforts to seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any party from exercising its rights under this Agreement.

7.6      Takeover Laws. Each of the Company and Parent and their respective Boards of Directors shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger, the Second Merger, the Bank Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all action necessary to ensure that the Merger, the Second Merger, the Bank Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

7.7      Parent Employee Benefit Plans.

(a)      Prior to the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries who become employees of Parent or its Subsidiaries (“Continuing Employees”) shall be eligible to participate, effective as soon as each Parent Plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Parent Plans in which similarly situated employees of Parent or its Subsidiaries participate; provided, however, that, in the case of all benefits then provided to the Continuing Employees, until the first anniversary of the Effective Time, Parent may instead provide such employees with participation in the employee benefit plans of the Company in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee that are substantially similar in the aggregate to the benefits provided to similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of Continuing Employees in Parent’s employee benefit plans may occur at different times with respect to different plans). Nothing herein shall prohibit Parent from amending or terminating any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.

(b)      With respect to each Parent Plan for which length of service is taken into account for any purpose, service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Parent Plan. If permitted by the Parent Plan and subject to the requirements of applicable Laws, each Parent Plan shall waive pre-existing condition limitations to the extent such conditions are covered under the applicable Company Plan, and Continuing Employees shall be given credit for amounts paid under a corresponding Company-sponsored benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan. In the event of a termination or consolidation of any group medical plan sponsored by the Company or a Subsidiary, at or following the Effective Time, any employee of the Company and its Subsidiaries that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by Parent at the expense of such terminated employees and qualified beneficiaries. Notwithstanding the foregoing, Parent may determine to continue any Company Plan for Continuing Employees in lieu of offering participation in the Parent-sponsored plan(s) providing similar benefits.

7.8      Indemnification.

(a)      As used in this Section 7.8, an “Indemnified Party” is any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries and is, or is threatened to be, made a party (other than a party plaintiff) to, or is the subject of, any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case threatened, asserted or arising before or after the Effective Time. After the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent provided in the Articles of Incorporation and Bylaws of the Company as in effect on the date of this Agreement (but not exceeding the fullest extent permitted by applicable Laws), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Laws), judgments, fines and amounts paid in settlement as they are incurred in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense (or elects to assume such defense but thereafter fails to diligently pursue such defense) or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Parent and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall in all cases be obligated pursuant to this Section 7.8(a) to pay for only one firm of counsel for all Indemnified Parties, unless counsel for the Indemnified Parties concludes that conflicts of interest between the Indemnified Parties precludes such counsel from representing all of the Indemnified Parties, in which case, additional counsel, reasonably acceptable to Parent and limited to the fewest number of firms of counsel necessary to resolve such conflicts of interest, shall be retained for such Indemnified Parties, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, and (5) Parent shall have no obligation hereunder to any Indemnified Party in respect of any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlement which, based on the determination of any Governmental Entity, arose out of or resulted from the gross negligence, criminal activity, willful misconduct or recklessness of the Indemnified Party. Any Indemnified Party wishing to claim Indemnification under this Section 7.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure to so notify shall not affect the obligations of Parent under this Section 7.8 except to the extent such failure to notify materially prejudices Parent. Parent’s obligations under this Section 7.8(a) shall continue in full force and effect without time limit from and after the Effective Time. The rights to indemnification and advancement of expenses provided for herein shall inure to the benefit of the heirs, personal representatives and estates of the Indemnified Parties.

(b)      Parent shall cause the persons serving as officers and directors of the Company and its Subsidiaries immediately prior to the Effective Time to be covered, at no cost to the beneficiaries thereof, for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company (provided that Parent may substitute therefor policies of at least substantially the same coverage and amounts containing terms and conditions which are not substantially less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided that in no event shall Parent be required to expend in the aggregate an amount in excess of $90,000 (the “Insurance Amount”) in satisfaction of this Section 7.8(b) and, if Parent is unable to obtain such policy (or substitute policy) as a result of this proviso, Parent shall obtain as much comparable insurance as is available for a period of up to six years, or such lesser period as may be available, following the Effective Time upon payment of such Insurance Amount; provided, further, that (i) Parent may substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date thereof or (ii) Parent may request that the Company obtain extended reporting period coverage under the Company’s existing insurance programs (to be effective as of the Effective Time).

(c)      If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

(d)      The provisions of this Section 7.8 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and legal representatives.

7.9      Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, Second Merger or Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

7.10    Company Employee Severance Policy. An employee of the Surviving Corporation or any of its Subsidiaries who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (other than any employee who is party to an employment agreement, severance agreement or change-in-control agreement) whose employment is terminated involuntarily other than for “cause,” during the one-year period following the Effective Time shall be entitled to receive severance payments from Parent or its Subsidiaries equal in amount to two weeks’ base pay (with such amount to be calculated based upon such employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination) for each full year such employee was employed by the Company or its Subsidiaries or any successor or predecessor thereto, provided such terminated employee had at least one year of credited service and subject to a minimum of two weeks’ severance and a maximum of 20 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against Parent, the Surviving Corporation, the Company and their Subsidiaries and affiliates in a form mutually agreed to by Parent and the Company. For purposes of this Section 7.10, “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.

7.11      Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in any such case, relates to the Merger or the other transactions contemplated hereby or (c) any change, condition or event that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect as of the Closing Date, provided, that no such notification shall modify any of the representations, warranties, or covenants of the party giving such notice or adversely affect any of the rights or remedies of the party receiving such notice.

7.12      Execution and Authorization of Bank Merger Agreement and the Plan of Second Merger. The parties hereto will cooperate with each other and take all steps reasonably necessary to effectuate the Bank Merger Agreement and the Plan of Second Merger in accordance with the terms hereof.

7.13      Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14      Public Announcements. Except as expressly permitted by this Agreement or otherwise required by Law or the rules of the NASDAQ Stock Market, so long as this Agreement is in effect, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing in this Section 7.14 shall limit Company’s (or Company Board’s) rights under Section 7.3.

7.15      Support Agreements. Concurrently with the execution of this Agreement, each person who serves as a director or executive officer of the Company has entered into a Support Agreement with Parent in the form of Exhibit 7.15 hereto.

7.16      Company ESOP and Company 401(k) Plan Matters.

(a)        The Company shall take all actions necessary to terminate the Company ESOP, effective immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Company ESOP as of the

Effective Time shall become fully vested upon termination of the Company ESOP. The Merger Consideration received with respect to the unallocated Company Common Stock held by the Company ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loan to the ESOP. Following the Effective Time, any remaining cash held in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated as earnings proportionately to all Affected Participants (as defined in the Company ESOP) based on their respective ESOP account balances as of the beginning of the plan year in which the Company ESOP is terminated. As soon as practicable after the date hereof, counsel for Parent shall prepare and the Company shall file or cause to be filed all necessary documents to be filed with the IRS for a determination letter for termination of the Company ESOP, effective immediately prior to the Effective Time, and the Company shall file or cause to be filed such documents with the IRS following review by it and its counsel. The Parties shall use their respective reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct, provided, however, that nothing contained herein shall delay the distribution or transfer of account balances in the Company ESOP in the ordinary course for reasons other than the termination of such plan. Parent agrees to permit Continuing Employees to rollover their account balances in the Company ESOP to the Parent’s 401(k) Plan. The Company shall, or shall direct the fiduciaries of the Company ESOP to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company ESOP or the voting of shares of Company Common Stock in the Company ESOP at the Company shareholder meeting held in accordance with Section 7.4 above at least five business days before such document is adopted, filed or distributed, and no such document shall be adopted, filed or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

(b)        The Company shall take all necessary action to cause the Company Bank’s amended and restated 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time (“Termination Date”). The accounts of all participants and beneficiaries in the Company 401(k) Plan shall become fully vested as of the Termination Date. As soon as practicable after the Termination Date, the account balances in the Company 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any continuing Employee who elects to participate in Parent’s 401(k) Plan and who remains employed by Parent at the time his or her account balance in the Company 401(k) Plan is distributed may elect to have such account balance rolled over into Parent’s 401(k) Plan. The Company shall, or shall direct the fiduciaries of the Company 401(k) Plan to (to the extent permitted by law), provide Parent and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Company 401(k) Plan at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

7.17      Existing Employment Agreements. Parent shall honor the existing employment agreements between the Company and each of Messrs. Lawrence J. LeBon, III and John LeBlanc and the employment agreements between the Company Bank and each of Messrs. LeBon and LeBlanc and Ms. C. Holly Callia. Parent acknowledges and agrees that the Merger will constitute a “change in control” of the Company and the Company Bank for all purposes with respect to such employment agreements. Section 7.17 of the Company Disclosure Schedule describes and quantifies in reasonable detail the amount of payments and benefits which will become due and payable to each of the subject executive officers under the employment agreements as a result of termination of employment and/or change in control of the Company. Immediately prior to the Effective Time, Messrs. LeBon and LeBlanc will execute a separation agreement and a release on terms mutually agreed to (such agreement to occur on or prior to August 2, 2015) by Parent, the Company and the executive officers.

7.18      Existing Deferred Compensation Plans. Parent shall honor the Company Bank’s Directors’ Nonqualified Deferred Compensation Plan and the Company Bank’s supplemental executive retirement agreements with Messrs. LeBon and LeBlanc (collectively, the “Deferred Compensation Plans”) and shall make payments in accordance with the current terms of such plans and agreements and any applicable payment elections made thereunder; provided, that to the extent requested by Parent prior to the Closing Date, the Company Bank shall cooperate in good faith with Parent to amend, freeze, terminate or modify any Deferred Compensation Plan in accordance with the terms of such plan or agreement and applicable Law, to be effective as of the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Closing Date, and provided further that Parent shall not amend, freeze, terminate or modify the Deferred Compensation Plans if any such action may reasonably result in the imposition of an excise tax under Section 409A of the Code. The Company shall provide Parent with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.18 at least five business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Parent’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall provide Parent with the final documentation evidencing that the actions contemplated herein have been effectuated.

7.19      No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or the Company Bank prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to or after the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.20      Operating Functions.

(a)        The Company and the Company Bank shall reasonably cooperate with Parent and Parent Bank in connection with planning for the efficient and orderly combination of the parties and the operation of Parent Bank (including the then former operations of the Company Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Date or such later date as Parent may decide. Without limiting the foregoing, senior officers of the Company and Parent shall meet from time to time as Parent may reasonably request, to review the financial and operational affairs of the Company and its Subsidiaries, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Parent nor Parent Bank shall under any circumstances be permitted to exercise control of the Company or any of its Subsidiaries prior to the Effective Time, (ii) neither the Company nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws, and (iii) neither the Company nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

(b)        Parent intends to convert some or all of the Company’s information and data onto Parent’s information technology systems (the “Data Conversion”). Parent agrees to use all commercially reasonable efforts to promptly commence preparations for implementation of the Data Conversion with the goal of effecting the Data Conversion at or as soon as reasonably practicable after the Effective Time. The Company agrees to cooperate with Parent in preparing for the Data Conversion within the time frame set forth above, including providing reasonable access to data, information systems, and personnel having expertise with Company’s and the Company’s Subsidiaries’ information and data systems; provided, however, that Company shall not be required to terminate any third-party service provider arrangements prior to the Effective Time. In the event that Company takes, at the request of Parent, any action relative to third parties to facilitate the Data Conversion that results in the imposition of any termination fees or other charges or expenses, Parent shall indemnify Company for all such fees, charges and expenses, and the costs of reversing the Data Conversion process, if the Merger is not consummated for any reasons, other than a breach of this Agreement by the Company which enables Parent to terminate this Agreement under Section 9.1(c)(i) or a termination by Parent pursuant to clauses (ii) or (iii) of Section 9.1(c).

7.21      Retention Bonuses. Parent and the Company have agreed that it is advisable to pay retention bonuses to selected employees of Company Bank who become Continuing Employees and remain employees through a specified date. The Continuing Employees who shall be eligible for retention bonuses and the amounts of such bonuses shall be determined by Parent after consultation with the Company.

7.22      Disclosure Supplements. From time to time prior to the Effective Time, each party will promptly supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 8.2 or 8.3 hereof.

7.23      Stock Exchange De-listing; Exchange Act De-registration. The Company shall use its reasonable efforts to take, or cause to be taken, such actions prior to the Effective Time of the Merger as may be reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of from the Nasdaq Capital Market to enable shares of Company Common Stock to be de-listed from the Nasdaq Capital Market and de-registered under the Exchange Act as soon as practicable following the Effective Time.

7.24      Section 16 Votes. Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC no-action letter (January 2, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each director and officer of the Company who is subject to Section 16 of the Exchange Act.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)      Shareholder Approval. This Agreement shall have been approved and adopted by the Company Requisite Vote of the holders of the outstanding shares of Company Common Stock under the LBCA.

(b)      Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger, the Second Merger and the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c)      No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Second Merger or the Bank Merger (an “Injunction”) shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger, the Second Merger or the Bank Merger.

8.2      Conditions to Obligation of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a)      Representations and Warranties. The representations and warranties of the Company set forth in (i) this Agreement (other than the representations and warranties set forth in Sections 4.2 and 4.9(a)) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.2(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.2 (other than the second sentence thereof) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date and (iii) the second sentence in Section 4.2 and Section 4.9(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the foregoing effect.

(b)      Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c)      No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

(d)      Consents. Each of the Third-Party Consents (defined in Section 4.4(a)) that is material shall have been obtained and be in full force and effect. Without limiting the factors that may cause a Third-Party Consent to be “material,” a Third-Party Consent will be deemed material if it pertains to an asset or right that, if lost by the Company or the Company Bank prior to the Merger, Second Merger and Bank Merger, would reasonably be expected to have a Material Adverse Effect on the Company.

(e)      Regulatory Approvals. None of the Requisite Regulatory Approvals shall contain any Burdensome Condition.

8.3      Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a)      Representations and Warranties. The representations and warranties of Parent set forth in (i) this Agreement (other than the representation and warranty set forth in Section 5.11) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that notwithstanding anything herein to the contrary, this Section 8.3(a)(i) shall be deemed to have been satisfied even if such representations and warranties are not true and correct (exclusive of any exceptions in such representations and warranties relating to materiality or Material Adverse Effect) unless the failure of the representations or warranties to be so true and correct would have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent and (ii) Section 5.11 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the foregoing effect.

(b)      Performance of Obligations of Parent. At or prior to the Closing Date, Parent shall have performed its obligations under Section 2.1 of this Agreement in all respects and Parent shall have performed in all material respects all other obligations to be performed by it under this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c)      No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending or threatened.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1      Termination. This Agreement may be terminated and the Merger, the Second Merger and the Bank Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (except as otherwise specified in this Section 9.1):

(a)       by mutual written consent of Parent and the Company;

(b)       by either Parent or the Company, by written notice to the other party:

(i)      if the Merger shall not have been consummated on or before February 15, 2016 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before the Outside Date;

(ii)      if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(iii)      if the Company Shareholder Approval shall not have been obtained at the shareholders meeting called for that purpose or at any adjournment or postponement thereof at which a vote thereon was taken; or

(iv)      if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the consummation of the Merger, the Second Merger or the Bank Merger by final, nonappealable action of such Governmental Entity; provided; that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of such denial of approval;

(c)       by Parent, by written notice to the Company:

(i)      if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to the Company of such breach or failure; or

(ii)      if, prior to receipt of the Company Shareholder Approval, the Company or the Company Board (or any committee thereof) has (A) effected a Company Adverse Recommendation Change or approved, adopted, endorsed or recommended any Company Acquisition Proposal, (B) failed to recommend the Merger and the approval of this Agreement by the shareholders of the Company, (C) materially breached the terms of Section 7.3 in any respect adverse to Parent, or (D) materially breached its obligations under Section 7.4 by failing to call, give notice of, convene and hold the meeting of the Company’s shareholders in accordance with Section 7.4; or

(iii)      if the Company or the Company Board has, in response to the commencement (other than by Parent or a Subsidiary thereof) of a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock, recommended within the ten business day period specified in Rule 14e-2(a) under the Exchange Act, that the shareholders of Company tender their shares in such tender or exchange offer or otherwise failed to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act.

(d)       by the Company, by written notice to Parent:

(i)      if Parent or Interim shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 and (B) cannot be or has not been cured or has not been waived by the earlier of (1) the Outside Date and (2) thirty days after the giving of written notice to Parent of such breach or failure; or

(ii)      in connection with the Company’s entering into a definitive agreement to effect a Company Superior Proposal.

9.2       Effect of Termination. In the event of such termination by any party as provided above, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company or their respective officers or directors, except that Sections 7.2(b), 9.2, 9.3 and Article 10 (other than Sections 10.1 and 10.2) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any willful breach, prior to such termination, of any of its representations, warranties, covenants or agreements set forth in this Agreement giving rise to such termination.

9.3      Fees and Expenses.

(a)      Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)       In the event that:

(i)      (A) a Company Acquisition Proposal (whether or not conditional) or intention to make a Company Acquisition Proposal (whether or not conditional) shall have been made directly to the Company’s shareholders or otherwise publicly disclosed or otherwise communicated or made known to senior management of the Company or the Company Board and (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 9.1(b)(i) (if the Company Shareholder Approval has not theretofore been obtained) or Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then if within 12 months after such termination the Company or any of its Subsidiaries executes a definitive agreement with respect to, or consummates a transaction contemplated by, any Company Acquisition Proposal (which, in each case, need not be the same Company Acquisition Proposal that shall have been made, publicly disclosed or communicated prior to termination hereof) then the Company shall pay the Company Termination Fee (defined in subsection 9.3(b)(ii) below) on the date of such execution or consummation, whichever occurs first; or

(ii)      this Agreement is terminated by (A) Parent pursuant to Section 9.1(c)(ii) or 9.1(c)(iii), or (B) the Company pursuant to Section 9.1(d)(ii), then, in any such event, the Company shall pay to Parent a termination fee of $3.0 million (the “Company Termination Fee”), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c)       Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time provided in Section 9.3(b)(i), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i), and (ii) as promptly as reasonably practicable after termination (and, in any event, within two business days thereof), in the case of termination by Parent pursuant to Section 9.1(c)(ii) or Section 9.1(c)(iii) or by the Company pursuant to Section 9.1(d)(ii).

(d)       The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 9.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for all or a portion of the amounts set forth in this Section 9.3, the Company shall pay to Parent the costs and expenses (including reasonable attorneys’ fees and expenses) of Parent in connection with such suit, together with interest on the amounts set forth in this Section 9.3 from the date payment became due until the date payment is made, at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment became due. In the event that Parent commences such a suit and such suit results in a judgment against Parent (such that no Company Termination Fee is due), the Parent shall pay to the Company the costs and expenses (including reasonable attorneys’ fees and expenses) of the Company in connection with such suit.

(e)       The parties agree that the payment of the Company Termination Fee shall be the sole and exclusive remedy available to Parent with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Company Termination Fee, the Company and its Subsidiaries and affiliates (and its and their respective directors, officers, employees, stockholders and representatives) shall have no further liability to Parent under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement; and, provided, further, that the aggregate amount of any damages determined by a court to be payable to Parent pursuant to the foregoing proviso shall be reduced by the amount of any Company Termination Fee previously paid to Parent pursuant to this Section 9.3.

9.4.      Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Laws requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.5      Extension of Time; Waiver. At any time prior to the Effective Time, either party may, by action taken or authorized by its Board of Directors, to the extent permitted by applicable Laws, (a) extend the time for the performance of any of the obligations or acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Laws, waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as provided in Section 9.3(e) above, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE X

GENERAL PROVISIONS

10.1      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Parent’s counsel, Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, N.W., Suite 100, Washington, DC 20007 at 10:00 a.m., or such other place and time as may be agreed to by the parties hereto, and on such date as the parties hereto shall mutually agree, provided that such date may not be later than 15 business days after the satisfaction or waiver (subject to applicable Laws) of the latest to be satisfied or waived of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”). If the parties, despite reasonable efforts by one or both of them, are unable to agree to a Closing Date within three business days following such satisfaction or waiver, then either party may designate the Closing Date by notice to the other, provided that such date shall be within 10 business days after the date such notice is given (and not later than the Outside Date). If both parties designate a Closing Date pursuant to the preceding sentence that is not the same date, then the earliest notice shall prevail absent an agreement of the parties to the contrary. For purposes hereof, a “business day” is any day, other than a Saturday, Sunday or any other day that banks located in the State of Louisiana are not permitted to be open or are required to be closed.

10.2      Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.3      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, to:

Home Bancorp, Inc.

503 Kaliste Saloom Road

Lafayette, Louisiana 70508

Attention: John W. Bordelon, President and Chief Executive Officer

with a copy to:

Silver, Freedman, Taff & Tiernan LLP

3299 K Street, N.W., Suite 100

Washington, D.C. 20007

Attention: Hugh T. Wilkinson

(b)	if to the Company, to:

Louisiana Bancorp, Inc.

1600 Veterans Memorial Boulevard

Metairie, Louisiana 70005

Attention: Lawrence J. LeBon, III, President and Chief Executive Officer

with a copy to:

Phelps Dunbar, L.L.P.

365 Canal Street, Suite 2000

New Orleans, Louisiana 70130

Attention: Mark W. Jeanfreau

10.4     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 18, 2015. The term “person” or “party” (except when used to refer to the parties to this Agreement) means any individual, trust, partnership, corporation, limited liability company or other entity, including a Governmental Entity. No provision of this Agreement shall be construed to require the Company, Parent or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws. This Agreement results from negotiation by the parties and their counsel and has been finalized as a joint effort between them. Consequently, no single party is responsible for drafting this Agreement or any Section or subsection hereof, and no rule of interpretation against a party responsible for drafting shall be applied with respect to this Agreement or any portion hereof.

Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Schedule or Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Schedule or Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule or Parent Disclosure Schedule is or is not material for purposes of this Agreement.

10.5     Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

10.6     Entire Agreement. This Agreement (including the Disclosure Schedules and the other documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable conflicts of law principles thereof.

10.8      Enforcement. The parties agree that irreparable damage would occur if any of the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 9.3(e), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. The parties agree to waive any requirement for the securing or posting of any bond in connection with any remedy described in this Section 10.8 (except to the extent required by Law).

10.9      Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10    Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as set forth in Section 7.8 and as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. No information contained in this Agreement or in the Disclosure Schedules shall be deemed to be an admission by either party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).

10.11    Knowledge of the Company. For purposes of this Agreement, the phrase “to the knowledge of the Company,” “the Company is aware” or any phrase of similar import shall be deemed to refer to the actual knowledge of any of Lawrence J. LeBon, III or John LeBlanc after reasonable investigation.

[signature page(s) follow(s)]

IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PARENT:

Home Bancorp, Inc.

By:	/s/ John W. Bordelon
Name: John W. Bordelon
Title: President and Chief Executive Officer

THE COMPANY:
Louisiana Bancorp, Inc.

By:	/s/ Lawrence J. LeBon, III
Name: Lawrence J. LeBon, III
Title: President and Chief Executive Officer

EXHIBIT 7.15

SUPPORT AGREEMENT

SUPPORT AGREEMENT (the “Agreement”), dated as of June 18, 2015, by and between                     , a shareholder (“Shareholder”) of Louisiana Bancorp, Inc., a Louisiana corporation (the “Company”), and Home Bancorp, Inc. a Louisiana corporation (the “Parent”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).

WHEREAS, the Company and Parent are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which the Company will merge with a to-be-formed interim Louisiana corporation wholly owned by the Parent on the terms and conditions set forth therein (the “Merger”) and in connection therewith each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) shall be converted into the right to receive $24.25 in cash from the Parent; and

WHEREAS, Annex I hereto sets forth all shares of Company Common Stock over which the Shareholder has beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including upon any exercise of outstanding options to acquire shares of Company Common Stock, being referred to as the “Shares”); and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of the Company and not in any other capacity, has agreed to enter into and perform this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.    Agreement to Vote Shares.  Shareholder agrees that at any meeting of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of the Company, Shareholder shall:

(i)       appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)      vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of the Company.

2.   No Transfers. After the date hereof and prior to the meeting of the Company’s shareholders held to consider and vote upon approval of the Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of the Company who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as Parent may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that the Company shall not be bound by any attempted sale of Shares, and the Company’s transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.

3.   Representations and Warranties of Shareholder.  Shareholder represents and warrants to and agrees with Parent as follows:

A.  Capacity.  Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

B.  Binding Agreement.  This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

C.  Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

D.  Ownership of Shares. Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

4.  Specific Performance and Remedies.  Shareholder acknowledges that it will be impossible to measure in money the damage to Parent if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent shall have the right to inform any third party that Parent reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Parent set forth in this Agreement may give rise to claims by Parent against such third party.

5.   Term of Agreement; Termination.

A.  The term of this Agreement shall commence on the date hereof.

B.  This Agreement shall terminate at the Effective Time of the Merger or the earlier of (i) at any time prior to consummation of the Merger by the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

6.  Entire Agreement.  This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.  Notices.  Notices may be provided to Parent and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.

8.  Miscellaneous.

A.  Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

B.  Capacity.  The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of the Company or in any other fiduciary capacity, [including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of the Company in any discussions or negotiations regarding, and making any determinations or recommendations with respect to, Section 7.3 or Articles VIII or IX of the Merger Agreement. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of the Company.][To be deleted for non-directors.]

C.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D.  Headings.  All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

E.    Choice of Law.  This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Louisiana, without reference to its conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

HOME BANCORP, INC.

By:
Name: John W. Bordelon
Title: President and Chief Executive Officer

SHAREHOLDER

(Signature)

ANNEX I

SHAREHOLDER AGREEMENT

Name and Address of Shareholder	Shares of Louisiana Bancorp, Inc. Common Stock Beneficially Owned (exclusive of unexercised options)

Annex B

June 18, 2015

Board of Directors

Louisiana Bancorp, Inc.

1600 Veterans Memorial Boulevard

Metairie, LA 70005

Ladies and Gentlemen:

Louisiana Bancorp, Inc. (the “Company”) and Home Bancorp, Inc. (“Home”) have entered into an Agreement and Plan of Merger, dated as of June 18, 2015 (the “Agreement”), pursuant to which HB II Acquisition Corp., a newly formed, wholly-owned subsidiary of Home, will merge with and into the Company with the Company being the surviving entity (the “Surviving Corporation”) and, simultaneously with or as soon as practical thereafter, the Surviving Corporation will merge with and into Home with Home as the surviving entity (the “Merger”). Pursuant to the terms of the Agreement, upon the Effective Time of the Merger, each share of the common stock of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than certain shares described in the Agreement, will be converted into the right to receive $24.25 in cash (the “Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness of the Consideration to the holders of Company Common Stock from a financial point of view.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Home that we deemed relevant; (iv) certain financial projections for the Company for the years ending December 31, 2015 through December 31, 2019, as discussed with the senior management of the Company; (v) a comparison of certain stock trading, financial and other information for the Company with similar publicly available information for certain other banks and thrift institutions, the securities of which are publicly traded; (vi) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (vii); the pro forma financial impact of the Merger on Home’s regulatory capital ratios based on assumptions relating to transaction expenses and purchase accounting adjustments as provided by representatives of Home as well as by the senior management of the Company; (viii) the current market environment generally and the banking environment in particular; and (ix) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with the senior management of Home regarding the business, financial condition, results of operations and prospects of Home.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company, Home and its representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of senior management of each of the Company and Home that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company, Home or any of their respective subsidiaries, nor have we reviewed any individual credit files of the Company or Home. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or Home and we have assumed, with your consent, that the respective allowances for loan losses for both the Company and Home are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used financial projections for the Company as discussed with the senior management of the Company, and the senior management of the Company confirmed to us that the estimates used reflected the best judgments of management of the future financial performance of the Company. Sandler O’Neill also used in its analyses certain projections of transaction costs and purchase accounting adjustments received from Home’s representatives as well as from the senior management of the Company, which we have assumed have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Home’s senior management and the senior management of the Company, respectively. We express no opinion as to any such projections or the assumptions on which they are based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company or Home since the date of the most recent financial statements made available to us as of the date of this letter.

We have assumed in all respects material to our analysis that the Company and Home will remain as going concerns for all periods relevant to our analyses. We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement, that all of the representations and warranties contained in the Agreement are true and correct in all material respects, that each of the parties to the Agreement will perform in all material respects all of the covenants required to be performed by such party under the Agreement and that the conditions precedent in the Agreement are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Home, and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the price at which the common stock of the Company may trade at any time. We also express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and a portion of our fee is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from or sell securities to the Company, Home or their respective affiliates. We may also actively trade the securities of the Company or Home for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This letter is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Consideration to the holders of Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the Company’s officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LOUISIANA BANCORP, INC. FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 28, 2015 AND AT ANY ADJOURNMENT THEREOF.

By signing and returning this proxy card, the undersigned shareholder hereby appoints the members of the Board of Directors of Louisiana Bancorp, Inc., and each of them, or any successors thereto, as proxies with full powers of substitution, to represent and vote, as designated below, all the shares of common stock of Louisiana Bancorp, Inc. held of record by the undersigned on July 23, 2015 at the Special Meeting of Shareholders to be held at the main office of Louisiana Bancorp, Inc., located at 1600 Veterans Memorial Boulevard, Metairie, Louisiana, on Friday, August 28, 2015, at 4:00 p.m., Central Time, or at any adjournment thereof.

THE SHARES OF LOUISIANA BANCORP’S COMMON STOCK WILL BE VOTED AS SPECIFIED. IF SIGNED AND RETURNED, BUT NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3, AND OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE SPECIAL MEETING.

By signing the front of this proxy card, the shareholder acknowledges his/her prior receipt of the Notice of Special Meeting of Shareholders of Louisiana Bancorp, Inc. and the accompanying proxy statement.

REVOCABLE PROXY — LOUISIANA BANCORP, INC.

Using a black ink pen, mark your votes with an X as show in this example. Please do not write outside the designated areas.	☒

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals —	The Board of Directors unanimously recommends that you vote (i) “FOR” Proposal No. 1, (ii) “FOR” Proposal No. 2 and (iii) “FOR” Proposal No. 3.

		For	Against	Abstain
1.	Approval of the Merger: The proposal to approve the Agreement and Plan of Merger dated as of June 18, 2015 between Louisiana Bancorp, Inc. and Home Bancorp, Inc.	☐	☐	☐

2.	Louisiana Bancorp, Inc. Merger-Related Compensation: Proposal to approve, on an advisory (nonbinding) basis, the compensation that may be paid or become payable to the executive officers of Louisiana Bancorp, Inc. that is based on or otherwise relates to the merger.	☐	☐	☐

3.	Adjournment of the Meeting: Proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below

Please sign this proxy exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give title. When shares are held jointly, only one holder need sign.

Date (mm/dd/yy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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